As filed with the Securities and Exchange Commission on April 8, 2014

Registration No. 333-192284

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GeNO LLC

(to be converted into GeNO Healthcare Corp.)

(Exact name of Registrant as specified in its charter)

Delaware	2834	20-4604159
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

45 First Avenue

Waltham, MA 02451

(781) 466-6530

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kurt Dasse, Ph.D.

Chief Executive Officer

GeNO LLC

45 First Avenue

Waltham, MA 02451

(781) 466-6530

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian D. Goldstein, Esq. Gerald E. Quirk, Esq. Choate, Hall & Stewart LLP Two International Place Boston, MA 02110 (617) 248-5000	Eric W. Blanchard, Esq. Covington & Burling LLP 620 Eighth Avenue New York, NY 10018 (212) 841-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

GeNO LLC, the registrant whose name appears on the cover of this registration statement, was formed in 2006 as a Delaware limited liability company. Prior to effectiveness of this registration statement, GeNO LLC will convert into a Delaware corporation and change its name from GeNO LLC to GeNO Healthcare Corp. Shares of the common stock of GeNO Healthcare Corp. are being offered by the prospectus included in this registration statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell securities, nor is it soliciting an offer to buy securities, in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2014

PRELIMINARY PROSPECTUS

             Shares

Common Stock

We are offering              shares of our common stock. This is our initial public offering and no public market currently exists for our common stock. All of the shares of common stock are being sold by GeNO Healthcare Corp. We expect the initial public offering price per share to be between $         and $        . We have filed an application to list our common stock on The NASDAQ Global Market under the symbol “GNO.”

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions
Proceeds to GeNO, before expenses (1)

(1)	The underwriters will also be reimbursed for certain expenses incurred in this offering. See “Underwriting” for details.

Delivery of the shares of common stock is expected to be made on or about                     , 2014. We have granted the underwriters an option for a period of 30 days to purchase an additional              shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $        , and the total proceeds to us, before expenses, will be $        .

Jefferies		Stifel

Canaccord Genuity

Prospectus Dated                     , 2014

This is a graphic description of the chemical conversion of N2O4 into therapeutic NO gas. The graphic depicts a prototype of our product candidate, which is currently under development.

GeNO
Healthcare Corp
Therapeutic No Gas
Antioxidant
NO2 in Air
Air
NO2 Gas
Heat
N2O4 Liquid
NITRIC OXIDE
RESPIRATORY CARE

We have not, and the underwriters have not, authorized anyone to provide you with information different than that contained in this prospectus and any free writing prospectus that we have authorized for use in connection with this offering. We are not, and the underwriters are not, making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find Additional Information.”

GeNOsyl is our trademark. All rights reserved.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus, including the factors described under the heading “Risk Factors” in this prospectus beginning on page 11, the matters described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus, before making an investment decision.

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will convert into a Delaware corporation, change our name to GeNO Healthcare Corp. and engage in other related transactions. See “Corporate Conversion.” Except where the context otherwise requires or where otherwise indicated, the terms “GeNO,” “we,” “us,” “our,” “our company,” “the company,” and “our business” refer, prior to the corporate conversion discussed below, to GeNO LLC and, after the corporate conversion, to GeNO Healthcare Corp.

Overview

We are a biopharmaceutical company focused on the design, development and commercialization of next-generation products to address unmet medical needs of patients with a variety of pulmonary and cardiac diseases. We are currently developing inhaled nitric oxide, or NO, products for use in the hospital setting and for longer-term applications outside of the hospital setting. These products, which are based on our novel GeNOsyl™ drug delivery technology, are comprised of a single-use drug cassette and either a portable console or wearable controller. Our product candidates are designed to deliver NO safely for a variety of therapeutic indications and to provide clinicians and other end-users with a solution that is more user-friendly than currently available NO delivery systems that use tanks of compressed gas.

Nitric oxide is a naturally occurring molecule that is widely recognized as important in a number of biological processes. Inhaled NO is a potent, pulmonary-specific vasodilator, or a substance that dilates blood vessels. Once inhaled into the lungs, NO causes blood vessels to relax and widen, resulting in an increase in blood flow. This increase in blood flow allows tissues to receive more oxygen. NO exerts its effects locally and is metabolized quickly, thus minimizing the systemic adverse effects associated with other vasodilators. Vasodilator therapies are widely used in the hospital setting for patients with pulmonary and cardiac diseases.

Current providers of NO therapies use tanks of compressed gas that contain NO diluted in pure nitrogen. While numerous academic-sponsored clinical trials have demonstrated the clinical utility of inhaled NO for a wide variety of indications, we believe that the commercial potential of inhaled NO has been hampered by the limitations of currently available NO delivery systems, including:

•	the simultaneous delivery of small amounts of nitrogen dioxide, or NO2, which forms when NO from the delivery system is diluted in oxygen-enriched air prior to delivery to the patient and can cause increased airway resistance, airway inflammation and damage;

•	the logistical concerns for hospitals associated with the delivery, handling, tracking, storage and return of tanks of compressed gas;

•	the lack of portability of existing systems, which impair patient mobility and create obstacles for the use of inhaled NO outside of the hospital setting; and

•	the safety risks associated with the use of tanks of compressed gas.

Our GeNOsyl™ drug delivery technology is designed to have a number of advantages over existing NO delivery systems, including:

•	a significant reduction in the amount of NO2 that is delivered to the patient;

•	the elimination of the logistical challenges and administrative costs associated with the use of tanks of compressed gas;

•	portability that we believe will allow for the movement of patients within hospitals and between critical care centers and that may allow therapeutic NO to be delivered in a unit that can be worn comfortably by patients outside of the hospital setting and provide the potential to address large underserved chronic-care markets;

•	the avoidance of risks associated with compressed gas delivery systems and the inclusion of redundancies to enhance patient safety; and

•	the simplification of delivery of inhaled NO through the use of straightforward, intuitive user interfaces that do not require direct medical supervision.

We are currently developing two next-generation drug products: GeNOsyl™ Acute DS, for use in the hospital setting, and GeNOsyl™ Chronic DS, a lightweight system that can be comfortably worn by patients with chronic diseases for use outside of the hospital setting. Both of these products under development operate by producing NO from NO2 liquid that is stored in a single-use drug cassette containing two proprietary reactor cartridges. The cassette is inserted into a console, in the case of GeNOsyl™ Acute DS, or a controller, in the case of GeNOsyl™ Chronic DS. The console or controller, as the case may be, converts the NO2 liquid into NO2 gas, which is then passed through the reactor cartridges and converted into therapeutic NO. We have a robust patent estate with currently issued U.S. patents having expiration dates ranging from 2022 to 2031.

Our Pipeline

We have full worldwide commercial rights for our entire portfolio of potential products. We intend to retain substantial global commercialization rights to our products but we may selectively partner with third parties to accelerate development and expand commercial opportunities. Our executive management team has substantial knowledge in nitric oxide chemistry and extensive experience developing, obtaining U.S. and other marketing approvals for, and commercializing novel drugs and devices to address, pulmonary and cardiac diseases.

Our commercial and development plans for our GeNOsyl™ products are as follows:

GeNOsyl™ Acute DS

INDICATION	TARGETED MILESTONE(S)	TIMING
United States

Acute vasoreactivity testing in patients with pulmonary arterial hypertension (AVRT)	End of Phase 2 meeting with FDA Initiate Phase 3 Trial	Second quarter of 2014 Second half of 2014
	New Drug Application, or NDA, Filing	Second half of 2015

Reduced onset of right heart failure (RHF) associated with implantation of left ventricular assist device (LVAD)	Meeting with FDA to discuss Phase 2 trial	Second half of 2014
	Initiate Phase 2 Trial	First half of 2015

Hypoxic respiratory failure associated with persistent pulmonary hypertension of the newborn (HRF-PPHN)	NDA Approval	2017

INDICATION	TARGETED MILESTONE(S)	TIMING

European Economic Area

Pulmonary hypertension associated with cardiac surgical procedures	Marketing Authorization	End of 2015

HRF-PPHN	Marketing Authorization	End of 2015

GeNOsyl™ Chronic DS

INDICATION	TARGETED MILESTONE(S)	TIMING
Pulmonary hypertension secondary to idiopathic pulmonary fibrosis (PH-IPF)/ Pulmonary arterial hypertension (PAH)	Complete Phase 2 Trial Enrollment	Second half of 2014
	End of Phase 2 Meeting with FDA to discuss Pilot Phase 2/3 Trial	Second half of 2014
	Initiate Pilot Phase 2/3 Trial Initiate Phase 3 Trials in Lead Indication	First half of 2015 First half of 2016

We are developing GeNOsyl™ Acute DS in the United States for acute vasoreactivity testing, or AVRT, in patients with World Health Organization, or WHO, Group 1 pulmonary arterial hypertension, or PAH. Based on a retrospective analysis of clinical data and Phase 2 safety data obtained through the use of our first-generation product in AVRT, we are targeting commencement of a Phase 3 clinical trial of GeNOsyl™ Acute DS in this indication in the second half of 2014. In addition, we filed a new drug application, or NDA, with the U.S. Food and Drug Administration, or FDA, for our first-generation system in the delivery of NO to newborn infants with persistent pulmonary hypertension of the newborn, or HRF-PPHN. This system features our proprietary reactor cartridge conversion technology, but uses NO2 gas (rather than NO2 liquid) as the starting material for the production of NO. While the FDA accepted this NDA in October 2012, the agency issued a complete response letter in June 2013, indicating that additional data related to manufacturing and process controls of the delivery system were needed before the application could be approved. However, the FDA did not request that we perform additional clinical trials. At present, we plan to use this system only to generate data to support the development of GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS.

We are also developing GeNOsyl™ Acute DS in the European Economic Area, or EEA, for the treatment of pulmonary hypertension in patients who have undergone heart surgery, as well as in newborn infants with hypoxic respiratory failure associated with HRF-PPHN. In July 2013, we received a CE Certificate of Conformity from our notified body in respect of the design and manufacture of NO delivery systems. We expect, however, that GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS will be regulated in the EEA as combination drug-delivery device products. Because NO is already authorized for use in the EEA in treating HRF-PPHN and pulmonary hypertension in patients who have undergone heart surgery, we expect to be able to obtain marketing authorization for GeNOsyl™ Acute DS following the successful completion of limited studies confirming the quality, safety and efficacy of the NO delivered using our proprietary delivery technology. We expect to complete these studies in the first half of 2015 and to seek marketing authorization for GeNOsylTM Acute DS for the treatment of pulmonary hypertension associated with cardiac surgery in the EEA by the end of 2015. We also intend to complete a 16-patient safety study in HRF-PPHN in the first half of 2015 and to seek marketing authorization for GeNOsylTM Acute DS for the treatment of HRF-PPHN in the EEA by the end of 2015.

Concurrent with our development of GeNOsyl™ Acute DS, we are developing GeNOsyl™ Chronic DS for use in the treatment of PAH and pulmonary hypertension associated with idiopathic pulmonary fibrosis, or PH-IPF. We are currently conducting Phase 2 clinical trials in these indications using our first-generation drug delivery system. We observed statistically significant reductions in pulmonary arterial pressure and pulmonary vascular resistance in 13 patients enrolled in the first dose cohort of this trial. If these data are confirmed in later dose cohorts and we successfully complete this Phase 2 clinical program, we anticipate selecting either PAH or PH-IPF as our lead indication and plan on conducting two Phase 3 clinical trials of GeNOsyl™ Chronic DS in that indication beginning in the first half of 2016.

Our Strategy

Our goal is to build a sustainable biopharmaceutical company upon a foundation of inhaled nitric oxide products and product candidates that significantly advance patient care and overcome the limitations of the products that are commercially available today. The key elements of our strategy are as follows:

Accelerate clinical development of GeNOsyl™ Acute DS in the United States. In the United States, we are required to conduct clinical trials to support an NDA, which must be approved by the FDA on an indication-by-indication basis, prior to beginning commercial sales. Our lead clinical indication in the United States is AVRT, which is a diagnostic procedure to determine whether a patient with PAH is a candidate for other types of therapies. American College of Cardiology guidelines provide for the use of inhaled NO for AVRT. Based on a retrospective analysis of clinical data and Phase 2 safety data obtained through the use of our first-generation product in AVRT, we anticipate commencing a pivotal Phase 3 clinical trial of GeNOsyl™ Acute DS for AVRT during the second half of 2014. Should data from the Phase 3 trial warrant, we would target filing an NDA for GeNOsyl™ Acute DS in this indication in the second half of 2015. In addition, we expect to conduct clinical development of GeNOsyl™ Acute DS to evaluate the prophylactic delivery of inhaled NO to minimize the onset of right heart failure in patients undergoing the implantation of a left ventricular assist device, or LVAD. We are targeting commencement of a Phase 2 clinical trial of GeNOsyl™ Acute DS in this patient population during the first half of 2015.

Pursue Marketing Authorization of GeNOsyl™ Acute DS in the EEA. In the EEA, we are focusing our development efforts on seeking marketing authorization for GeNOsyl™ Acute DS for the treatment of pulmonary hypertension in patients who have undergone heart surgery, as well as in HRF-PPHN. We expect to begin limited safety studies confirming the quality, safety and efficacy of the NO delivered using GeNOsyl™ Acute DS in the first half of 2015 and, if those studies are successful, to seek marketing authorization for GeNOsyl™ Acute DS in the EEA. We are targeting receipt of marketing authorization for GeNOsyl™ Acute DS in the EEA by the end of 2015.

Advance clinical development of the wearable GeNOsyl™ Chronic DS. Concurrent with our development of GeNOsyl™ Acute DS, we are pursuing development of GeNOsyl™ Chronic DS. Because GeNOsyl™ Chronic DS is designed to be lightweight and worn comfortably by patients, we believe it has the potential to be used where inhaled NO may have clinical utility outside of the hospital setting. We are currently conducting a Phase 2, open-label, dose-escalation study of inhaled NO produced using our first-generation drug delivery system in up to 75 patients with either PAH or PH-IPF. We observed statistically significant reductions in pulmonary arterial pressure and pulmonary vascular resistance in 13 patients enrolled in the first dose cohort of this trial. We expect to complete patient enrollment in the second half of 2014. Based on these and other data we plan to generate, we expect to select either PAH or PH-IPF as our lead chronic indication and initiate two Phase 3 clinical trials of GeNOsyl™ Chronic DS in that indication in the first half of 2016.

Expand market opportunity for inhaled NO and develop other pipeline products. Our executive management team has substantial experience in nitric oxide chemistry as well as in developing and commercializing drugs and devices to address a broad range of pulmonary and cardiac diseases. As clinical programs of our GeNOsyl™ product candidates progress, we plan to evaluate additional potential labeled indications for inhaled NO delivered using our proprietary delivery systems and to expand our commercial reach beyond the U.S. and EEA markets. In addition, we may form strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties with respect to products and technologies that we believe will complement or augment our existing business.

Risks Associated with Our Business

Our ability to implement our current business strategy and achieve our development milestones is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others:

•	actions on the part of our competitors to discover, develop or commercialize products faster or more successfully than us;

•	pursuit by our competitors of regulatory and other strategies to combat the approval and commercialization of our products, including, but not limited to, initiating litigation and/or submitting petitions to the FDA, the U.S. Patent and Trademark Office, or PTO, and/or other regulatory authorities;

•	any voluntary or mandatory product recalls;

•	our reliance on third parties to manufacture our raw materials, components and finished products;

•	our dependence on the successful development of our GeNOsyl™ drug delivery technology;

•	our inability to obtain marketing approvals in the United States or in the EEA;

•	any need to suspend or discontinue clinical trials due to side effects or other safety risks, or any need to conduct studies on the long-term effects associated with the use of inhaled NO;

•	our ability to raise capital to develop and commercialize our GeNOsyl™ products or to secure partnerships with partners that have the capital and expertise to bring this technology to market;

•	our reliance on third parties to help conduct our preclinical studies and clinical trials;

•	our ability to develop a sales and marketing staff and distribution network to commercialize our GeNOsyl™ products under development;

•	failure of any of our products to achieve significant market acceptance or commercial success; and

•	any inadequacy of our proprietary rights to protect our technologies and potential products.

In addition, we are not permitted to market our GeNOsyl™ products in the United States until we receive NDA approval or in the EEA until we obtain marketing authorization. Regulatory approval of our potential products is not guaranteed, and the approval process is expensive and may take several years.

We are a development-stage biopharmaceutical company with a limited operating history. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. All of our potential products are still in development, and no product that we intend to commercialize has been approved for sale in any jurisdiction. We continue to incur significant research and development and general and administrative expenses related to our operations. We are not profitable and have incurred losses in each year since our founding in 2006. Our net losses for the years ended December 31, 2012 and 2013 were approximately $10,852,000 and $10,868,000, respectively. As of December 31, 2013, we had a deficit accumulated during the development stage of approximately $41,446,000. We expect to continue to incur significant losses for the foreseeable future. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Corporate Conversion

We were formed as a Delaware limited liability company in 2006. Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will convert GeNO LLC from a Delaware limited liability company to a Delaware corporation. See “Corporate Conversion” for additional information.

See “Description of Capital Stock” for additional information including a description of the terms of our capital stock following the corporate conversion and the terms of our amended and restated certificate of incorporation and bylaws as will be in effect upon the closing of this offering.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or until we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1 billion or more; (ii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or SEC; or (iv) December 31, 2019. We may choose to take advantage of some but not all of these exemptions.

We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Also, we have irrevocably elected to “opt out” of the exemption for the delayed adoption of certain accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

Our principal executive offices are located at 45 First Avenue, Waltham, Massachusetts 02451, and our telephone number is (781) 466-6530. Our website address is www.genocorp.com. The information contained in or that can be accessed through our website is not part of this prospectus.

THE OFFERING

Common stock offered by us in this offering	shares

Common stock outstanding after the offering	shares ( shares if the underwriters’ option to purchase additional shares is exercised in full)

Underwriters’ option to purchase additional shares	We have granted the underwriters an option to purchase up to additional shares of our common stock. This option is exercisable, in whole or in part, for a period of 30 days from the date of this prospectus.

Use of proceeds	We estimate that the net proceeds from this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $ million, or $ million if the underwriters’ option to purchase additional shares is exercised in full. We intend to use the net proceeds from this offering to fund the development and commercialization of GeNOsyl™ Acute DS and the clinical development of GeNOsyl™ Chronic DS, including to fund the costs of our clinical trials; to repay promissory notes issued on November 12, 2013 to David H. Fine, our Executive Chairman and Chief Scientific Officer, and JAK Trust, of which Theo Melas-Kyriazi, our Director, is a trustee; for further product development; and for general corporate purposes, such as general and administrative expenses, working capital and prosecution and maintenance of our intellectual property rights. See “Use of Proceeds.”

Proposed NASDAQ Global Market listing	Prior to this offering, there has been no public market for our common stock. We have filed an application to list our common stock on the NASDAQ Global Market under the symbol “GNO.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors.”

In this prospectus, the number of shares of our common stock to be outstanding following this offering and other information based thereon is based on              shares of our common stock outstanding as of December 31, 2013 and assumes:

•	the corporate conversion takes place prior to the effectiveness of the registration statement of which this prospectus forms a part (see “Corporate Conversion”);

•	the conversion of all outstanding shares of our Series A preferred stock into shares of our common stock upon the completion of this offering; and

•	the adoption of our amended and restated certificate of incorporation upon the completion of this offering.

The number of shares of our common stock outstanding following this offering and the other information based thereon does not reflect:

•	shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2013, with a weighted average exercise price of $ per share;

•	shares of our common stock issuable upon the exercise of warrants outstanding as of December 31, 2013, with a weighted average exercise price of $ per share;

•	shares issuable upon the conversion of our Series A preferred shares that were issued after December 31, 2013;

•	warrants to purchase shares of our common stock issued after December 31, 2013;

•	shares of our common stock reserved for issuance under our 2014 Equity Incentive Plan, which will become effective in connection with this offering; and

•	shares of our common stock reserved for issuance under our Employee Stock Purchase Plan, which will become effective in connection with this offering.

Unless otherwise indicated, this prospectus assumes no exercise by the underwriters of their option to purchase additional shares.

The number of shares of our common stock, as reflected above, that we assume will be issued upon conversion of our Series A preferred stock is based on an assumed initial public offering price of $        , which is the midpoint of the price range set forth on the front cover page of this prospectus. If the initial public offering price is less than $         per share, each share of our Series A preferred stock will convert into a number of shares of our common stock determined by dividing $         by the initial public offering price. A $1.00 increase in the assumed initial public offering price would decrease the aggregate number of shares of our common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares; a $1.00 decrease in the assumed initial public offering price would increase the aggregate number of shares of our common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares.

SUMMARY FINANCIAL DATA

We have derived the following summary financial data for the years ended December 31, 2012 and 2013 from our audited financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus.

	December 31,
	2012		2013
	(in thousands, except share and per share data)
Statement of Operations Data:
Grant revenue		$246		$48
Operating expenses:
Research and development		6,048		7,550
General and administrative		2,042		4,762

Total operating expenses		8,090		12,312

Loss from operations		(7,844)		(12,264)
Total other income (expense), net		(3,007)		1,396

Net loss and comprehensive loss		(10,851)		(10,868)
Accretion of Series A Preferred shares		—		(144)

Net loss applicable to common shareholders		$(10,851)		$(11,012)

Per share information:
Net loss per share applicable to common shareholders, basic and diluted (1)		$(0.65)		$(0.66)

Weighted average shares outstanding, basic and diluted (1)		16,634,704		16,759,858

Pro forma net loss per share, basic and diluted (unaudited) (2)	$		$

Pro forma weighted average shares outstanding, basic and diluted (unaudited) (2)

(1)	Our net loss per share applicable to common shareholders, basic and diluted, is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period.
(2)	Our pro forma net loss per share, basic and diluted, assumes the corporate conversion.

The table below presents a summary of our balance sheet data as of December 31, 2013 on:

•	an actual basis;

•	a pro forma basis after giving effect to the corporate conversion and the conversion of all outstanding shares of our Series A preferred stock into shares of our common stock based on an assumed initial public offering price of $ per share, which is the midpoint of the range listed on the cover page of this prospectus; and

•	a pro forma as adjusted basis to give further effect to our receipt of the net proceeds from our sale of shares of common stock in this offering at an assumed public offering price of $ , the midpoint of the price range set forth on the cover of this prospectus, after the repayment of certain promissory notes as set forth in “Use of Proceeds” and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of December 31, 2013
	Actual	Pro Forma	Pro Forma As Adjusted (1)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,541	$	$
Working deficit	$(2,611)	$	$
Total assets	$4,612	$	$
Total debt, net of debt discount of $50	$2,967	$	$
Deficit accumulated during the development stage	$(41,446)	$	$
Total members’/stockholders’ deficit	$(17,160)	$	$

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by $ million, assuming the number of shares offered by us remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses that we must pay. Similarly, each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) the amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by $ million, assuming the initial public offering price as set forth on the front cover of this prospectus remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses that we must pay.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all other information set forth in this prospectus and any related free writing prospectus. The following risks and the risks described elsewhere in this prospectus, including in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could materially harm our business, financial condition, operating results, cash flow and prospects. If that occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We anticipate that we will continue to incur significant losses for the foreseeable future, and if we are unable to achieve and sustain profitability, the market value of our common stock will likely decline.

We are a development-stage biopharmaceutical company with a limited operating history. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. All of our potential products are in development, and no product that we intend to commercialize has been approved for commercial sale in any jurisdiction. We continue to incur significant research and development and general and administrative expenses related to our operations. We are not profitable and have incurred losses in each year since our founding in 2006. Our net losses for the years ended December 31, 2012 and 2013 were approximately $10,852,000 and $10,868,000, respectively. As of December 31, 2013, we had a deficit accumulated during the development stage of approximately $41,446,000.

We expect to continue to incur significant losses for the foreseeable future. We expect these losses and our cash utilization to increase in the near term as we continue to:

•	conduct clinical trials and seek regulatory approval in the United States for GeNOsyl™ Acute DS in acute vasoreactivity testing, or AVRT, and to minimize the onset of right heart failure in patients undergoing the implantation of a left ventricular assist device;

•	conduct clinical trials to demonstrate the quality, safety and efficacy of, and seek marketing authorization in the European Economic Area, or EEA (which is comprised of the 28 Member States of the European Union, Iceland, Liechtenstein and Norway), of GeNOsyl™ Acute DS for the treatment of pulmonary hypertension in patients who have undergone heart surgery and in hypoxic respiratory failure associated with persistent pulmonary hypertension of the newborn, or HRF-PPHN;

•	conduct clinical trials in the United States for GeNOsyl™ Chronic DS in patients with pulmonary arterial hypertension, or PAH, and pulmonary hypertension associated with idiopathic pulmonary fibrosis, or PH-IPF; and

•	build a sales, marketing and administrative infrastructure to support the possible commercial launch of our potential products in the United States and the EEA.

To date, we have not derived any revenue from product sales. We have supported our research and development efforts by selling equity, incurring debt, entering collaborative relationships, and utilizing government grants. We do not anticipate that we will generate material revenue from the sale of our potential products until 2016 at the earliest. If any of our potential products receive marketing approval, we may incur significant costs to commercialize these products. Even after obtaining marketing approval, our products may never gain sufficient market acceptance or significant market share. If our potential products fail to demonstrate safety and efficacy in clinical trials, do not gain marketing approval, or do not achieve market acceptance following grant of marketing approval and commercialization, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. If we are unable to achieve and sustain profitability, the market value of our common stock will likely decline. Because of the numerous risks and uncertainties associated with developing biopharmaceutical products, we are unable to predict the extent of any future losses or whether we will become profitable.

We are heavily dependent on the success of our GeNOsyl™ products, which are still in development. If we are unable to commercialize our potential products or if we experience significant delays in obtaining marketing approval for, or commercializing, any or all of our potential products, our business will be materially and adversely affected.

We have invested most of our efforts and financial resources in the development of our GeNOsyl™ products. This technology is designed to deliver inhaled nitric oxide, or NO, for use in the hospital, in the case of GeNOsyl™ Acute DS, and outside of the hospital, in the case of GeNOsyl™ Chronic DS, for a variety of therapeutic indications. Our ability to generate product revenue will depend heavily on our ability to successfully develop and commercialize these potential products. We do not expect the commercial launch of GeNOsyl™ Acute DS in the EEA until at least the first half of 2016 or in the United States until at least 2016, if at all. We do not expect the commercial launch of GeNOsyl™ Chronic DS until at least 2017, if at all. Our ability to commercialize our potential products will depend on several factors, including the following:

•	successful completion of the design, verification and validation testing of our systems for the conversion of liquid NO2 to, and delivery of, therapeutic NO gas;

•	successful completion of preclinical studies and clinical trials, including the ability to demonstrate the quality, safety and efficacy of our potential products;

•	receipt of marketing approvals from the U.S. Food and Drug Administration, or FDA, and competent authorities in the EEA;

•	establishing sales and marketing capabilities in the United States and the EEA;

•	establishing commercial manufacturing and distribution capabilities in the jurisdictions in which our products are approved for marketing;

•	successfully beginning commercial sales of our products, whether alone or in collaboration with others;

•	acceptance of our products by the medical community, third-party payors and patients;

•	establishing market share while competing with other therapies;

•	establishing appropriate pricing of our products;

•	obtaining necessary funding, potentially including additional equity issuances;

•	a continued acceptable safety and adverse event profile of our products following receipt of marketing approval; and

•	qualifying for, identifying, registering, maintaining, enforcing and defending intellectual property rights and claims covering our potential products, and not infringing the intellectual property rights of any reference product for a 505(b)(2) NDA.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to commercialize our potential products, which would materially and adversely affect our business, financial condition and results of operations.

We depend on the successful development of our potential products. The development of new medicinal products is a highly risky undertaking, which involves a lengthy process, and the results of preclinical and early clinical trials are not necessarily predictive of future results. Our product development activities, therefore, may not be successful on the time schedule we have planned, or at all.

Our potential products are at an early stage of development and are subject to the risks of failure inherent in drug and medical device development. We may need to conduct significant additional preclinical studies and clinical trials before we can demonstrate that inhaled NO produced using the GeNOsyl™ drug delivery technology is safe and effective to the satisfaction of the FDA, the competent authorities in the EEA, and other jurisdictions’ regulatory authorities. Preclinical studies and clinical trials are expensive and uncertain processes that take years to complete. Failure can occur at any time during the clinical trial process.

Success in preclinical studies and early clinical trials does not ensure that later clinical trials will generate adequate data to demonstrate the efficacy and safety of an investigational drug product. Many companies in the biotechnology industry, including those with greater resources and experience than we, suffer significant setbacks in Phase 3 clinical trials, despite promising results in earlier clinical trials. We do not know whether any of the Phase 2 clinical trials that we are currently conducting or may conduct in the future will demonstrate adequate efficacy and safety to justify the conduct of Phase 3 clinical trials, and whether any Phase 3 clinical trials we may conduct in the future will demonstrate adequate efficacy and safety to warrant receipt of marketing approval of any of our potential products. If later-stage clinical trials do not produce favorable results, our ability to achieve marketing approval for any of our potential products may be adversely impacted.

Delays in the commencement or completion of clinical testing could significantly affect our product development costs. We do not know whether planned clinical trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays or failure related to:

•	obtaining regulatory authorization to commence a clinical trial or complying with conditions imposed by a regulatory authority regarding the scope or design of a clinical trial;

•	manufacturing components of our product candidates for use in clinical trials;

•	reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining institutional review board, or IRB, approval or the approval of other reviewing entities, such as Ethics Committees in the EEA to conduct a clinical trial at a prospective clinical trial site;

•	recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including the size of patient population for a given indication, the complexity of clinical trial protocol, the availability of approved effective treatments for the relevant disease, changed standards of care during the conduct of the trial, and competition from other clinical trial programs for similar indications;

•	severe or unexpected product-related adverse effects experienced by patients in a clinical trial;

•	retaining patients who have initiated a clinical trial, but may withdraw due to treatment protocol, adverse effects from the therapy, lack of efficacy from the treatment, personal issues or who are lost to further follow-up; and

•	ensuring patients who have initiated a clinical trial comply with the protocol for the trial.

Clinical trials may also be delayed, suspended or terminated as a result of ambiguous or negative interim results, or results that are inconsistent with earlier results. In addition, a clinical trial may be suspended or terminated by us, the FDA, the competent authorities of the EEA Member States, an IRB, an Ethics Committee, or other reviewing entity overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	inspection of the clinical trial operations or trial sites by the FDA, the competent authorities of the EEA Member States, or other regulatory authorities resulting in the imposition of a clinical hold;

•	safety issues or any determination that a clinical trial presents unacceptable health risks; and

•	lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional clinical trials and increased expenses associated with the services of CROs and other third parties.

Product development costs to us and our collaborators will increase if we have delays in testing or obtaining marketing approval of our potential products or if we need to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur in any jurisdiction and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs or Ethics Committees for reexamination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we, the FDA, the competent authorities of the EEA Member States or other regulatory authorities, an IRB, Ethics Committee, or other reviewing entities, or any of our clinical trial sites suspend or terminate any of our clinical trials, the commercial prospects for our potential products may be harmed and our ability to generate product revenue will be delayed. In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a potential product. Also, if one or more clinical trials are delayed, our competitors may be able to bring products to market before we do, and the commercial viability of our potential products could be significantly reduced.

If we are required to suspend or discontinue clinical trials due to side effects or other safety risks, or if we are required to conduct more studies than are currently planned on the long-term effects associated with the chronic use of inhaled NO, our ability to commercialize our potential products could be adversely affected.

Our clinical trials may be suspended or terminated at any time for a number of safety-related reasons. For example, we may voluntarily suspend or terminate our clinical trials if at any time we believe that our potential products present an unacceptable safety risk to the clinical trial participants. In addition, IRBs, Ethics Committees, or regulatory agencies may order the temporary discontinuation or termination of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, including if they present an unacceptable safety risk to patients. Administering any investigational medicinal product to humans, particularly with a novel delivery technology, may produce undesirable side effects. The existence of undesirable side effects resulting from our potential products could cause us or regulatory authorities, such as the FDA, the competent authorities of the EEA Member States, or regulatory authorities in other jurisdictions, to interrupt, delay or halt clinical trials of our potential products and could result in the FDA, the competent authorities of the EEA Member States, or other regulatory authorities denying further development or approval of our potential products for any or all targeted indications. This, in turn, could prevent us from commercializing our potential products.

We have not conducted complete studies on the long-term effects associated with the chronic use of inhaled NO. Studies of these long-term effects, beyond those that we currently plan to conduct, may be required in order to obtain marketing approval for our products. This requirement could delay introduction of our potential products into the market. These studies could also be required at any time after we obtain marketing approval of any of our potential products. The results of long-term safety studies regarding inhaled NO may also adversely affect our ability to develop, obtain marketing approval for, and commercialize our potential products.

The successful development and commercialization of our potential products will depend in large part on our ability either to raise capital or to secure partnerships with third parties that have the capital and expertise to bring products to market. We may be unable to secure these funds and/or secure these future partnerships.

Our current strategy is to continue to advance the development of our GeNOsyl™ products and, if we comply with all applicable regulatory requirements and are able to obtain marketing approval for our products, to commercialize them in the United States ourselves and in the EEA through one or more distributors. This strategy will require substantial funds. If our GeNOsyl™ products under development obtain marketing approval and are commercialized, substantial expenditures will be required. We may need to secure funding beyond the proceeds from this offering to advance development of those programs and/or secure relationships with partners that have the necessary capital and expertise.

As of December 31, 2013, we had $1,541,000 in cash and cash equivalents. We believe that our available cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to fund our anticipated level of operations for at least the next 12 months. Our future financing requirements will depend on many factors, some of which are beyond our control. Factors affecting our financing requirements include:

•	rate of progress and cost of our clinical trials, preclinical studies and other discovery and research and development activities;

•	the timing of, and costs involved in, obtaining marketing approvals and maintaining quality systems standards for our products;

•	our ability to manufacture sufficient quantities of our products to meet expected demand;

•	the costs of preparing, filing, prosecuting, maintaining and enforcing any patent claims and other intellectual property rights, including litigation costs and the results of litigation either to protect our patents or defend litigation brought against us;

•	our ability to enter into collaboration, licensing or distribution arrangements and the terms and timing of these arrangements;

•	the potential need to expand our business, resulting in additional payroll and other overhead expenses;

•	the potential need to acquire, by acquisition or in-licensing, other products or technologies; and

•	the emergence of competing technologies or other adverse market or technological developments.

Future capital requirements will also depend on the extent to which we acquire or invest in additional complementary businesses, products and technologies. We currently have no understandings, commitments or agreements relating to any of these types of transactions.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings, credit facilities, government grants and contracts and/or strategic collaborations. Additional financing may not be available to us when we need it or may not be available to us on favorable terms.

Additionally, to the extent that we seek a partner to develop any of our programs, we may not be able to secure collaboration on favorable terms, if at all. A partnership may not provide sufficient funding or value to bring one of our potential products to market, and further funding and/or partnerships may be required. The terms of any partnership may also significantly limit our share of potential future profits from the partnered product, may require us to relinquish potentially valuable rights to our current potential products or proprietary technologies, or may grant licenses on terms that are not favorable to us. If we are unable to obtain adequate financing or form favorable collaborations, when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials or research and development programs or our commercialization efforts.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

In its report accompanying our audited financial statements for the year ended December 31, 2013, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations and lack of sufficient working capital raise substantial doubt as to our ability to continue as a going concern. A “going concern” opinion could impair our ability to finance our operations through the sale of debt or equity securities or commercial bank loans. Our ability to continue as a going concern will depend, in large part, on our ability to generate positive cash flow from operations and obtain additional financing, neither of which is certain. If we are unable to achieve these goals, our business would be jeopardized and we may not be able to continue operations and may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or a part of their investment.

We have relied, or may rely in the future, on third parties to conduct some of our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for and commercialize any of our potential products.

Although we conduct certain of our preclinical studies, we currently do not have the ability to independently conduct preclinical studies that comply with good laboratory practices, or GLP, and the Animal Welfare Act requirements. In addition, while we have conducted small clinical trials of our potential products, we may not have the ability to conduct larger scale, international or multi-site clinical trials independently. The FDA, the competent authorities of the EEA Member States, and regulatory authorities in other jurisdictions require us to conduct clinical trials that comply with regulations and standards, commonly referred to as current good clinical practices, or cGCP, for conducting, monitoring, recording and reporting the results of clinical trials, to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. We have relied, or may rely in the future, on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct compliant preclinical studies and clinical trials on our potential products. The third parties with which we have contracted or may contract for execution of our preclinical studies and our clinical trials play a significant role in the conduct of these studies and trials and the subsequent collection and analysis of data. These third parties are not our employees and, except for restrictions imposed by our contracts with these third parties, we have limited ability to control the amount or timing of resources that they devote to our programs. Although we have relied, or may rely in the future, on these third parties to conduct our compliant preclinical studies and clinical trials, we remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol. If we or any third parties fail to comply with applicable requirements, the data generated in our preclinical studies and clinical trials may be deemed unreliable, or obtained without proper protection of human subjects, and the FDA, the competent authorities of the EEA Member States, and regulatory authorities in other jurisdictions may require us to perform additional preclinical studies and clinical trials before approving our marketing application.

Many of the third parties with whom we contract may also have relationships with other commercial entities, some of which may compete with us. If the third parties with which we contract to conduct our preclinical studies or our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical trial protocols or to cGCP, or for any other reason, we may need to enter into new arrangements with alternative third parties. This could be costly, and our preclinical studies or clinical trials may need to be extended, delayed, terminated or repeated, and we may not be able to obtain regulatory approval in a timely fashion, or at all, for the applicable potential product, or to commercialize a potential product being tested in studies or trials.

If we, our contract manufacturers or our component suppliers fail to comply with applicable quality systems standards, the manufacture and distribution of our GeNOsyl™ products could be impaired and our business may suffer.

The components of our GeNOsyl™ products must be manufactured in accordance with approved manufacturing and predetermined performance specifications and must meet current good manufacturing practice, or cGMP, and quality systems requirements. Manufacturers of the components of our GeNOsyl™ products must also comply with a number of FDA, International Organization for Standardization, or ISO, and foreign requirements and regulations. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. Manufacturers of our system components may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. The FDA or similar foreign regulatory authorities at any time may also implement new standards, or change their interpretation and enforcement of existing standards for manufacture, packaging or testing of products. We have little control over our manufacturers’ compliance with these regulations and standards. A failure to comply with these requirements may result in:

•	fines and civil penalties;

•	suspension of production;

•	suspension or delay in marketing approval for our products;

•	product seizure, withdrawal or recall; or

•	withdrawal of marketing approval for our products.

If the safety of any product component supplied is compromised due to any of our manufacturers’ failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our potential products, and we may be held liable for any injuries sustained as a result. Any of these factors could cause a delay of clinical trials, regulatory submissions, approvals or commercialization of our potential products, entail higher costs, or impair our reputation.

The failure of third-party manufacturers or suppliers to perform adequately or the termination of our arrangements with any of them may negatively and adversely affect our business.

We obtain some of our raw materials, components and finished goods from a single source or a limited group of suppliers. The partial or complete loss of one of these suppliers could cause significant production delays, an inability to meet customer demand, and a substantial loss in revenue.

We use a number of single-source suppliers for certain of our raw materials, components and finished goods, including:

•	the manufacturer of our GeNOsyl™ Acute DS console;

•	the manufacturer of the reactor cartridges that convert NO2 gas into therapeutic NO; and

•	the manufacturer of the substrate used in our single-use drug cassettes.

Our use of these and other single-source suppliers of raw materials, components and finished goods exposes us to several risks, including disruptions in supply, price increases, late deliveries and an inability to meet customer demand. This could lead to customer dissatisfaction, damage to our reputation or customers switching to competitive products. Any interruption in supply could be particularly damaging to our ability to develop and commercialize our GeNOsyl™ products.

Finding alternative sources for these raw materials, components and finished goods would be difficult and in many cases entail a significant amount of time, disruption and cost. Although we believe our supply chain has sufficient inventory of raw materials, components and finished goods to withstand a temporary disruption in supply from any single-source supplier or manufacturing location, any permanent or long-term disruption in supply from any single- source supplier or manufacturing location could lead to supply delays or interruptions which would damage our business, at least in the near term.

Even if our potential products obtain regulatory approval, they may never achieve market acceptance or commercial success.

Even if we obtain marketing approvals for our GeNOsyl™ products and are able to launch the products commercially, they may not achieve market acceptance among physicians, third-party payors and patients and, ultimately, may not be commercially successful. Market acceptance of GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS depends on a number of factors, including:

•	the quality, safety and efficacy of the product as demonstrated in clinical trials;

•	the clinical indications for which the product is approved;

•	acceptance by physicians, operators of treatment facilities and parties responsible for reimbursement of the product as a safe and effective treatment;

•	the potential and demonstrable advantages of the product, including the cost of treatment and benefits over existing and alternative treatments;

•	the safety of the product seen in a broader patient group, including use outside the approved indications;

•	the compliance by patients with the treatment protocol;

•	the cost of treatment in relation to alternative treatments;

•	the availability of adequate reimbursement and pricing by third-party payors and government authorities;

•	relative convenience and ease of administration;

•	the tolerance of the products by patients, including prevalence and severity of adverse side effects;

•	the effectiveness of our sales and marketing efforts; and

•	counter-detailing and other activities by our competitors.

Any failure by our potential products that obtain marketing approval to achieve market acceptance or commercial success would adversely affect our financial results.

If we receive marketing approval for our GeNOsyl™ products, and we or others later identify undesirable side effects caused by the delivery of inhaled NO, our ability to market our products and generate revenue could be compromised.

In the event that we receive marketing approval of our GeNOsyl™ products and we or others identify undesirable side effects caused by the delivery of inhaled NO, any of the following adverse events could occur:

•	regulatory authorities may withdraw, suspend or vary their approval of the product or seize the product;

•	we may be required to recall the product or change the way in which the inhaled NO is administered to patients;

•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any component thereof;

•	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

•	regulatory authorities may require the addition of labeling statements, such as a “black box” warning in the United States, a black inverted triangle in the EEA, or a contraindication;

•	we may be required to develop a risk management plan to educate and advise patients of the risks of undesirable side effects;

•	we could be sued and held liable for harm caused to patients;

•	the product may become less competitive; and

•	our reputation may suffer.

Any of the foregoing events could result in the loss of significant revenue to us, which would materially and adversely affect our results of operations and business.

We currently have limited sales and marketing staff and no product distribution network. If we are unable to develop a sales and marketing and distribution capability on our own or through potential marketing partners, we will not be successful in commercializing our future products.

We have exclusive, worldwide commercial rights to our GeNOsyl™ products. We currently have a single sales and marketing manager based in the United Kingdom who is responsible for coordinating our sales, marketing and distribution efforts in the EEA and outside of the United States. We expect to build a sales and marketing infrastructure in the United States beginning in 2015 to support a potential initial commercial launch of GeNOsyl™ Acute DS in AVRT in the United States in 2016. We also expect to establish a European-based sales and marketing presence through the engagement of one or more third-party distributors, as well as a supporting administrative infrastructure, in 2015 in expectation of a potential commercial launch of GeNOsyl™ Acute DS in the EEA. We may not be successful in establishing a commercial infrastructure in either territory in sufficient time to launch GeNOsyl™ Acute DS promptly following receipt of the required marketing approvals, if at all. We also expect to devote substantial financial and managerial resources to building a commercial infrastructure in both the United States and the EEA.

We expect to rely on third parties for marketing and distributing our products in the EEA and may rely on other third parties in other jurisdictions outside of the United States. If we are able to enter into any third-party arrangements, any revenue we receive will depend upon the efforts of third parties, which may not be successful and are only partially within our control, and our product revenue may be lower than if we directly marketed or sold our products. If we are unable to enter into arrangements with third parties to sell, market and distribute products for which we have received regulatory approval, or to negotiate acceptable terms for these arrangements, we will need to market these products ourselves. If we are not successful in commercializing our future products, either on our own or through one or more third parties, any future product revenue will be materially and adversely affected.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

As of December 31, 2013, we had 31 employees. We will need to expand our managerial, operational, research and development, production engineering, regulatory affairs and quality assurance, financial and other resources, as well as related systems and facilities, to manage our operations and clinical trials, continue our development activities and commercialize our potential products. Our need to effectively execute our business strategy requires that we:

•	develop sales, marketing and distribution capabilities in both the EEA and the United States to enable the potential commercial launch of GeNOsyl™ Acute DS in the EEA by the first half of 2016 and in the United States in 2016;

•	manage our clinical trials effectively, including our ongoing Phase 2 trial in patients with PAH and PH-IPF and subsequent trials of GeNOsyl™ Chronic DS in those indications, and the planned Phase 3 clinical trials of GeNOsyl™ Acute DS in AVRT and to minimize the risk of right heart failure in patients undergoing certain cardiac surgical procedures;

•	continue to improve our operational, financial and management controls, reporting systems and procedures; and

•	identify, recruit, maintain, motivate and integrate additional employees.

If we are unable to expand our managerial, operational, financial and other resources to the extent required to manage our development and commercialization activities, our business will be materially adversely affected.

Even if we commercially launch our GeNOsyl™ products for an indication in one or more jurisdictions, if we are not successful in obtaining additional approved indications, our ability to expand our business and achieve our strategic objectives would be impaired.

Although a key element of our strategy is to expand the potential approved indications for use of our products, we are currently focusing our efforts on developing, demonstrating the quality, safety and efficacy of, and obtaining marketing authorization for, GeNOsyl™ Acute DS in AVRT in the United States and for treatment of pulmonary hypertension in patients who have undergone heart surgery and in HRF-PPHN in the EEA. Another key element of our strategy is the development of GeNOsyl™ Chronic DS for use outside of the hospital setting.

Research and development efforts require substantial technical, financial and human resources, whether or not any new indications for use are ultimately identified. Our research programs may initially show promise in potential new indications, yet fail to yield commercial opportunities for our GeNOsyl™ delivery systems to address those indications for many reasons, including the following:

•	our products may, on further study, be shown to have characteristics that indicate that they are unlikely to be safe or effective in an indication;

•	a potential product may not be accepted as effective in an indication by patients, the medical community or third-party payors; and

•	competitors may develop effective alternative treatments for certain indications that render our products obsolete.

If we are unsuccessful in identifying new indications for our potential products, our potential for growth may be impaired.

We face substantial competition and our competitors may discover, develop or commercialize products faster or more successfully than us.

The biotechnology and pharmaceutical industries are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to our products. There are hospital product companies that have pharmaceutical divisions that could potentially develop products competitive with ours. In particular, Ikaria, Inc.’s product, INOMAX® (nitric oxide) for inhalation, is approved for use to treat HRF-PPHN in the United States, Canada, Australia, Mexico and Japan. The Linde Group has marketing rights to INOMAX® in Europe. Air Liquide sells a similar product in Europe, called VasoKINOX™, together with their delivery platform called OptiKINOX™, for the treatment of pulmonary hypertension that occurs during or after heart surgery. In Europe, Bedfont Scientific Ltd. has a delivery system called NOxBOX® and Air Products PLC has a gas product called NOXAP®, each used in delivering inhaled NO. Two companies with overlapping management, 12th Man Technologies, Inc. and Ceretec, Inc., have announced development of distinct NO gas delivery products. 12th Man Technologies, Inc. has announced development of a generic NO delivery capability with CareFusion Corp. and Praxair Inc. Ceretec, Inc. has obtained clearance from the FDA to market an NO gas product for use in membrane diffusing capacity testing in pulmonary function laboratories in the United States. Novoteris, LLC, the manager of which is also the president of 12th Man Technologies, Inc. and a director of Ceretec, Inc., recently received orphan drug designation from the FDA for the use of inhaled NO in treating cystic fibrosis. In addition, Nu-Med Plus, Inc. is an early-stage company developing technology based on a nitric oxide powder formulation for the generation and delivery of NO gas.

Inhaled NO is a vasodilator, or an agent that widens blood vessels to promote blood flow and increase the delivery of oxygen to tissues. There are a number of approved vasodilator drugs in several classes, including nitrates, prostacyclin analogues, PDE-5 inhibitors, and endothelial receptor antagonists that are already on the market and which may compete with our potential products. These products include: Tyvaso™ (treprostinil for inhalation) and Remodulin™ (treprostinil for injection), which are marketed by United Therapeutics Corporation, Flolan® (epoprostenol sodium for injection), which is marketed by GlaxoSmithKline, Ventavis® (iloprost), which is marketed by Actelion Pharmaceuticals, Inc., and Adempas® (riociguat) tablets, which is marketed by Bayer HealthCare.

Our competitors, either alone or through their strategic partners, have substantially greater name recognition and financial, technical, manufacturing, marketing and human resources than we do and significantly greater experience and infrastructure in the research and clinical development of pharmaceutical products, obtaining FDA and other regulatory approvals of those products, and commercializing those products around the world. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Large pharmaceutical companies in particular have extensive expertise in preclinical and clinical testing and in obtaining regulatory approvals for drugs. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors. Accordingly, our competitors may be more successful than we may be in obtaining approval for inhaled NO products and achieving widespread market acceptance. We anticipate that we will face intense and increasing competition as new products and technologies become available.

Our competitors have pursued, and may pursue additional, regulatory and other strategies to combat competition from 505(b)(2) products or products authorized in accordance with applicable EEA regulatory provisions such as ours. These strategies may negatively affect the approval and commercialization of our potential products in the United States.

The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Amendments, added Section 505(b)(2) to the U.S. Federal Food, Drug, and Cosmetic Act, or FFDCA. Section 505(b)(2) of the FFDCA permits the filing of a new drug application, or 505(b)(2) NDA, where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Because a competitor’s inhaled NO is already approved for commercial sale in the United States for the treatment of HRF-PPHN, we are entitled to seek marketing approval for our potential products under Section 505(b)(2). As such, the 505(b)(2) NDAs we submit will rely, in part, on the FDA’s previous findings of safety and effectiveness for inhaled NO.

Our competitors and others have the ability to take numerous steps to block or delay approval of potential products under Section 505(b)(2), including:

•	extending the preclusive effect of patents currently listed in the FDA’s list of Approved Drug Products with Therapeutic Equivalence Evaluations, also known as the Orange Book, by obtaining pediatric exclusivity;

•	obtaining and listing new patents in the Orange Book for approved products that require new patent certifications that could delay approval until expiration of the newly-issued patents or lead to new patent infringement suits and a 30-month stay from the litigation;

•	submitting petitions to the FDA, asking the agency to take adverse administrative action with respect to approval of a 505(b)(2) NDA or other competing product;

•	filing patent infringement lawsuits, whether or not meritorious, to trigger up to a 30-month stay in the approval of a 505(b)(2) NDA or other competing product;

•	obtaining regulatory exclusivities, such as orphan drug exclusivity or three-year exclusivity for new clinical trials, with the approval of a competing product that would block or delay approval of our product; and

•	engaging in state-by-state initiatives to enact legislation or regulatory policies that restrict the substitution of some 505(b)(2) or other competing drugs for prescribed drugs.

Approval of any of our products via a 505(b)(2) NDA could be blocked or delayed by enforcement of patents that have been identified in the Orange Book as covering the approved inhaled NO product that our NDA would, in part, rely on for demonstrating safety and effectiveness.

One of our competitors has submitted two petitions to the FDA asking the agency to take administrative actions that could have negative effects on our products. One petition asks the FDA to rescind the 510(k) marketing clearance we received for a version of our first-generation NO delivery system, which features our proprietary reactor cartridge conversion technology, but uses NO2 gas as the starting material for the production of NO (rather than NO2 liquid, the starting material used by our next-generation NO delivery systems), require submission of an NDA for the product, and impose certain requirements for approval of the NDA. We believe the petition is without merit, and we have explained our views in comments submitted to the FDA. In July 2013, the FDA issued an interim, non-substantive response to the petition stating that the agency has not yet reached a decision on the petition. Because we do not plan on commercializing any version of our first-generation inhaled NO delivery system, we do not believe that an adverse determination from the FDA would have a material adverse impact on our business. It is possible, however, that this competitor would submit comparable materials to the FDA to impede our ability to obtain regulatory approval for, and to commercialize, the GeNOsyl™ Acute DS or GeNOsyl™ Chronic DS.

The other petition asks the FDA to revoke the orphan drug designation granted to us for NO delivered using our first-generation NO delivery system for the treatment of HRF-PPHN or, in the alternative, to require data from a head-to-head clinical trial to demonstrate the clinical superiority of our product over a previously approved NO product that received orphan drug exclusivity (now expired) for the treatment of HRF-PPHN. We believe the petition is without merit, and we have explained our views in comments submitted to the FDA. The FDA has not yet responded substantively to the petition. If the FDA were to grant the requested relief, it likely would not affect the approval of our product, but it could lead to our not receiving orphan drug exclusivity upon approval, which could have a negative impact on the commercial performance of the product.

Some of our competitors may file their own NDAs for inhaled NO products. The first approved NDA may be granted three-year Hatch-Waxman exclusivity for a particular condition of use, such as AVRT, PAH or PH-IPF, if one or more clinical studies, other than bioavailability or bioequivalence studies, conducted by or for the applicant, was essential to the approval of the NDA. This exclusivity could preclude the FDA’s approval of other 505(b)(2) NDAs for NO products, including ours, for a particular indication. Even if our 505(b)(2) NDA for inhaled NO in a particular disease or condition is approved first, and we, therefore, are not affected by a competitor’s exclusivity, we may still be subject to competition by other inhaled NO products, including already- or later-approved products, either for the same indication or for other uses, that would not be restricted by the three-year exclusivity.

We are focusing our development efforts in the EEA on demonstrating the quality, safety and efficacy of, and obtaining marketing authorization for, GeNOsyl™ Acute DS in order to be able to commence commercial sales in the EEA. The regulatory procedures in the EEA also include procedures that are similar to those applicable in the United States. If the route to market that we choose to pursue in the EEA proves not to be appropriate, or a competitor successfully challenges or delays our ability to receive marketing authorization, or places its product on the market before we do, this could impede our ability to compete in these markets.

If any of these strategies by our competitors are successful, our ability to obtain approval of and commercialize our GeNOsyl™ products under development or any other product candidates for which we may rely on FFDCA Section 505(b)(2), or equivalent procedures in other countries, may be adversely affected. In addition, defending against these strategies could be expensive and result in the diversion of resources and our management’s time and attention.

We may form strategic alliances in the future, and we may not realize the benefits of these alliances.

We may form strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties with respect to programs that we believe will complement or augment our existing business. For example, we may seek to find a partner for the commercialization of the our GeNOsyl™ products in EEA and may attempt to find partners in other jurisdictions outside of the United States. We face significant competition in seeking appropriate strategic partners, and the negotiation process to secure appropriate terms is time-consuming and complex. Any delays in identifying suitable development or commercialization partners and entering into agreements with those partners could also delay the commercialization of our potential products, which may reduce their competitiveness even if they reach the market. Moreover, we may not be successful in our efforts to establish a strategic alliance on terms that are acceptable to us, or at all. This may be because third parties view our technologies as having insufficient potential for commercialization, including the likelihood of an adequate safety and efficacy profile. Even if we are successful in entering into a strategic alliance, there is no guarantee that the arrangement will be successful, or that any future partner will commit sufficient resources to the development, regulatory approval, and commercialization effort for our products, or that these alliances will result in us achieving revenue that justify these transactions.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time, we may consider strategic transactions, such as acquisitions of companies, asset purchases, and out-licensing or in-licensing of products, potential products or technologies. Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any of these transactions may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, any of which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of our business and diversion of our management’s time and attention to develop acquired products, potential products or technologies;

•	incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

•	higher-than-expected acquisition and integration costs;

•	write-downs of assets or goodwill or impairment charges;

•	increased amortization expenses;

•	difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

•	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

•	inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any transactions of the nature described above, any transactions that we do complete may be subject to the foregoing or other risks, could have a material adverse effect on our business, results of operations, financial condition and prospects.

We are highly dependent on the services of our key executives. If we are not able to retain these members of our management or recruit additional management, clinical and scientific personnel, our business will suffer.

We may not be able to attract or retain qualified management and scientific and clinical personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses, particularly in the Boston area. Our industry has experienced a high rate of turnover of management personnel in recent years. If we are not able to attract, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

We are highly dependent on the principal members of our management and scientific staff. The loss of service of any of our management could harm our business. In addition, we are dependent on our continued ability to attract, retain and motivate highly qualified additional management, clinical and scientific personnel. The competition for qualified personnel in the pharmaceutical industry is intense. Due to our limited resources, we may not be able to effectively attract and recruit additional qualified personnel. If we are not able to retain our executive officers, particularly Dr. David Fine, our Executive Chairman and Chief Scientific Officer, Dr. Kurt Dasse, our President and Chief Executive Officer, Mr. Anthony Loumidis, our Chief Financial Officer and Treasurer, Mr. Farzad Parsaie, our Chief Operating Officer, and Dr. Robert Roscigno, our Executive Vice President, Global Clinical Affairs, and to attract, on acceptable terms, additional qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or grow. We maintain $2 million worth of “key person” life insurance coverage on Dr. Fine, our Executive Chairman and Chief Scientific Officer. We do not currently maintain “key person” life insurance on any of our other officers or employees. Our insurance policy on Dr. Fine may not be sufficient to compensate us for the loss of his services, and our lack of insurance on other officers or employees means that we may not have adequate compensation for the loss of their services.

In addition to the competition for personnel, the Boston area in particular is characterized by a high cost of living. As such, we could have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts.

In addition, we have scientific and clinical advisors who assist us in formulating our product development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us, or may have arrangements with other companies to assist in the development of products that may compete with ours.

We may be subject to costly product liability claims related to our clinical trials and potential products and, if we are unable to obtain adequate insurance or are required to pay for liabilities resulting from a claim excluded from, or beyond the limits of, our insurance coverage, a material liability claim could adversely affect our financial condition.

Because we conduct clinical trials with human patients, we face the risk that the use of our potential products may result in adverse side effects to patients in our clinical trials. We will face even greater risks upon any commercialization of our potential products. Although we have product liability insurance, which covers our clinical trials, for up to $10 million, our insurance may be insufficient to reimburse us for any expenses or losses we may suffer, and we will be required to increase our product liability insurance coverage for our advanced clinical trials that we plan to initiate. We do not know whether we will be able to continue to obtain product liability coverage and obtain expanded coverage if we require it, on acceptable terms, or at all. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limits of, our insurance coverage. Where we have provided indemnities in favor of third parties under our agreements with them, there is also a risk that these third parties could incur liability and bring a claim under these indemnities. An individual may bring a product liability claim against us alleging that one of our potential products or products causes, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

•	withdrawal of clinical trial volunteers, investigators, patients or trial sites;

•	the inability to commercialize our potential products;

•	decreased demand for our potential products;

•	regulatory investigations that could require costly recalls or product modifications;

•	loss of revenue;

•	substantial costs of litigation;

•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay ourselves;

•	an increase in our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, if at all;

•	the diversion of management’s attention from our business; and

•	damage to our reputation and the reputation of our products.

Product liability claims may subject us to the foregoing and other risks, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our business involves the use of hazardous materials. We and third parties we engage to manufacture and supply our products must comply with environmental laws and regulations, which may be expensive and restrict how we do business.

The manufacture of our potential products involves the controlled storage, use and disposal of hazardous materials, principally liquid NO2. We are not currently subject to any state or federal permitting requirements relating to these materials but our manufacturing partners are subject to federal, state, local and foreign laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these hazardous materials. We currently carry no insurance specifically covering environmental claims relating to the use of hazardous materials. Our manufacturing partners are also required to comply with FDA Quality Systems requirements. Although we believe that our safety procedures for handling and disposing of these materials and waste products comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of an accident, state or federal or other applicable authorities may curtail our use of these materials and/or interrupt our business operations. In addition, if an accident or environmental discharge occurs, or if we discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, we could be liable for cleanup obligations, damages and fines. If these unexpected costs are substantial, this could significantly harm our financial condition and results of operations.

Our GeNOsyl™ products use lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame, and these events have raised concerns about the batteries we use.

The battery pack used in our GeNOsyl™ products makes use of lithium-ion cells. On rare occasions, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. Highly publicized incidents of laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. There can be no assurance that the battery packs we use would not fail, which could lead to property damage, personal injury or death, and may subject us to lawsuits. We may also have to recall our products, which would be time consuming and expensive. Also, negative perceptions in the healthcare and patient communities regarding the suitability of lithium-ion cells for medical applications or any future incident involving lithium-ion cells could seriously harm our business, even in the absence of an incident involving us.

Our internal computer systems, or those of CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any system failure, accident or security breach to date, if an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of our potential products could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our potential products could be delayed.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations or equivalent regulations in the EEA, provide accurate information to the FDA or equivalent authorities in the EEA, comply with manufacturing standards we have established, comply with federal, state and foreign healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with these laws or regulations. If any of these actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We may be adversely affected by the current global economic environment.

Our ability to invest in and grow our business and meet our financial obligations depends on our operating and financial performance, which, in turn, is subject to numerous factors, including the prevailing economic conditions and financial, business and other factors beyond our control, such as the rate of unemployment, the number of uninsured persons in the United States and inflationary pressures. Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. We cannot anticipate all the ways in which the current global economic climate and global financial market conditions could adversely impact our business.

We are exposed to risks associated with reduced profitability and potential financial instability, many of which may be adversely affected by volatile conditions in the financial markets. For example, unemployment and underemployment, and the resultant loss of insurance, may decrease the demand for healthcare services and pharmaceuticals. If fewer patients are seeking medical care because they do not have insurance coverage, we may experience reductions in revenue, profitability and/or cash flow. In addition, the volatility in the financial markets could cause significant fluctuations in the interest rate and currency markets. We currently do not hedge for these risks. The foregoing events, in turn, could adversely affect our financial condition and liquidity.

To the extent economic challenges result in fewer individuals pursuing or being able to afford our potential products once commercialized, our business, results of operations, financial condition and cash flows could be adversely affected.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our operations could be subject to power shortages, telecommunications failures, hurricanes, typhoons, floods, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Many of our operations are located on the coast of Florida, which is particularly prone to hurricanes. The ultimate impact on us and our general infrastructure of being located in such a location is uncertain, but our operations and financial condition could suffer in the event of a major hurricane or other natural or manmade disaster.

Our severance agreements with four of our executive officers may require us to pay severance benefits to any of those persons who are terminated in connection with a change of control of us, which could harm our financial condition or results.

Dr. Dasse, our President and Chief Executive Officer, Mr. Loumidis, our Chief Financial Officer and Treasurer, Mr. Parsaie, our Chief Operating Officer, and Dr. Roscigno, our Executive Vice President, Global Clinical Affairs, are parties to severance agreements with us that provide for aggregate cash payments of up to approximately $1,250,000 plus either 12 or 18 months of continuation of health and disability benefits in the event of a termination of employment in connection with a change of control of us. See “Executive and Director Compensation—Narrative Disclosure to Summary Compensation Table—Involuntary Termination of Employment and Sale Event.” The payment of these severance benefits could harm our financial condition and results. In addition, these potential severance benefits may discourage or prevent third parties from seeking a business combination with us.

Risks Related to Intellectual Property

We may become subject to third parties’ claims alleging infringement of their patents and proprietary rights or seeking to invalidate our patents or proprietary rights, or we may need to become involved in lawsuits to protect or enforce our patents, which could be costly, and time consuming, delay or prevent the development and commercialization of our potential products, or put our patents and other proprietary rights at risk.

Litigation relating to infringement or misappropriation of patents and other intellectual property rights in the pharmaceutical and biotechnology industries is common. We may be subject to third-party claims in the future that would cause us to incur substantial expenses, and which could cause us to pay substantial damages if we are found to be infringing a third party’s patent rights. These damages potentially include increased damages and attorneys’ fees if we are found to have infringed these rights willfully. Further, if a patent infringement suit is brought against us, our research, development, manufacturing or sales activities relating to the product that is the subject of the suit may be delayed or terminated. As a result of patent infringement claims, or to avoid potential infringement claims, we may choose to seek, or be required to seek, a license from the third party, which would be likely to include a requirement to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if a license can be obtained on acceptable terms, the rights may be nonexclusive, which would give our competitors access to the same intellectual property rights. If we are unable to enter into a license on acceptable terms, we could be prevented from commercializing one or more of our potential products, or forced to modify these potential products, or to cease some aspect of our business operations, any of which could harm our business significantly.

We are aware of U.S. and foreign issued patents and pending patent applications controlled by third parties that may relate to the areas in which we are developing our GeNOsyl™ products. Because all issued patents are entitled to a presumption of validity in many countries, including the United States and many European countries, issued patents held by others that cover our products or technology may limit our freedom to operate unless and until these patents expire or are declared invalid or unenforceable in a court of applicable jurisdiction, if we do not obtain a license or other right to practice the claimed inventions. Pending patent applications controlled by third parties may result in additional issued patents with claims that may relate to our products and technology. In addition, the publication of patent applications occurs with a certain delay after the date of filing, so we may not be aware of all relevant patent applications of third parties at a given point in time. Further, publication of discoveries in the scientific or patent literature often lags behind actual discoveries, so we may not be able to determine whether inventions claimed in patent applications of third parties have been made before or after the date on which inventions claimed in our patent applications and patents have been made.

If third parties prepare and file patent applications in the United States that contain claims relating to matters that are also claimed by our patent applications or patents, we may have to participate in interference proceedings in the U.S. Patent and Trademark Office, or PTO, to determine the priority of invention. An unfavorable outcome could require us to attempt to license rights from the prevailing party, or to cease using the related technology or developing or commercializing the related potential product. We may also become involved in opposition proceedings in the European Patent Office regarding our intellectual property rights with respect to our potential products and technology.

Competitors may infringe our patents, or misappropriate or violate our other intellectual property rights. To counter infringement or unauthorized use, we may find it necessary to file infringement or other claims to protect our intellectual property rights. In addition, in any infringement proceeding brought by us against a third party to enforce our rights, a court may decide that a patent of ours is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the basis that our patents do not cover the technology in question. Any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly, which may expose us to additional competition and have a material adverse effect on our business.

The cost to us of any patent litigation or other proceedings, such as interference proceedings, that are meant to determine who first invented any of the claims covered by the patent, even if resolved in our favor, could be substantial. Patent litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to conduct patent litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of patent litigation or proceedings more effectively than we can because of their substantially greater financial resources. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and, if securities analysts or investors perceive these results to be negative, there could be a substantial adverse effect on the price of our common stock. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also require significant time and attention of management and technical staff, which may materially and adversely impact our financial position and results of operations. Furthermore, because of the substantial amount of discovery required in connection with any intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Our proprietary rights may not adequately protect our technologies and potential products. If we are unable to protect our potential products and our intellectual property rights, our position in the market may be materially and adversely affected.

Our commercial success will depend on our ability to obtain patents and maintain adequate protection for our technologies, intellectual property and potential products in the United States and other countries. As of March 31, 2014, our patent estate included 25 issued patents and two allowed patent applications. The patent estate also included additional pending patent applications in the United States, 18 pending patent applications in Europe, and corresponding patent applications and patents in other jurisdictions. There is no guarantee that any of our patent applications will result in issued patents, or that any patents, if issued, will include claims that are sufficiently broad to cover our products or to provide meaningful protection from our competitors. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and future products are covered by valid and enforceable patents or are effectively maintained as trade secrets within our organization. If third parties disclose or misappropriate our proprietary rights, it may materially and adversely impact our position in the market. See “Business—Intellectual Property” for additional information.

There is also no assurance that any patents issued to us will provide us with competitive advantages, will not become the subject of a re-examination or other post-grant review, will not be challenged by any third parties, or that the patents of others will not prevent the commercialization of products incorporating our technology. For example, a third party has petitioned for and the Patent Trial and Appeal Board has instituted an inter partes review proceeding to review the validity of U.S. Patent No. 8,083,997, which relates to the conversion of NO2 to nitric oxide through the use of a surface-active material coated with an antioxidant contained within a receptacle/cartridge. This third party has also submitted to the PTO information purporting to be prior art against one of our pending patent applications. The PTO’s review of this intellectual property, in light of the third party’s assertions, is pending. While we believe that the assertions made by the third party are without merit, the outcome of these proceedings is inherently uncertain.

We apply for patents covering our technologies as we deem appropriate. However, we may fail to apply for patents on important technologies in a timely fashion, or at all. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from using our technologies or from developing competing products and technologies. Moreover, the patent positions of many biotechnology and pharmaceutical companies are highly uncertain, involve complex legal and factual questions, and have in recent years been the subject of much litigation. As a result, the validity and enforceability of our patents cannot be predicted with certainty. In addition, we cannot guarantee that:

•	we were the first to make the inventions covered by each of our issued patents and pending patent applications;

•	we were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies by inventing around our claims;

•	a third party will not challenge our proprietary rights, and if challenged that a court will hold that our patents are valid and enforceable;

•	any patents issued to us will cover our products as ultimately developed, or will not be challenged by third parties;

•	we will develop additional proprietary technologies that are patentable; or

•	the patents of others will not have an adverse effect on our business.

In addition, there are numerous recent changes to the patent laws and proposed changes to the rules of the PTO which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, on September 16, 2011, President Obama signed the Leahy-Smith America Invents Act which codifies several significant changes to the U.S. patent laws, including, among other things, changing from a “first to invent” to a “first inventor to file” system, limiting where a patentee may file a patent suit, eventually eliminating interference proceedings while maintaining derivation actions, and creating a set of procedures to challenge patents in the PTO after they have issued. The effects of these changes are currently uncertain as the PTO has recently implemented regulations related to these changes and the courts have yet to address many of these provisions in the context of a dispute. Further, we have not assessed the applicability of the act and new regulations to the specific patents discussed in this document.

Restrictions on our patent rights relating to our potential products may limit our ability to prevent third parties from competing against us.

Our success will depend, in part, on our ability to obtain and maintain patent protection for our products, preserve our trade secrets, prevent third parties from infringing upon our proprietary rights and operate without infringing upon the proprietary rights of others. Composition-of-matter patents on an active pharmaceutical ingredient are generally considered to be the strongest form of intellectual property protection for pharmaceutical products, as such patents provide protection without regard to any method of use. This type of protection is not available for NO, however, as this molecule and its therapeutic utility have been understood for some time. We are relying, therefore, on patents covering methods for producing NO from NO2 and N2O4 and design patents for the components of our GeNOsyl™ products under development. Third parties may be able to compete with us by independently developing similar or alternative technologies for producing NO from NO2 and N2O4 or designing portable or wearable NO delivery systems by improving our technologies or by inventing around the claims in our patents. In addition, we cannot be certain that the claims in our patent applications to inventions covering these methods and designs will be considered patentable by the PTO and courts in the United States or by the patent offices and courts in foreign countries.

Patent applications in the United States and most other countries are confidential for a period of time until they are published, and publication of discoveries in scientific or patent literature typically lags actual discoveries by several months or more. As a result, we cannot be certain that we and the inventors of the issued patents and applications that we may control were the first to conceive of the inventions covered by these patents and pending patent applications or that we and those inventors were the first to file patent applications covering these inventions. Also, we have a number of issued patents and numerous patent applications pending before the PTO and foreign patent offices and the patent protection may lapse before we manage to obtain commercial value from them, which might result in increased competition and materially affect our position in the market.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our potential products and technologies throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the United States. These products may compete with our future products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The PTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In this event, competitors might be able to enter the market earlier than would otherwise have been the case.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition by potential partners or customers in our markets of interest. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.

We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets of our employees’ or consultants’ former employers or their clients. These claims may be costly to defend and if we do not successfully do so, we may be required to pay monetary damages and may lose valuable intellectual property rights or personnel.

Several of our key employees were previously employed at universities or biotechnology, pharmaceutical or medical device companies, including some of our competitors or potential competitors. Although no claims against us are currently pending or threatened, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending these claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper our ability to commercialize, or prevent us from commercializing our potential products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for some of our technology and potential products, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants that obligate them to assign their inventions to us. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for these breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent that competitor from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.

Risks Related to Government Regulation

The regulatory processes for bringing medicinal products to market are expensive, time consuming, and uncertain and may prevent us from successfully commercializing our GeNOsyl™ products under development.

Our GeNOsyl™ products are subject to extensive and rigorous government regulation by the FDA and other regulatory authorities in other jurisdictions with respect to the research, development, preclinical and clinical testing, manufacture, safety, effectiveness, record keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of medicinal products. Failure to comply with FDA and other applicable regulatory requirements, either before or after product approval, may subject us to administrative or judicially imposed sanctions.

In the United States, the FDA regulates drug and device products under the FFDCA, and its implementing regulations. Our GeNOsyl™ products are subject to regulation by the FDA as a combination product because they are comprised of both a drug product and a medical device. If marketed individually, each component would therefore be subject to different regulatory pathways and reviewed by different centers within the FDA. A combination product, however, is assigned to a center that will have primary jurisdiction over the product’s pre-market review and regulation based on a determination of the product’s primary mode of action, which is the single mode of action that provides the most important therapeutic action. In the case of each of GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS, the primary mode of action is attributable to the drug component of the product, which means that the FDA’s Center for Drug Evaluation and Research, or CDER, has primary jurisdiction over those products’ pre-market development and review.

We are not permitted to market our GeNOsyl™ products under development in the United States unless and until we obtain regulatory approval from the FDA. To market the product in the United States, we must submit to the FDA and obtain FDA approval of an NDA, which must be supported by extensive clinical and preclinical data, as well as extensive information regarding chemistry, manufacturing and controls, or CMC, to demonstrate the safety and effectiveness of the subject product.

Regulatory approval of our potential products is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical trials, or perform additional preclinical studies and clinical trials. The number of preclinical studies and clinical trials that will be required for FDA approval varies depending on the potential product, the disease or condition that the potential product is designed to address, and the regulations applicable to any particular potential product.

The regulatory review and approval process is lengthy, expensive and inherently uncertain. As part of the U.S. Prescription Drug User Fee Act, or PDUFA, the FDA has a goal to review and act on a percentage of all submissions in a given time frame, but those deadlines are not binding and can be (and often are) extended. In August 2012, we submitted a 505(b)(2) NDA for our first-generation inhaled NO delivery product for use in hypoxic respiratory failure associated with HRF-PPHN. The FDA accepted the NDA for filing, but after reviewing the application, issued a complete response letter to us, requiring us to conduct additional testing of the first-generation product. Although this testing is ongoing and our deadline for responding to the complete response letter is June 30, 2014, we do not anticipate continuing to seek approval of the first-generation product. Rather, we plan to conduct bridging studies demonstrating the sameness of the NO output of the first-generation product and the GeNOsyl™ Acute DS. We believe that those bridging studies, along with other information regarding the GeNOsyl™ Acute DS, will adequately address the questions raised by the FDA in the complete response letter, and allow us to amend the 505(b)(2) NDA to seek approval of the GeNOsyl™ Acute DS for use in hypoxic respiratory failure associated with HRF-PPHN. The FDA may disagree with our approach, and may require us to submit a new NDA for the GeNOsyl™ Acute DS for that indication, and/or may require us to conduct additional preclinical or clinical studies. Any such action by the FDA would likely significantly delay, and may prevent, our ability to obtain approval of the GeNOsyl™ Acute DS for this indication.

The FDA may ultimately decide not to approve the GeNOsyl™ products, may further extend the PDUFA target date, may request additional information or may take various other actions. We may be unable to provide any additional information requested by the FDA in a timely manner or at all. The development and approval process may take many years, require substantial resources and may never lead to the approval of a product.

In July 2013, we received a CE Certificate of Conformity from our notified body in respect of the design and manufacture of NO delivery systems. We expect, however, that GeNOsyl™ Acute DS and GeNOsyl™

Chronic DS will be regulated in the EEA as combination drug-delivery device products, subject to the requirements governing the grant of marketing authorization for medicinal products in the EEA. This process requires, prior to commercial sale, a demonstration of the product’s quality, safety and efficacy and the authorization of the European Commission, following a positive opinion by the European Medicines Agency, or EMA, or the competent authorities of EEA Member States. As in the United States, the process for obtaining marketing authorization for medicinal products in the EEA is lengthy, expensive, and inherently uncertain. Because NO is already authorized for use in the EEA in treating HRF-PPHN and pulmonary hypertension in patients who have undergone heart surgery, we believe that we will be able to obtain marketing authorization for GeNOsyl™ Acute DS following the successful completion of limited studies confirming the quality, safety and efficacy of the NO delivered using our proprietary delivery technology. We expect to begin these studies in the first half of 2015 and, if those studies are successful, to seek marketing authorization for GeNOsyl™ Acute DS in the EEA. We are targeting receipt of marketing authorization for GeNOsyl™ Acute DS in the EEA by the end of 2015. The European Medicines Agency or competent authorities of EEA Member States may, however, require us to conduct additional clinical trials or otherwise generate additional data supporting the grant of marketing authorization for GeNOsyl™ Acute DS, which would require additional financial resources and may delay or prevent the grant of marketing authorization of GeNOsyl™ Acute DS in the EEA.

The FDA and similar foreign authorities could delay, limit or deny approval of a potential product in the relevant jurisdiction for many reasons, including because the authorities:

•	may not deem a potential product to be adequately safe and effective;

•	may not find the data from preclinical studies, CMC studies and clinical trials to be sufficient to support a claim of safety and efficacy;

•	may interpret data from preclinical studies, CMC studies and clinical trials significantly differently than we do;

•	may not approve the manufacturing processes or facilities associated with our products;

•	may disagree with our assessment of the compliance of our quality system for the design, manufacture or inspection of our products with applicable regulations;

•	may change approval policies or adopt new regulations;

•	may disagree with the regulatory classification and pathway chosen for our products; or

•	may not accept a submission due to, among other reasons, the content or formatting of the submission.

Undesirable side effects caused by any product that we develop could result in the denial of regulatory approval by the FDA or other regulatory authorities, or the suspension, variation or withdrawal of our marketing authorization in the EEA for any or all targeted indications, or cause us to evaluate the future of our development programs.

In the EEA, our marketing strategy is based on classifying our GeNOsyl™ products as combination drug-delivery device products that are subject to the requirements governing the authorization of medicinal products in the EEA and falling within the scope of the Directive 2001/83/EC of the European Parliament and of the Council, commonly known as the Community Code on medicinal products. We will not be able to place our products onto the market in the EEA in accordance with the requirements of the Community Code on medicinal products unless we obtain a marketing authorization, either from the European Commission following a related positive opinion by the EMA or from the competent authorities of the EEA Member States. This marketing authorization process will require us to demonstrate the safety, quality and efficacy of the NO delivered to the patients by our GeNOsyl™ products, and would most likely involve our developing and presenting human clinical data similar to that provided to the FDA in the United States. We will also be required to demonstrate that the medical device component of our products complies with the relevant Essential Requirements contained in Annex I to the Medical Devices Directive. This process can be time-consuming and its outcome is uncertain. Any delay or failure in this process could materially and adversely affect our ability to successfully market our products in the EEA.

Failure to obtain or delays in obtaining, regulatory approvals for our products may:

•	adversely affect our ability to commercialize our GeNOsyl™ products in the future;

•	impose additional costs on us;

•	diminish any competitive advantage that we may have; and

•	adversely affect our ability to generate revenue.

Even if we obtain marketing approval for our GeNOsyl™ products under development, we will be subject to ongoing regulatory obligations and continued regulatory review for any indication, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

Once an NDA for a potential product has been approved by the FDA or marketing authorization has been granted by the competent authorities in the EEA, the approved product and its manufacturer are subject to continual regulatory review. Any marketing approval that we may receive for our potential products may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up studies to monitor the safety and efficacy of the product. In addition, if the FDA or competent authorities in the EEA approve any of our potential products, we will be subject to extensive and ongoing regulatory requirements with regard to the labeling, packaging, adverse event and other reporting, storage, advertising, promotion, recordkeeping, distribution, import and export for our products. Manufacturers of our products are required to comply with applicable GMP and quality system regulation requirements, which include requirements related to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, the FDA and competent authorities in the EEA must approve these manufacturing facilities before they can be used to manufacture our products, and these facilities are subject to continual review and periodic inspections by the applicable regulatory authority for compliance with GMP and quality system regulation requirements. If we or the applicable regulatory authority discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, the applicable regulatory authority may impose restrictions on that product, the manufacturer or us, including requiring withdrawal of the product from the market or suspension of manufacturing. If we, our potential products or the manufacturing facilities for our potential products fail to comply with regulatory requirements of the FDA or in the EEA, we could be subject to administrative or judicially imposed sanctions, including:

•	warning letters;

•	civil or criminal penalties;

•	injunctions;

•	suspension, variation or withdrawal of marketing approval;

•	suspension of any ongoing clinical trials;

•	voluntary or mandatory product recalls and publicity requirements;

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications filed by us;

•	restrictions on operations, including costly new manufacturing requirements; or

•	seizure or detention of our products or import bans.

The regulatory requirements and policies may change and additional requirements may be enacted with which we may also be required to comply. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action in the United States or the EEA Member States. If we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would have a material adverse effect on our business, results of operations, financial condition and prospects.

In light of widely publicized events concerning the safety risk of certain drug products, regulatory authorities in the United States and the EEA, members of Congress, the Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in, among other things, the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products, and the FDA requiring companies to establish Risk Evaluation and Mitigation Strategies, or REMS, that may restrict distribution of drug products. The increased attention to drug safety issues may result in a more cautious approach by regulatory authorities to clinical trials and the drug approval process. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate clinical trials before completion, or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought. In addition, because of the serious public health risks of high-profile adverse safety events with certain products, the FDA or equivalent foreign authorities may require, as a condition of approval, a safety surveillance program, restricted distribution and use, patient education, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, preapproval of promotional materials, and restrictions on direct-to-consumer advertising. These requirements may be costly and materially affect the potential market and profitability of the drug.

Even if we obtain marketing approval for our GeNOsyl™ products, our ability to market these products would be limited to those uses that are approved.

The FDA and competent authorities in the EEA closely regulate the post-approval marketing and promotion of drugs, including by way of standards and regulations for direct-to-consumer advertising, dissemination of off-label information, industry-sponsored scientific and educational activities and promotional activities involving the Internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. In the United States, for example, we expect to seek our first approval of GeNOsyl™ Acute DS in AVRT. If we submit and the FDA approves our application, our ability to market and promote GeNOsyl™ Acute DS would be limited to this indication, which represents a limited market. Physicians may prescribe GeNOsyl™ Acute DS for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA; these off-label uses are common across medical specialties. Physicians may believe that these off-label uses are the best treatment for many patients in varied circumstances. The FDA and competent authorities in the EEA do not regulate the behavior of physicians in their choice of treatments, but the regulatory authorities do impose stringent restrictions on communications made by or on behalf of pharmaceutical companies regarding off-label use. Our ability to market and promote GeNOsyl™ Acute DS in a given jurisdiction will be limited to the approved indication, which may otherwise limit our sales practices. Additionally, in the EEA, prescription medicinal products may not be promoted to patients or the general public. Marketing or promoting GeNOsyl™ Acute DS for off-label uses could subject us to enforcement action by the FDA, the Department of Justice, the Office of Inspector General of the Department of Health and Human Services, and the competent authorities in the EEA Member States, which could expose the company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes its products.

The availability of adequate third-party coverage and reimbursement for newly approved products is uncertain, and failure to obtain adequate coverage and reimbursement from third-party payors could impede our ability to market any future products we may develop and could limit our ability to generate revenue.

There is significant uncertainty related to the third-party payor coverage and reimbursement of newly approved medical products. The commercial success of our future products in both domestic and international markets depends on whether this third-party coverage and reimbursement is available for our future products. Governmental payors, including Medicare and Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to manage their healthcare expenditures by limiting both coverage and the level of reimbursement of new drugs and medical devices and, as a result, they may not cover or provide adequate reimbursement for our future products. These payors may not view our future products as cost-effective, and coverage and reimbursement may not be available to our customers or may not be sufficient to allow our future products to be marketed on a competitive basis. Third-party payors, including Medicare, are exerting increasing influence on decisions regarding the use of, and coverage and reimbursement levels for, particular treatments. These third-party payors are challenging the prices charged for medical products and services, and many third-party payors limit or delay coverage and reimbursement for newly approved healthcare products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could cause us to decrease the price we might establish for products, which could result in lower than anticipated product revenue. If we decrease the selling prices of our potential products because of competitive pressures or if governmental and other third-party payors do not provide adequate coverage or reimbursement, then our prospects for revenue and profitability will suffer.

There likely will continue to be legislative and regulatory proposals at the federal and state levels in the United States and in other countries directed at containing or lowering the cost of health care. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of health care may adversely affect:

•	our ability to set a price we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability; and

•	the availability of capital.

Reimbursement for the treatment of patients with medicinal products in the EEA Member States is governed by complex mechanisms established on a national level in each country. These mechanisms vary widely among the Member States. Moreover, these mechanisms evolve constantly, reflecting the efforts of these countries to reduce public spending on healthcare. As a result, obtaining reimbursement for the treatment of patients with medicinal products has become more and more challenging. We cannot, therefore, guarantee that the treatment of patients with our products would be reimbursed in any of EEA Member States.

If we fail to comply with U.S., EEA or other foreign healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The regulations that may affect our ability to operate include, without limitation:

•

the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•	the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities that provide coding and billing advice to customers;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

•	the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information; and

•	state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

The recently enacted Affordable Care Act, among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited in the EEA Member States. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the EEA Member States. One example is the UK Bribery Act 2010. Infringement of these laws could result in substantial fines and imprisonment.

Payments made to physicians in certain EEA Member States must be publically disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her competent professional organization and/or the competent authorities of the individual member states of the EEA. These requirements are provided in the national laws, industry codes, or professional codes of conduct, applicable in the EEA Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Risks Related to Our Common Stock and This Offering

The price of our common stock may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for the shares of our common stock sold in this offering has been determined by negotiation between the underwriters and us. This price may not reflect the market price of our common stock following this offering. You may be unable to sell your shares of common stock at or above the initial public offering price due to fluctuations in the market price of our common stock. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

•	our ability to commercialize or obtain marketing and reimbursement approvals for our GeNOsyl™ products, or delays in commercializing or obtaining marketing or reimbursement approvals;

•	results from, or any delays in, clinical trials of our product candidates, including the ongoing clinical trial of GeNOsyl™ Chronic DS in PAH and PH-IPF and the planned clinical trials of GeNOsyl™ Acute DS in AVRT;

•	any need to suspend or discontinue clinical trials due to side effects or other safety risks, or any need to conduct studies on the long-term effects associated with the chronic delivery of NO;

•	actions on the part of our competitors to discover, develop or commercialize products faster or more successfully than us;

•	pursuit by our competitors of regulatory and other strategies to combat the approval and commercialization of our products, including, but not limited to, initiating litigation and/or submitting petitions to the FDA, the PTO and/or other regulatory authorities;

•	voluntary and mandatory product recalls and product liability claims related to our GeNOsyl™ products;

•	manufacturing issues related to our GeNOsyl™ products;

•	commercial success and market acceptance of our GeNOsyl™ products following receipt of marketing approval;

•	undesirable side effects caused by delivery of NO after our GeNOsyl™ products enter the market;

•	ability to discover, develop and commercialize additional products;

•	success of our competitors in discovering, developing or commercializing NO delivery systems or other competing products;

•	announcements relating to future collaboration, license or distribution arrangements with third parties;

•	strategic transactions undertaken by us;

•	additions or departures of key personnel;

•	prevailing economic conditions;

•	business disruptions caused by external factors, such as natural disasters and other crises;

•	disputes concerning our intellectual property or other proprietary rights;

•	disputes with our manufacturers, suppliers and collaborators;

•	FDA or other U.S. or foreign regulatory actions affecting us or our industry;

•	healthcare reform measures in the United States;

•	sales of our common stock by our officers, directors or significant stockholders;

•	future sales or issuances of equity or debt securities by us;

•	fluctuations in our quarterly operating results; and

•	the issuance of new or changed securities analysts’ reports or recommendations regarding us.

In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that have been often unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring this type of a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

After this offering, our officers and directors, together with the stockholders with whom our executive officers and directors are affiliated or associated, will beneficially own approximately     % of our common stock (assuming no exercise of the underwriters’ option to purchase additional shares). Accordingly, these stockholders, acting as a group, will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these stockholders could delay or prevent a change of control of our company, even if a change of control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 102 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or Securities Act, for complying with new or revised accounting standards. An “emerging growth company” can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of this extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of these standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Future sales of our common stock or securities convertible into or exchangeable for our common stock may depress our stock price.

If our existing stockholders or holders of our options or warrants sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. The perception in the market that these sales may occur could also cause the trading price of our common stock to decline. We will have outstanding a total of             shares of our common stock, assuming no exercise of the underwriters’

option to purchase additional shares. Of these shares, only the shares of our common stock sold by us in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable without restriction, unless held by our affiliates, in the public market immediately following this offering. The underwriters may, however, in their sole discretion, permit our officers, directors and other stockholders and the holders of our outstanding options and warrants who are subject to the lock-up agreements to sell shares prior to the expiration of the lock-up agreements. See “Shares Eligible for Future Sale” for additional information.

We expect that the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus. After the lock-up agreements expire, up to an additional              shares of our common stock will be eligible for sale in the public market, subject to volume limitations under Rule 144 under the Securities Act with respect to shares held by directors, executive officers and other affiliates. In addition,              shares of our common stock that are either subject to outstanding options or reserved for future issuance under our employee benefit plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act and, in any event, we plan to file a registration statement permitting shares of our common stock issued on exercise of options to be freely sold in the public market. If these additional shares of our common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

In addition, after the lock-up agreements described above expire, our directors may and we expect that our executive officers will establish programmed selling plans under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or Exchange Act, for the purpose of effecting sales of our common stock. Any sales of securities by these stockholders, or the perception that those sales may occur, including the entry into these programmed selling plans, could have a material adverse effect on the trading price of our common stock.

The number of outstanding shares of our common stock, as reflected in this subsection, is based on an assumed initial public offering price of $         , which is the midpoint of the price range set forth on the front cover page of this prospectus. If the initial public offering price is less than                      per share, each share of our Series A preferred stock will convert into a number of shares of our common stock determined by dividing                      by the initial public offering price. A $1.00 increase in the assumed initial public offering price would decrease the aggregate number of shares of our common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares; a $1.00 decrease in the assumed initial public offering price would increase the aggregate number of shares issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares.

If there is no viable public market for our common stock, you may not be able to sell your shares at or above the initial public offering price.

Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of our common stock will not decline below the initial public offering price. The initial public offering price was determined through negotiations between us and the underwriters and may not be indicative of the market price of our common stock following this offering. Among the factors considered in these negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. See “Underwriting” for additional information.

Investors in this offering will suffer immediate and substantial dilution of their investment.

If you purchase shares of our common stock in this offering, you will pay more for your shares than our pro forma as adjusted net tangible book value per share. Based upon an assumed initial public offering price of $         per share, the midpoint of the range on the cover page of this prospectus, you will incur immediate and substantial dilution of $         per share, representing the difference between our assumed initial public offering

price and our pro forma as adjusted net tangible book value per share. Based upon an assumed initial public offering price of $         per share, the midpoint of the range on the cover page of this prospectus, purchasers of our common stock in this offering will have contributed approximately     % of the aggregate purchase price paid by all purchasers of our stock but will own only approximately     % of our common stock outstanding after this offering. See “Dilution” for additional information.

To the extent outstanding stock options or warrants are exercised, there will be further dilution to new investors.

As of December 31, 2013, on a pro forma basis after giving effect to the corporate conversion, there were              shares of our common stock subject to outstanding stock options with a weighted average exercise price of $         per share. As of December 31, 2013, on a pro forma basis after giving effect to the corporate conversion, there were              shares of our common stock subject to outstanding warrants with a weighted average exercise price of $         per share. In addition, from January 1, 2014 through the date of this prospectus, we issued warrants to purchase              shares of our common stock with an exercise price equal to the public offering price. To the extent that these outstanding options and warrants are ultimately exercised, you will incur further dilution, and our stock price may decline.

Future sales and issuances of equity and debt securities could result in additional dilution to our stockholders and could place restrictions on our operations and assets, and these securities could have rights, preferences and privileges senior to those of our common stock.

We expect that additional capital may be needed in the future to continue our planned operations. To raise capital, we may from time to time issue additional shares of our common stock at a discount from the then-current trading price of our common stock. As a result, our common stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at this discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. Whether or not we issue additional shares of our common stock at a discount, any issuance of our common stock will, and any issuance of other equity securities or of options, warrants or other rights to purchase our common stock may, result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline. New investors could also gain rights, preference and privileges senior to those of holders of our common stock, which could cause the price of our common stock to decline. Debt securities may also contain covenants that restrict our operational flexibility or impose liens or other restrictions on our assets, which could also cause the price of our common stock to decline.

Pursuant to our equity incentive plans, we are authorized to grant equity-based incentive awards to our employees, directors and consultants. Under our 2014 Equity Incentive Plan, or the 2014 Plan, which will become effective immediately prior to the completion of this offering,              shares of our common stock will be available for future award. Under our Employee Stock Purchase Plan, or ESPP, which will become effective immediately prior to the completion of this offering,              shares of our common stock will be reserved for future issuance. In addition,              shares of our common stock had been reserved for future issuance pursuant to awards granted under our 2007 Incentive Common Share Plan, as amended, or 2007 Plan, as of December 31, 2013 will, upon completion of this offering, become reserved for future issuance under the 2014 Plan. Thereafter, the number of shares of our common stock available for future grant under our 2014 Plan will automatically increase each year by up to 2% of all shares of stock outstanding as of December 31 of the prior calendar year, subject to the ability of our board to take action to reduce the size of the increase in any given year. Future option grants and issuances of our common stock under our 2014 Plan may have an adverse effect on the market price of our common stock.

Requirements associated with being a public company will increase our costs significantly, as well as divert significant company resources and management attention.

Prior to this offering, we have not been subject to the reporting requirements of the Exchange Act or the other rules and regulations of the SEC or any securities exchange relating to public companies. We are working with our legal, independent accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, the expenses that will be required to adequately prepare for being a public company could be material, particularly after we cease to be an “emerging growth company.” Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. In addition, the changes we make may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the SOX Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” Because the JOBS Act has only recently been enacted, it is not yet clear whether investors will accept the more limited disclosure requirements that we may be entitled to follow while we are an “emerging growth company.” If they do not, we may end up electing to comply with disclosure requirements as if we were not an “emerging growth company,” in which case we would incur the greater expenses associated with these disclosure requirements.

We will remain an “emerging growth company” for up to five years after the completion of this offering, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time or if we have total annual gross revenue of $1 billion or more during any fiscal year before that time, we would cease to be an “emerging growth company” as of the end of that fiscal year, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an “emerging growth company” immediately.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we are not able to implement the requirements of Section 404 of the SOX Act in a timely manner or with adequate compliance, we may be subject to sanctions by regulatory authorities.

Section 404 of the SOX Act requires that we evaluate and determine the effectiveness of our internal controls over financial reporting and, beginning with our annual report for fiscal year 2015, provide a management report on the internal control over financial reporting. If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We will be evaluating our internal controls systems to allow management to report on, and eventually allow our independent auditors to attest to, our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and eventual auditor attestation requirements of Section 404 of the SOX Act. The aforementioned auditor attestation requirements will not apply to us until we are not an “emerging growth company.”

We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC or The NASDAQ Stock Market LLC, or NASDAQ. Any action of this type could adversely affect our financial results or investors’ confidence in us and could cause our stock price to fall. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources and could materially adversely affect our stock price. Inferior internal controls could also cause us to fail to meet our reporting obligations or cause investors to lose confidence in our reported financial information, which could have a negative effect on our stock price.

Our quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of research and development and manufacturing scale-up expenses related to our GeNOsyl™ products;

•	variations in the level of sales and marketing expenses related to our GeNOsyl™ products;

•	variations in the number of units of our GeNOsyl™ products that are manufactured, and the costs of manufacture;

•	if our GeNOsyl™ products are approved for commercial sale, the level of underlying demand for the system;

•	the addition or termination of clinical trials;

•	entry into any collaborative, licensing, distribution or similar arrangements, and the timing of payments we may make or receive under these arrangements;

•	any intellectual property infringement lawsuit or opposition, interference or cancellation proceeding in which we may become involved; and

•	regulatory developments affecting our GeNOsyl™ products or comparable products being developed or commercialized by our competitors.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

We will have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

Our management will have broad discretion over the use of the net proceeds from this offering. Because of the number and variability of factors that will determine our use of these proceeds, you may not agree with how we allocate or spend the proceeds from this offering. We may pursue clinical trials or a commercial strategy that does not result in an increase in the market value of our common stock and that may increase our losses. Our failure to allocate and spend the net proceeds from this offering effectively would have a material adverse effect on our financial condition and business. Until the net proceeds are used, they may be placed in investments that do not produce significant investment returns or that may lose value.

Provisions of our organizational documents or Delaware law could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions in our amended and restated certificate of incorporation and our bylaws that will become effective prior to the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include:

•	a classified board of directors so that not all directors are elected at one time;

•	a prohibition on stockholder action through written consent;

•	a requirement that special meetings of stockholders be called only by the board of directors, the chairman of the board of directors or the chief executive officer;

•	an advance notice requirement for stockholder proposals and nominations;

•	the authority of our board of directors to issue preferred stock with these terms as our board of directors may determine; and

•	a requirement of approval of not less than 75% of all outstanding shares of our capital stock entitled to vote to amend any bylaws by stockholder action, or to amend specific provisions of our amended and restated certificate of incorporation.

In addition, Delaware law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns or within the last three years has owned 15% or more of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Delaware law may discourage, delay or prevent a change in control of our company.

Provisions in our organizational documents and other provisions of Delaware law could limit the price that investors are willing to pay in the future for shares of our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future; therefore capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, the terms of any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Changes in, or interpretations of, accounting rules and regulations could result in unfavorable accounting charges or require us to change our compensation policies.

Accounting methods and policies for biopharmaceutical companies, including policies governing revenue recognition, research and development and related expenses and accounting for share-based compensation, are subject to further review, interpretation and guidance from relevant accounting authorities, including the SEC.

In addition, we are choosing to “opt out” of the extended transition period for complying with new or revised accounting standards that is provided by Section 102 of the JOBS Act. Changes to, or interpretations of, accounting methods or policies may require us to reclassify, restate or otherwise change or revise our financial statements, including those contained in this filing.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. In some cases you can identify these statements by forward-looking words, such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “potential,” “seek,” “expect,” “goal” or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	the design, verification and validation testing of our systems for the conversion of liquid NO2 to, and delivery of, therapeutic NO gas;

•	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

•	our ability to advance product candidates into, and successfully complete, clinical trials;

•	the timing or likelihood of regulatory filings, approvals and designations;

•	the commercialization of our product candidates, if approved;

•	the ability of our product candidates to deliver the expected competitive advantages;

•	the implementation of our business model, strategic plans for our business, product candidates and technology;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

•	our commercialization, marketing and manufacturing capabilities and strategy;

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

•	our use of proceeds from this offering;

•	our financial performance; and

•	developments relating to our competitors and our industry.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND OTHER DATA

This prospectus also includes estimates, projections and statistical and other industry and market data that, unless otherwise stated, we obtained from industry publications and research, surveys and studies conducted by third parties. This information includes data regarding the estimated size of our target markets and the incidence of certain medical conditions. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of this information. We believe these industry publications and third-party research, surveys and studies are reliable.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of              shares of our common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $         million, or $         million if the underwriters’ option to purchase additional shares is exercised in full. Each $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $         million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering by $         million, assuming the initial public offering price as set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds we receive from this offering to fund the development and commercialization of GeNOsyl™ Acute DS and the clinical development of GeNOsyl™ Chronic DS. We currently estimate that we will use the net proceeds, together with our existing cash and cash equivalents, as follows:

•	approximately $3.1 million to fund the cost of our Phase 3 trial and new drug application filing for GeNOsyl™ Acute DS in acute vasoreactivity testing in patients with pulmonary arterial hypertension;

•	approximately $3.2 million to initiate a Phase 2 trial of GeNOsyl™ Acute DS for the reduction of onset of right heart failure associated with the implantation of a left ventricular assist device;

•	approximately $2.3 million to initiate a safety study and seek market authorization for GeNOsyl™ Acute DS in hypoxic respiratory failure associated with persistent pulmonary hypertension of the newborn;

•	approximately $15.5 million to complete Phase 2 trial enrollment, initiate a pilot Phase 2/3 trial and initiate Phase 3 trials of GeNOsyl™ Chronic DS in pulmonary hypertension secondary to idiopathic pulmonary fibrosis and pulmonary arterial hypertension; and

•	approximately $2.1 million to repay promissory notes issued on November 12, 2013 to David H. Fine, our Executive Chairman and Chief Scientific Officer, and JAK Trust, of which Theo Melas-Kyriazi, our Director, is a trustee, which accrue interest at a rate of 6.25% per annum, compounded, and mature on April 30, 2014. See “Certain Relationships and Related Party Transactions—Debt Instruments.” We used the proceeds from the issuance of these promissory notes to repay $2.0 million of principal amount, plus accrued interest, in respect of a one-year promissory note issued to The Medicines Company on November 19, 2012, which accrued interest at a rate of 6.25% per annum. We used the proceeds from the issuance of The Medicines Company note to fund research and development expenses, clinical development, working capital and for general corporate purposes.

We will use the remaining net proceeds, if any, for the further advancement of our early-stage development programs; for further product development; and for general corporate purposes, such as general and administrative expenses, working capital and prosecution and maintenance of our intellectual property rights. This offering is also intended to facilitate our future access to public markets.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including the factors described under “Risk Factors” in this prospectus. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

Pending these uses, we intend to invest the net proceeds in high-quality, investment-grade, short-term fixed income instruments which include corporate, financial institution, federal agency or U.S. government obligations.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CORPORATE CONVERSION

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will engage in the following transactions, which we refer to collectively as the corporate conversion:

•	we will conduct a 1-for reverse share split, pursuant to which every of our pre-reverse split common shares and Series A preferred shares will be combined and reclassified into one common share or Series A preferred share, respectively;

•	we will convert from a Delaware limited liability company to a Delaware corporation by filing a certificate of conversion and a certificate of incorporation with the Secretary of State of the State of Delaware; and

•	we will change our name from GeNO LLC to GeNO Healthcare Corp.

As part of the corporate conversion:

•	holders of our common shares will receive shares of our common stock for the common shares held immediately prior to the corporate conversion;

•	holders of our Series A preferred shares will receive shares of our Series A preferred stock for the Series A preferred shares held immediately prior to the corporate conversion;

•	holders of options to purchase our common shares will receive options to purchase shares of our common stock for the common shares underlying the holder’s options immediately prior to the corporate conversion; and

•	holders of warrants to purchase our common shares will receive warrants to purchase shares of our common stock for the common shares underlying the holder’s warrants immediately prior to the corporate conversion.

Assuming the effectiveness of the corporate conversion as of December 31, 2013:

•	outstanding common shares of GeNO LLC will convert into an aggregate of shares of our common stock;

•	outstanding Series A preferred shares of GeNO LLC will convert into an aggregate of shares of our Series A preferred stock;

•	outstanding options to purchase common shares of GeNO LLC will convert into options to purchase an aggregate of shares of our common stock, with a weighted average exercise price of $ per share; and

•	outstanding warrants to purchase common shares of GeNO LLC will convert into warrants to purchase an aggregate of shares of our common stock, with a weighted average exercise price of $ per share.

After converting to a corporation, GeNO Healthcare Corp. will initially be governed by a certificate of incorporation to be filed with the Delaware Secretary of State and bylaws. On the effective date of the corporate conversion, the members of the board of managers of GeNO LLC will become the members of the board of directors of GeNO Healthcare Corp. and the officers of GeNO LLC will become the officers of GeNO Healthcare Corp.

Upon the closing of this offering, all outstanding shares of our Series A preferred stock will be automatically converted into shares of our common stock pursuant to the terms of our certificate of incorporation and we will file an amended and restated certificate of incorporation to reflect the conversion of our Series A preferred stock. The material portions of our amended and restated certificate of incorporation and bylaws are described in “Description of Capital Stock.”

For the convenience of the reader, except as the context otherwise requires, all information included in this prospectus is presented giving effect to the corporate conversion.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of December 31, 2013 on:

•	an actual basis;

•	a pro forma basis after giving effect to the corporate conversion and the conversion of all outstanding shares of our Series A preferred stock into shares of our common stock based on an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•	a pro forma as adjusted basis to give further effect to our receipt of the net proceeds from our sale of shares of common stock in this offering at an assumed public offering price of $ , the midpoint of the price range set forth on the cover of this prospectus, after the repayment of certain promissory notes as set forth in “Use of Proceeds” and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2013
	Actual	Pro Forma	Pro Forma As Adjusted (1)
	(in thousands, except share data)
Cash and cash equivalents	$1,541	$	$

Total debt, current and non-current, net of debt discount of $50	$2,967	$	$

Series A Preferred Shares	16,630
Members’ equity, excluding deficit accumulated during the development stage of $41,446	24,286
Stockholders’ equity	—
Preferred stock, $0.001 par value; no shares authorized, issued or outstanding, actual; shares authorized, no shares issued or outstanding, pro forma and pro forma as adjusted	—
Common stock, $0.001 par value; no shares authorized, issued or outstanding, actual; shares authorized, shares issued and outstanding, pro forma; and shares authorized, shares issued and outstanding, pro forma as adjusted	—
Additional paid-in capital	—
Deficit accumulated during the development stage	(41,446)

Total members’/stockholders’ deficit	(17,160)

Total capitalization	$2,437	$	$

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) the amounts of cash and cash equivalents, stockholders’ equity, additional paid-in capital, total stockholder’s equity and total capitalization by $ million, assuming the number of shares offered by us remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses that we must pay. Similarly, each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) the amounts of cash and cash equivalents, stockholders’ equity, additional paid-in capital, total stockholder’s equity and total capitalization by $ million, assuming the initial public offering price as set forth on the front cover of this prospectus remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses that we must pay.

The number of shares of our common stock to be outstanding following this offering and other information based thereon is based on              shares of our common stock outstanding as of December 31, 2013 and assumes:

•	the corporate conversion takes place prior to the effectiveness of the registration statement of which this prospectus forms a part (see “Corporate Conversion”);

•	the conversion of all outstanding shares of our Series A preferred stock into shares of our common stock upon the completion of this offering; and

•	the adoption of our amended and restated certificate of incorporation upon the completion of this offering.

The number of shares of common stock outstanding following this offering and the other information based thereon does not reflect:

•	shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2013, with a weighted average exercise price of $ per share;

•	shares of our common stock issuable upon the exercise of warrants outstanding as of December 31, 2013, with a weighted average exercise price of $ per share;

•	shares issuable upon the conversion of our Series A preferred shares that were issued after December 31, 2013;

•	warrants to purchase shares of our common stock issued after December 31, 2013;

•	shares of our common stock reserved for issuance under our 2014 Equity Incentive Plan, which will become effective in connection with this offering; and

•	shares of our common stock reserved for issuance under our Employee Stock Purchase Plan, which will become effective in connection with this offering.

Unless otherwise indicated, this prospectus assumes no exercise by the underwriters of their option to purchase additional shares.

The number of shares of our common stock, as reflected above, that we assume will be issued upon conversion of our Series A preferred stock is based on an assumed initial public offering price of $        , which is the midpoint of the price range set forth on the front cover page of this prospectus. If the initial public offering price is less than $         per share, each share of our Series A preferred stock will convert into a number of shares of our common stock determined by dividing $         by the initial public offering price. A $1.00 increase in the assumed initial public offering price would decrease the aggregate number of shares of our common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares; a $1.00 decrease in the assumed initial public offering price would increase the aggregate number of shares of our common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

At December 31, 2013, our pro forma net tangible book value (deficit) was approximately $        , or $         per share of common stock. Pro forma net tangible book value per share represents the amount of our tangible assets less our liabilities, divided by              shares of our common stock outstanding at December 31, 2013 after giving effect to the corporate conversion and conversion of all outstanding shares of our Series A preferred stock into                  shares of our common stock upon completion of this offering. See “Corporate Conversion” for additional information.

After giving effect to our sale of              shares of our common stock in this offering at an assumed initial public offering price of $        , the midpoint of the price range set forth on the front cover of this prospectus, after the repayment of certain promissory notes as set forth in “Use of Proceeds” and after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at December 31, 2013 would have been $        , or $         per share of our common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $         per share to existing stockholders and immediate dilution of $         per share to new investors.

The following table illustrates this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of December 31, 2013	$
Increase in pro forma net tangible book value per share attributable to new investors	$

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the front cover of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share by $         to existing stockholders, and dilution per share to new investors by $        , assuming the number of shares offered by us remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses that we must pay. Similarly, each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value per share by $         to existing stockholders, and dilution per share to new investors by $        , assuming the initial public offering price as set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses that we must pay.

If the underwriters exercise their option to purchase additional shares of our common stock from us in full, the pro forma as adjusted net tangible book value per share would be $        , the increase in pro forma as adjusted net tangible book value per share to existing stockholders would be $         and the dilution per share to new investors purchasing shares in this offering would be $        .

If all our outstanding options had been exercised, the pro forma net tangible book value as of December 31, 2013 would have been $         million, or $         per share, and the pro forma as adjusted net tangible book value after this offering would have been $         million, or $         per share, causing dilution to new investors of $         per share.

The number of shares of our common stock to be outstanding following this offering and other information based thereon is based on              shares of our common stock outstanding as of December 31, 2013 and does not reflect:

•	shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2013, with a weighted average exercise price of $ per share;

•	shares of our common stock issuable upon the exercise of warrants outstanding as of December 31, 2013, with a weighted average exercise price of $ per share;

•	shares issuable upon the conversion of our Series A preferred shares that were issued after December 31, 2013;

•	warrants to purchase shares of our common stock issued after December 31, 2013;

•	shares of our common stock reserved for issuance under our 2014 Equity Incentive Plan, which will become effective in connection with this offering; and

•	shares of our common stock reserved for issuance under our Employee Stock Purchase Plan, which will become effective in connection with this offering.

Unless otherwise indicated, this prospectus assumes no exercise by the underwriters of their option to purchase additional shares.

In calculating pro forma net tangible book value per share, the number of shares of our common stock that we assume will be issued upon conversion of our Series A preferred stock is based on an assumed initial public offering price of $        , which is the midpoint of the price range set forth on the front cover page of this prospectus. If the initial public offering price is less than $         per share, each share of our Series A preferred stock will convert into a number of shares of our common stock determined by dividing $         by the initial public offering price. A $1.00 increase in the assumed initial public offering price would decrease the aggregate number of shares of our common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares; a $1.00 decrease in the assumed initial public offering price would increase the aggregate number of shares of our common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares.

SELECTED FINANCIAL DATA

We have derived the following selected financial data for the years ended December 31, 2012 and 2013 from our audited financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in this prospectus.

	December 31,
	2012		2013
	(in thousands, except share and per share data)
Statement of Operations Data:
Grant revenue		$246		$48
Operating expenses:
Research and development		6,048		7,550
General and administrative		2,042		4,762

Total operating expenses		8,090		12,312

Loss from operations		(7,844)		(12,264)
Total other income (expense), net		(3,007)		1,396

Net loss and comprehensive loss		(10,851)		(10,868)
Accretion of Series A Preferred shares		—		(144)

Net loss applicable to common shareholders		$(10,851)		$(11,012)

Per share information:
Net loss per share applicable to common shareholders, basic and diluted (1)		$(0.65)		$(0.66)

Weighted average shares outstanding, basic and diluted (1)		16,634,704		16,759,858

Pro forma net loss per share, basic and diluted (unaudited) (2)	$		$

Pro forma weighted average shares outstanding, basic and diluted (unaudited) (2)

(1)	Our net loss per share applicable to common shareholders, basic and diluted, is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period.
(2)	Our pro forma net loss per share, basic and diluted, assumes the corporate conversion.

The table below presents selected balance sheet data as of the date indicated:

	As of December 31,
	2012	2013
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,076	$1,541
Working deficit	$(12,452)	$(2,611)
Total assets	$3,391	$4,612
Total debt, net of debt discount of $50	$14,675	$2,967
Deficit accumulated during the development stage	$(30,578)	$(41,446)
Total members’/stockholders’ deficit	$(12,244)	$(17,160)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read together with “Prospectus Summary—Summary Financial Data,” “Selected Financial Data” and our financial statements and accompanying notes included elsewhere within this prospectus. This discussion includes both historical information and forward-looking information that involves risks, uncertainties and assumptions. Our actual results may differ materially from management’s expectations as a result of various factors, including but not limited to those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a biopharmaceutical company focused on the design, development and commercialization of next-generation products to address unmet medical needs of patients with a variety of pulmonary and cardiac diseases. We are currently developing inhaled nitric oxide, or NO, products for use in the hospital setting and for longer-term applications outside of the hospital setting. These products, which are based on our novel GeNOsyl™ drug delivery technology, are comprised of a single-use drug cassette and either a portable console or wearable controller. We are currently developing two next-generation drug products: GeNOsyl™ Acute DS, for use in the hospital setting, and GeNOsyl™ Chronic DS, for use outside of the hospital setting.

We have devoted substantially all of our resources to our development efforts, including conducting clinical trials of our product candidates, protecting our intellectual property and providing general and administrative support for these operations. We do not have any products approved for sale and have not generated any revenue from any source other than from government grants. As a result, we are considered a development stage company for financial reporting purposes. To date, we have funded our operations primarily through the private placement of our common shares and convertible notes. From inception in March 2006 through December 31, 2013, we have raised a total of approximately $30,549,000 from the issuance of Series A preferred shares, common shares, convertible notes and management loans.

We have incurred losses in each year since our inception. Our net losses were approximately $10,868,000 and $10,852,000 for the years ended December 31, 2013 and 2012, respectively, As of December 31, 2013, we had a deficit accumulated during the development stage of approximately $41,446,000. The difference between our total capital raised from inception and our deficit accumulated during the development stage is primarily due to non-cash share-based compensation expense and changes in fair value of our convertible notes. Substantially all of our operating losses resulted from costs incurred in connection with our development programs and from general and administrative costs associated with our operations. As a result of our continued losses and low cash balances, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements expressing substantial doubt as to our ability to continue as a going concern.

We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. We anticipate that our expenses will increase substantially as we:

•	continue existing and initiate additional clinical trials relating to our products;

•	seek regulatory approvals for our product candidates that successfully complete clinical trials;

•	build appropriate manufacturing facilities for the manufacture of, or outsource the manufacture of, any products for which we may obtain regulatory approval;

•	build our own sales force, or contract with third parties, for the sales, marketing and distribution of any products for which we obtain regulatory approval;

•	maintain, expand and protect our intellectual property portfolio;

•	continue our other research and development efforts;

•	hire additional clinical, quality control, scientific and management personnel; and

•	add operational, financial and management information systems and personnel, including personnel to support our product development and commercialization efforts and to operate as a public company.

We do not expect to generate product revenue unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates currently under development, which we expect will take a number of years and is subject to significant uncertainty. Accordingly, we may need to raise additional capital prior to the commercialization of our GeNOsyl™ products. Until such time, if ever, as we can potentially generate substantial product revenue, we expect to finance our operating activities through a combination of equity offerings, debt financings, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds when needed on favorable terms or at all. Our failure to raise capital as and when needed would have a material negative impact on our financial condition and our ability to develop and commercialize our product candidates.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Financial Overview

Revenue

To date, we have not generated revenue from the sale of any products or from any other source other than one-time grants from the U.S. Government’s Qualifying Therapeutic Discovery Project and the National Institute of Health, or NIH. In the future, we anticipate generating revenue from a combination of sales of our products, if approved, whether through our own or a third-party sales force, license fees, milestone and royalty payments in connection with strategic collaborations. We expect that any revenue we generate will fluctuate from quarter to quarter. If we or our strategic partners fail to complete the development of our GeNOsyl™ products in a timely manner or obtain regulatory approval for them, or if we fail to develop our own sales force or find one or more strategic partners for the commercialization of approved products, our ability to generate future revenue, and our financial condition and results of operations, would be materially adversely affected.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities, including conducting preclinical studies and clinical trials, manufacturing development efforts and activities related to regulatory filings for our product candidates. Our research and development expenses consist primarily of:

•	employee-related expenses, which include salaries, benefits and share-based compensation expense, for personnel in research and development functions;

•	fees paid to consultants and clinical research organizations, or CROs, in connection with our clinical trials, and other related clinical trial costs, such as for investigator grants, patient screening, laboratory work and statistical compilation and analysis;

•	costs related to acquiring and manufacturing clinical trial materials;

•	costs related to compliance with regulatory requirements;

•	consulting fees paid to third parties related to non-clinical research and development;

•	research supplies; and

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory and other supplies.

We recognize our research and development expenses as they are incurred. We plan to increase our research and development expenses for the foreseeable future as we seek to complete development of our GeNOsyl™ products.

Our research and development expenses consist principally of external costs, such as fees paid to investigators, consultants and laboratories in connection with our clinical trials and related clinical trial fees. Our internal resources, employees and infrastructure are not directly tied to any individual research project and are typically deployed across multiple projects.

We do not track our employee and facility related research and development costs by project, as we typically use our employee and infrastructure resources across multiple research and development programs as well as to provide support for our collaborative agreements with third parties. We believe that the allocation of these costs would be arbitrary and would not be meaningful. We account for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received.

From inception through December 31, 2013, we spent approximately $26,857,000 on research and development expenses. During the two-year period ended December 31, 2013, we spent approximately $13,598,000 on research and development expenses. We expect our research and development expenses to increase for the foreseeable future as we advance our clinical development programs. The process of conducting the preclinical studies and clinical trials necessary to obtain regulatory approval is costly and time consuming. We or our partners may never succeed in achieving marketing approval for any of our product candidates currently under development. The probability of success for each product candidate may be affected by numerous factors, including preclinical data, clinical data, competition, manufacturing capability and commercial viability. We are responsible for all of the research and development costs unless and to the extent that we engage with partners for these programs in the future.

The successful development of our clinical and preclinical product candidates is highly uncertain. At this time, we cannot reasonably estimate the nature, timing or costs of the efforts that will be necessary to complete the remainder of the development of any of our clinical or preclinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing our GeNOsyl™ products, including the uncertainty of:

•	the scope, rate of progress and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;

•	future clinical trial results; and

•	the timing of regulatory approvals.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA, the competent authorities of any of the EEA Member States or another regulatory authority were to require us to conduct clinical trials beyond those which we currently anticipate or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs for employees in executive, operational, finance and human resources functions. Other significant general and administrative expenses include professional fees for accounting, legal and information technology services, facilities costs, and expenses associated with obtaining and maintaining patents.

We expect that our general and administrative expenses will increase with the continued development and potential commercialization of our product candidates and our expenses will increase as we operate as a public company. We believe that these increases will likely include increased costs related to the hiring of additional personnel, increased fees for outside consultants, lawyers, accountants and increased fees for directors and officers insurance. We also expect to incur significant costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.

Changes in Fair Value of Convertible Notes

From 2010 through 2013, we issued unsecured convertible debt securities, which we refer to as the convertible notes, in the original aggregate principal amount of approximately $9,048,000. We account for the convertible notes in accordance with ASC 480-10, Distinguishing Liabilities from Equity. Because the convertible notes are convertible into a variable number of common shares based on a fixed monetary value and the conversion right is the predominant feature, we followed the provisions of ASC 480-10-25-14. This guidance requires the convertible notes to be classified as a liability and be reported at fair value, which is the fixed monetary value for common shares into which the convertible notes are convertible. The excess of the amount recognized as a liability for the convertible notes over the fair value upon issuance is recognized in other income (expense) as an expense related to the change in the fair value of the convertible notes at each reporting period. Subsequent changes in the fair value of our convertible notes are reported as unrealized gains or loss related to changes in fair value of convertible notes in other income (expense). The convertible notes bore interest at a rate of 10.0% per annum and were scheduled to mature on October 31, 2013, except for the $2,000,000 convertible promissory note held by The Medicines Company which bore interest at a rate of 6.25% per annum. On September 20, 2013, all of the convertible notes with the exception of The Medicines Company note were converted into Series A preferred shares. The convertible note to The Medicines Company was repaid in full on November 12, 2013 by the issuance of promissory notes in the aggregate principal amount of $2,123,000 to David H. Fine, our Executive Chairman and Chief Scientific Officer and director, and the JAK Trust, one of the trustees of which is Theo Melas-Kyriazi, our director. These notes bear interest at 6.25% per annum and the outstanding principal balance plus accrued interest was due on January 31, 2014. On January 30, 2014, the maturity date of the promissory notes was extended from January 31, 2014 to April 30, 2014.

Other Income (Expense), Net

Interest income consists of interest earned on our cash and cash equivalents. We expect our interest income to increase following this offering as we invest the net proceeds from this offering pending their use in our operations.

Interest expense in 2013 and 2012 consisted primarily of interest costs related to the convertible notes described above, below and in Note 2 to our financial statements.

Results of Operations

Comparison of Years Ended December 31, 2013 and 2012

The following table summarizes the results of our operations for each of the years ended December 31, 2012 and 2013, together with the changes in those items in dollars and as a percentage:

	December 31,		Increase/ (Decrease)	% Increase/ (Decrease)
	2012	2013
Grant revenue	$246,000	$48,000	$(198,000)	-80.5%
Research and development expense	6,048,000	7,550,000	1,502,000	24.8%
General and administrative expense	2,042,000	4,762,000	2,720,000	133.2%
Change in fair value of convertible notes	2,357,000	(2,205,000)	(4,562,000)	-193.6%
Interest expense, net	651,000	809,000	158,000	24.3%

Net loss applicable to common shareholders	$(10,852,000)	$(10,868,000)	$(16,000)

Grant Revenue

Revenue for the years ended December 31, 2013 and 2012 was entirely derived from a NIH Phase 1 grant which began in April 2012 and was substantially completed by the end of March 2013. Revenue was significantly higher for the year ended December 31, 2012 due to the timing of the animal studies conducted under this grant, which occurred during this time period.

Research and Development Expense

Research and development expense increased by approximately $1,502,000, or 24.8%, for the year ended December 31, 2013 compared to the year ended December 31, 2012. The increase was primarily due to the increase in clinical study activity and increased compensation expense from share-based compensation.

General and Administrative Expense

General and administrative expense increased by approximately $2,720,000, or 133.2%, for the year ended December 31, 2013 compared to the year ended December 31, 2012, primarily due to an increase in wages with the addition of a President, Chief Financial Officer, General Counsel and Vice President of Administration, and Vice President of European Sales and Marketing, and increased share-based compensation expense.

Changes in Fair Value of Convertible Notes

The fair value of the convertible notes decreased by approximately $4,562,000, or 193.6%, for the year ended December 31, 2013 compared to the year ended December 31, 2012, primarily due to the conversion of approximately $9,882,000 of convertible notes including accrued interest into Series A preferred shares on September 20, 2013 as well as the repayment of $2,122,000 to The Medicines Company including principal and accrued interest. Upon conversion and repayment of such notes, we recorded a gain of $2,205,000 relating to the changes in fair value of the convertible notes.

Interest Expense, Net

The increase in interest expense, net of approximately $158,000, or 24.3%, for the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily due to an increase in borrowings as well as amortization of a debt discount relating to warrants issued in connection with our related party notes in November 2013.

Liquidity and Capital Resources

Sources of Liquidity

From our inception in March 2006 through December 31, 2013, we have funded our operations primarily with approximately $30,549,000 from the sale of Series A preferred shares, common shares, convertible notes and management loans.

As of December 31, 2013, we had cash and cash equivalents of approximately $1,541,000.

On November 12, 2013, we received financing from Dr. Fine and the JAK Trust in the aggregate principal amount of $2,123,000. We used the proceeds to repay $2,122,603 to The Medicines Company including principal and accrued interest. In connection with the issuance of promissory notes, we also issued warrants to purchase an aggregate of 50,000 common shares to the holders of the notes. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant.

On January 30, 2014, we extended the expiration of the promissory notes from January 31, 2014 to April 30, 2014. In connection with the extension, we issued warrants to purchase an aggregate of 50,000 common shares to the holders of the promissory notes. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant.

Our future capital requirements will depend on many factors, including our results of operations and the expansion of our research and development, sales and marketing and general and administrative functions. If we require additional capital resources to grow our business internally or to acquire complementary technologies and businesses at any time in the future, we may seek to sell additional equity, or raise funds through debt financing or other sources. The sale of additional equity could result in additional dilution to our stockholders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility, and would also require us to incur additional interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain financing on terms favorable to us. As a result of our continued losses, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements expressing substantial doubt as to our ability to continue as a going concern.

Cash Flows

The following table sets forth information regarding our cash flows for the periods set forth below:

	December 31,
	2012	2013
Net cash provided by (used in):
Operating activities	$(7,208,000)	$(6,197,000)
Investing activities	(165,000)	(92,000)
Financing activities	2,855,000	5,754,000

Net decrease in cash and equivalents	$(4,518,000)	$(535,000)

Operating Activities. Net cash used in operating activities of approximately $7,208,000 during the year ended December 31, 2012 was primarily due to our net loss of approximately $10,852,000, coupled with changes in operating assets and liabilities of approximately $42,000 and non-cash items of approximately $3,601,000. Net cash used in operating activities of $6,197,000 during the year ended December 31, 2013 was primarily due to our net loss of approximately $10,868,000, coupled with changes in operating assets and liabilities of approximately $1,181,000 and non-cash items of approximately $3,490,000.

Investing Activities. Net cash used in investing activities was approximately $165,000 for the year ended December 31, 2012 and approximately $92,000 for the year ended December 31, 2013. Net cash used in investing activities during both of these periods reflected our purchases of property and equipment.

Financing Activities. Net cash provided by financing activities was approximately $2,855,000 and $5,754,000 for the years ended December 31, 2012 and December 31, 2013, respectively. Net cash provided by financing activities in 2012 was primarily due to a $2,000,000 convertible note to The Medicines Company, $785,000 of convertible notes to other members and $368,000 related to proceeds received from the issuance of common shares. The net cash provided by financing activities for the year ended December 31, 2013 consisted of approximately $1,270,000 of net receipts from the issuance of convertible notes, $6,355,000 from the issuance of Series A preferred shares and $2,123,000 from the issuance of promissory notes; partially offset by the repayment of The Medicines Company convertible note of approximately $2,123,000 and $1,867,000 of prepaid costs related to this offering.

Funding Requirements

To date, we have not generated any product revenue from our development stage product candidates or from any other source other than from government grants. We do not expect to generate product revenue unless or until we obtain regulatory approvals to market our GeNOsyl™ products.

Subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We will need substantial additional funding in connection with our continuing operations. Furthermore, upon the closing of this offering, we expect to incur additional costs associated with operating as a public company.

We anticipate that the promissory notes in the aggregate principal amount of $2,123,000 that we issued to Dr. Fine and the JAK Trust will be repaid with the proceeds of this offering. On January 30, 2014, the maturity date of the promissory notes was extended from January 31, 2014 to April 30, 2014. We used the proceeds from the issuance of these promissory notes to repay $2,123,000 to The Medicines Company, including principal and interest in respect of a promissory note issued to The Medicines Company on November 19, 2012.

We believe that our available cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to fund our anticipated level of operations for at least the next 12 months. Our future financing requirements will depend on many factors, some of which are beyond our control. Factors affecting our financing requirements include, but are not limited to:

•	the rate of progress and cost of our clinical trials, preclinical studies and other discovery and research and development activities;

•	the timing of, and costs involved in, seeking and obtaining marketing approvals for our products, and in maintaining quality systems standards for our products;

•	our ability to manufacture sufficient quantities of our products to meet expected demand;

•	the costs of preparing, filing, prosecuting, maintaining and enforcing any patent claims and other intellectual property rights, including litigation costs and the results of litigation;

•	our ability to enter into collaboration, licensing or distribution arrangements and the terms and timing of these arrangements;

•	the potential need to expand our business, resulting in additional payroll and other overhead expenses;

•	the potential need to acquire, by acquisition or in-licensing, other products or technologies; and

•	the emergence of competing technologies or other adverse market or technological developments.

Future capital requirements will also depend on the extent to which we acquire or invest in additional complementary businesses, products and technologies. We currently have no understandings, commitments or agreements relating to any of these types of transactions.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings, credit facilities, government grants and contracts and/or strategic collaborations. Additional financing may not be available to us when we need it or it may not be available to us on favorable terms, if at all. In its report accompanying our audited financial statements for the year ended December 31, 2013, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations and lack of sufficient working capital raise substantial doubt as to our ability to continue as a going concern. Such an opinion could impair our ability to finance our operations through the sale of debt or equity securities or commercial bank loans.

Additionally, to the extent that we seek a partner to develop any of our programs, we may not be able to secure collaboration on favorable terms, if at all. A partnership may not provide sufficient funding or value to bring one of our potential products to market, and further funding and/or partnerships may be required. The terms of any partnership may also significantly limit our share of potential future profits from the partnered product, may require us to relinquish potentially valuable rights to our current potential products or proprietary technologies, or may grant licenses on terms that are not favorable to us. If we are unable to obtain adequate financing or form favorable collaborations when needed, we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials or research and development programs or our commercialization efforts.

Contractual Obligations and Commitments

Our principal commitments consist of obligations under our outstanding debt facilities and purchase commitments for our other support services. The following table summarizes these contractual obligations at December 31, 2013. Future events could cause actual payments to differ from these estimates.

	Payment due by period
	Total	Less Than 1 Year	2-3 Years	4-5 Years	More Than 5 Years
Notes payable, related party(1)
Principal payments	$893,816	$18,343	$44,658	$51,851	$778,964
Interest payments	838,576	66,381	128,023	120,831	523,341
Notes payable, related party(2)
Principal payments	2,123,000	2,123,000	—	—	—
Interest payments	28,971	28,971	—	—	—
Operating lease obligations	44,076	44,076	—	—	—

Total	$3,928,439	$2,280,771	$172,681	$172,682	$1,302,305

(1)	The Company entered into a promissory note, dated January 28, 2009, in the amount of $893,816, payable to an entity owned by Dr. Fine. The note bears interest at 7.49%. The note requires interest only payments until February 2014 and then requires payments of principal and interest over a 20 year period ending in January 2034. The note is secured by a mortgage and security agreement on our mortgaged property, intangible property, collateral and rents.
(2)	Promissory notes, dated November 12, 2013, in the principal amounts of $1,123,000 and $1,000,000 payable to Dr. Fine and the JAK Trust, respectively. The notes are unsecured, bear interest at an annual rate of 6.25% and the outstanding principal balances plus accrued interest were originally due on January 31, 2014. On January 30, 2014, the maturity date of the promissory notes was extended from January 31, 2014 to April 30, 2014.

We enter into contracts in the normal course of business with clinical research organizations for clinical trials and clinical supply manufacturing and with vendors for preclinical research studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination on notice and therefore we believe that our non-cancelable obligations under these agreements are not material.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in our financial statements. We evaluate our estimates and judgments, including those related to accrued expenses, fair value of our convertible notes and share-based compensation, on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Our significant accounting policies are described in more detail in the notes to our audited financial statements included in this prospectus. We believe the following accounting policies to be most critical to the judgments and estimates used in preparation of our financial statements.

Research and Development Expenses

Research and development costs are expensed as incurred. Included in research and development costs are wages, benefits and other operating costs, facilities, supplies, external services and overhead related to our research and development departments, as well as costs to acquire technology licenses and clinical trial expenses.

Clinical trial expenses include expenses associated with set-up and patient related costs from the trial sites which are billed to us directly by those sites, and consulting fees paid to monitor the sites. The invoicing from sites can be delayed by several months. We accrue these site costs based on up-front budgets negotiated with each site, and the patient related costs based on our knowledge of patient enrollment status at each site as verified by our monitors.

Accrued Expenses

As part of the process of preparing our financial statements, we are required to estimate accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable vendor personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost. The majority of our service providers invoice us monthly in arrears for services performed. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary.

If possible, we obtain information regarding unbilled services directly from these service providers. However, we may be required to estimate these services based on other information available to us, including our estimates of the work undertaken during relevant periods based on supervision of that work by our employees and consultants. If we underestimate or overestimate the activity or fees associated with a study or service at a given point in time, adjustments to research and development expenses may be necessary in future periods. Historically, our estimated accrued liabilities have approximated actual expense incurred. Subsequent changes in estimates may result in a material change in our accruals.

Convertible Notes

We account for the convertible notes in accordance with ASC 480-10, Distinguishing Liabilities from Equity. Because the convertible notes are convertible into a variable number of common shares based on a fixed monetary value and the conversion right is the predominant feature, we followed the provisions of ASC 480-10-25-14. This guidance requires the convertible notes to be classified as a liability and be reported at fair value, which is the fixed monetary value for shares into which the convertible notes are convertible. The excess of the amount recognized as a liability for the convertible notes over the proceeds received upon issuance is recognized in other expense as a loss related to the changes in the fair value of the convertible notes at each reporting period. Subsequent changes in the fair value of our convertible notes are reported as gains or loss related to changes in fair value on convertible notes in the respective reporting period.

The fair values of the convertible notes are estimated using the probability-weighted expected return method, or PWERM. The PWERM estimates the value of the convertible notes, including the embedded conversion and contingent warrant features. We used a market approach to determine a range of enterprise values for a potential liquidity event. The future values of the convertible notes, under each outcome, are discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability-weighted to arrive at an indication of fair value, as of each valuation date. See “Fair Value of Our Securities” below. As of December 31, 2013, we did not have any convertible notes outstanding.

Share-Based Compensation

We apply the fair value recognition provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation to account for share-based compensation. To date, we have issued the following types of equity securities:

•	Series A preferred shares;

•	Common shares;

•	Incentive common shares that are treated as LLC profits interests;

•	Incentive common shares that are not treated as LLC profits interests; and

•	Options to purchase common shares.

We have also issued convertible notes that are convertible into common shares or other securities issued in connection with a financing, some of which converted into Series A preferred shares in September 2013 and warrants that are exercisable for common shares. In this section, we refer to our Series A preferred shares, common shares, incentive common shares, options, convertible notes and warrants collectively as our securities.

We recognize share-based compensation expense related to our incentive common shares based on the estimated fair value on the date of grant. The grant date fair value of awards, subject to service-based vesting, is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards.

We settled various vendor obligations and some employee compensation through the issuance of common shares, incentive common shares and Series A preferred shares. The values of these obligations and compensation in 2012 and 2013 were approximately $146,000 and $315,000, respectively. As the value of the services received was more readily determined than the fair value of the securities issued, we recorded expense based upon the value of the services received. The value of the securities issued was less than the value recorded as expenses using the fair value of the services.

Fair Value of Our Securities

The accounting for our securities and related share-based compensation is based upon the respective fair values of each of these instruments. Historically, we did not perform contemporaneous valuations to determine the estimated per share fair value of our securities at the various grant dates. Instead, we relied on our judgment of our progress toward developing and commercializing our products and compared ourselves to similar types of companies at our stage of development, with similar risks and in markets of similar potential.

In connection with the preparation of our financial statements for the years ended December 31, 2011 and 2012, and in preparing for a potential IPO in 2013, we obtained independent valuations of our securities as of various dates. We believe that the preparation of retrospective valuations was necessary due to the fact that the timeframe and probability for a potential IPO had accelerated significantly and contemporaneous valuations were not performed historically, and that such acceleration would have a significant impact on the fair value of our securities.

Prior to this offering, we were a private company with no active public market for our securities. Therefore, we determined the estimated per share fair value of our securities at various dates using retrospective and contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid, for financial reporting purposes. There are significant judgments and estimates inherent in the determination of the enterprise value of a company. These judgments and estimates include assumptions regarding our future operating performance, the time to complete an IPO or other liquidity event, the related company valuations associated with these events, and the determinations of the appropriate valuation methods. If we had made different assumptions, our share-based compensation expense, net loss and net loss per share applicable to equity holders could have been significantly different.

Estimated offering price.

In consultation with the underwriters for this offering, we determined the estimated price range for this offering, as set forth on the cover page of this prospectus. The midpoint of the price range is $         per share. We note that, as is typical in IPOs, the estimated price range for this offering was not derived using a formal determination of fair value, but was determined by us after consultation with the underwriters. Among the factors that were considered in setting this price range were the following:

•	an analysis of the typical valuation ranges seen in recent IPOs for companies in our industry;

•	the general condition of the securities markets and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies;

•	an assumption that there would be a receptive public trading market for development-stage biotechnology companies such as us; and

•	an assumption that there would be sufficient demand for our common stock to support an offering of the size contemplated by this prospectus.

Investors should be cautioned that the midpoint of the price range set forth on the cover of this prospectus does not necessarily represent the fair value of our common shares, but rather reflects an estimate of the offer price determined in consultation with the underwriters.

BUSINESS

Overview

We are a biopharmaceutical company focused on the design, development and commercialization of next-generation products to address unmet medical needs of patients with a variety of pulmonary and cardiac diseases. We are currently developing inhaled nitric oxide, or NO, products for use in the hospital setting and for longer-term applications outside of the hospital setting. These products, which are based on our novel GeNOsyl™ drug delivery technology, are comprised of a single-use drug cassette and either a portable console or wearable controller. Our product candidates are designed to deliver NO safely for a variety of therapeutic indications and to provide clinicians and other end-users with a solution that is more user-friendly than currently available NO delivery systems that use tanks of compressed gas.

Inhaled NO is a potent, pulmonary-specific vasodilator that operates by relaxing blood vessels and allowing tissues to receive more oxygen. Vasodilator therapies are widely used in the hospital setting for patients with pulmonary and cardiac diseases. NO exerts its effects locally and is metabolized quickly, thus minimizing the systemic adverse effects associated with other vasodilators. While numerous academic-sponsored clinical trials have demonstrated the clinical utility of inhaled NO for a wide variety of indications, we believe that the commercial potential of inhaled NO has been hampered by the cumbersome nature, high cost, and limited number of approved indications of currently available NO delivery systems. Our technology is intended to expand the use of inhaled NO in the hospital setting, as well as introduce the use of inhaled NO for longer-term applications outside of the hospital setting for patients suffering from chronic diseases.

We are currently developing two next-generation drug products: GeNOsyl™ Acute DS, for use in the hospital setting, and GeNOsyl™ Chronic DS, a lightweight system that can be comfortably worn by patients with chronic diseases for use outside of the hospital setting. Both of our products under development are designed to be used with a single-use drug cassette that contains the disposable raw materials for production of NO. Our GeNOsyl™ delivery technology operates by converting a small amount of dinitrogen tetroxide, or N2O4, liquid (which is nitrogen dioxide, or NO2, in its liquid form), to NO2 gas and then converts the NO2 gas into therapeutic NO. Each single-use drug cassette, when inserted into one of GeNOsyl™ products, is designed to produce a 24-hour supply of therapeutic NO.

We are developing GeNOsyl™ Acute DS in the United States for acute vasoreactivity testing, or AVRT, in patients with World Health Organization, or WHO, Group 1 pulmonary arterial hypertension, or PAH. Based on a retrospective analysis of clinical data and Phase 2 safety data obtained in AVRT through the use of our first-generation product that features our proprietary reactor cartridge conversion technology, but uses NO2 gas (rather than NO2 liquid) as the starting material for the production of NO, we are targeting commencement of a Phase 3 clinical trial of GeNOsyl™ Acute DS in AVRT in the second half of 2014.

We are also developing GeNOsyl™ Acute DS in the European Economic Area, or EEA, for the treatment of pulmonary hypertension in patients who have undergone heart surgery, as well as in newborn infants with hypoxic respiratory failure associated with persistent pulmonary hypertension of the newborn, or HRF-PPHN. In July 2013, we received a CE Certificate of Conformity from our notified body in respect of the design and manufacture of NO delivery systems. We expect, however, that GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS will be regulated in the EEA as combination drug-delivery device products. Because NO is already authorized for use in the EEA in treating HRF-PPHN and pulmonary hypertension in patients who have undergone heart surgery, we expect to be able to obtain marketing authorization for GeNOsyl™ Acute DS following the successful completion of limited studies confirming the quality, safety and efficacy of the NO delivered using our proprietary delivery technology. We expect to complete these studies in the first half of 2015 and to seek marketing authorization for GeNOsylTM Acute DS for the treatment of pulmonary hypertension associated with cardiac surgery in the EEA by the end of 2015. We also expect to complete a 16-patient safety study in HRF-PPHN in the first half of 2015 and to seek marketing authorization for GeNOsylTM Acute DS for the treatment of HRF-PPHN in the EEA by the end of 2015.

Concurrent with our development of GeNOsyl™ Acute DS, we are developing GeNOsyl™ Chronic DS for use in the treatment of PAH and pulmonary hypertension associated with idiopathic pulmonary fibrosis, or PH-IPF. We are currently conducting Phase 2 clinical trials in these indications using our first generation drug delivery system. We observed statistically significant reductions in pulmonary arterial pressure and pulmonary vascular resistance in 13 patients enrolled in the first dose cohort of this trial. If these data are confirmed in later dose cohorts and we successfully complete this Phase 2 clinical program, we anticipate selecting either PAH or PH-IPF as our lead indication and plan on conducting two Phase 3 clinical trials of GeNOsyl™ Chronic DS in that indication beginning in the first half of 2016.

In addition, we filed an NDA with the FDA for our first-generation system in the delivery of NO to newborn infants with HRF-PPHN. While the FDA accepted this NDA in October 2012, the agency issued a complete response letter in June 2013, indicating that additional data were needed before the application could be approved. However, the FDA did not request that we perform additional clinical trials. At present, we plan to use this system only to generate data to support the development of GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS.

We have full worldwide commercial rights for our entire portfolio of potential products. We intend to retain substantial global commercialization rights to our products, but we may selectively partner with third parties to accelerate development and expand commercial opportunities. Our executive management team has substantial knowledge in nitric oxide chemistry and extensive experience developing, obtaining marketing authorizations in the EEA for, and commercializing novel drugs and devices to address, pulmonary and cardiac diseases. We have a robust patent estate with currently issued U.S. patents with expiration dates ranging from 2022 to 2031.

Nitric Oxide and the Vasodilator Market

Nitric oxide is a naturally occurring molecule that was first identified in the late 18th century. NO is distinct from, and should not be confused with, nitrous oxide, a common anesthetic that is otherwise known as “laughing gas.” NO’s importance in biological processes began to emerge only in the late 1980s. Today, it is widely recognized as an important biological regulator and a fundamental molecule in the fields of pulmonary medicine, cardiology, neuroscience, physiology and immunology. In 1998, the Nobel Prize in Medicine was awarded for discoveries concerning NO as a signaling molecule in the cardiovascular system.

NO is a cellular signaling molecule that is naturally produced by the body and has been shown to be a potent vasodilator, or a substance that dilates blood vessels. Once inhaled into the lungs, NO causes blood vessels to relax and widen, resulting in a reduction in the pressure and a concomitant increase in blood flow. Increasing the blood flow through the lungs allows red blood cells to capture more oxygen, leading to an increase in oxygen saturation of the blood that is subsequently delivered to all of the tissues in the body. Numerous academic-sponsored clinical trials have demonstrated the clinical utility of inhaled NO for numerous indications.

There are a number of approved vasodilators in several classes, including nitric oxide, nitrates, prostacyclin analogues, PDE-5 inhibitors and endothelial receptor antagonists. Industry estimates suggest that the U.S. market for vasodilator therapies is in excess of $6 billion annually. Unlike other vasodilators, inhaled NO has been shown to have a localized effect on blood vessels in the lungs and, with a half-life of just a few seconds in the blood, the potential for systemic side effects is minimized.

Currently Available NO Delivery Systems

We believe that the commercial potential of inhaled NO has been hampered by the limitations of currently available NO delivery systems, including the following:

Existing systems deliver NO along with NO2, a known broncho-constrictor. Current providers of NO therapies use tanks of compressed gas that contain NO diluted in pure nitrogen. A therapeutic dose of NO, typically 5 to 80 parts per million, or ppm, is created by diluting the high concentration of NO from the tank with oxygen enriched air immediately prior to delivery to the patient. As soon as the NO gas is exposed to oxygen, NO2 starts to form at concentrations from 0.2 to 3 ppm. As the therapeutic dose of NO increases, the amount of NO2 delivered by existing systems also increases. NO2 gas acts as a broncho-constrictor, which can cause increased airway resistance, inflammation and damage. We believe that NO2 exposure may also diminish the therapeutic effects of NO in patients with pulmonary or cardiac diseases.

Use of tanks of compressed gas presents logistical concerns for hospitals. Use of tanks of compressed gas presents logistical concerns associated with delivery, handling, tracking, storage and return of the tanks. The Department of Transportation, the International Air Transportation Association, the International Maritime Organization, the Environmental Protection Agency, and the Occupational Safety and Health Administration regulate compressed gasses as hazardous materials. Accordingly, various regulations relating to the transport, storage and handling of compressed gasses apply to currently available NO delivery systems. These systems also require that regulator fittings and gas fittings are maintained leak-tight and that the gas is properly turned off after use. The tanks must be securely shipped, stored vertically and handled with care. During use, compressed gas tanks must also be fitted with a high-pressure gas regulator to accurately control the dose, and a tracking system to assist with patient billing. In addition, these tanks need adequate storage space both before and after use, as they are not disposable and must be returned to the manufacturer to be refilled. Finally, qualified respiratory therapists are required to train hospital staff, or participate directly, in the delivery of inhaled NO to the patient using currently available NO delivery systems because of the complexity of these systems.

Use of tanks of compressed gas limits portability. Existing systems use tanks of compressed gas and pressure regulators. The use of this technology limits the transport of these systems both within hospitals and between hospitals and other critical care centers. The size of the gas tanks, the use of pressure regulators, and the need for highly-trained operators also limit the feasibility of employing inhaled NO as a therapy outside of the hospital setting.

Existing nitric oxide technologies present safety risks associated with the use of compressed gasses. Because high pressure gas has the tendency to leak, compressed gas NO delivery systems contain complicated and delicate internal components, including pressure control devices and safety switches. These components are constantly under stress and have been shown to be susceptible to failure. Failure of any of these internal components may result in interruption of drug flow due to an empty tank, which may lead to adverse effects on patients.

The GeNO Opportunity

Our novel GeNOsyl™ drug delivery technology is designed to have a number of novel advantages over currently available NO delivery systems, as described below.

Delivers a purer form of NO. We believe our approach to the delivery of inhaled NO reduces the amount of NO2 gas that is delivered to patients. Our GeNOsyl™ products under development have been shown to deliver lower concentrations than are typically generated by existing NO delivery systems at their nominal dose of 20 ppm of NO. In addition, as the therapeutic dose of NO increases, the amount of NO2 produced by our GeNOsyl™ products under development remains the same.

Portability eliminates logistical challenges for hospitals. Our products under development are designed to use less than one milliliter of NO2 liquid to provide a daily supply of NO to a patient. This NO2 liquid is contained in a small glass vial in a metal tube inside the disposable drug cassette. By eliminating the use of tanks of compressed NO gas, our approach eliminates the logistical challenges, safety concerns and administrative costs associated with the delivery, handling, tracking, storage and return of the tanks. Our NO delivery systems are designed to be convenient and portable, taking up a small footprint at a patient’s bedside. Our single-use drug cassettes are designed to be shelf stable and dispensed by hospitals and specialty pharmacies like any other drug.

Potentially addresses underserved markets for inhaled NO therapy. By producing NO from a small amount of NO2 liquid in a lightweight system, GeNOsyl™ Chronic DS may allow therapeutic NO to be delivered in a unit that can be worn comfortably by patients outside of the hospital setting. We believe that a lightweight, wearable NO delivery system would have the potential to address large, underserved chronic-care markets, such as PAH and PH-IPF.

Maximizes reliability and patient safety through stable design and assembly. Our GeNOsyl™ products under development, which are based on our proprietary conversion technology, alleviate the need for compressed gas in the delivery of NO. Accordingly, our potential products do not suffer from risks associated with compressed gas delivery systems. In addition, our products are designed with built-in redundancies to compensate for a fault in one of the components. Because of these factors, we believe our GeNOsyl™ products under development have the potential to provide a better safety profile as compared to currently available NO delivery systems.

Simplifies delivery of inhaled NO. The single-use drug cassettes used with our GeNOsyl™ products under development are designed to be easy to use and require simple insertion into the console, in the case of GeNOsyl™ Acute DS or, in the case of GeNOsyl™ Chronic DS, the controller. They are designed to be intuitive so as to be used by patients without direct medical supervision. This improves portability both within hospitals and between hospitals and other critical care centers.

Our Strategy

Our goal is to build a sustainable biopharmaceutical company upon a foundation of inhaled nitric oxide products and product candidates that significantly advance patient care and overcome the limitations of the products that are commercially available today. The key elements of our strategy are as follows:

Accelerate clinical development of GeNOsyl™ Acute DS. In the United States, we are required to conduct clinical trials to support an NDA, which must be approved by the FDA on an indication-by-indication basis, prior to beginning commercial sales. Our lead clinical indication in the United States is AVRT, which is a diagnostic procedure to determine whether a patient with pulmonary hypertension is a candidate for other types of therapies. American College of Cardiology guidelines provide for the use of inhaled NO for AVRT. Based on a retrospective analysis of clinical data and Phase 2 safety data obtained through the use of our first-generation product in AVRT, we anticipate commencing a pivotal Phase 3 clinical trial of GeNOsyl™ Acute DS for AVRT during the second half of 2014. Should data from the Phase 3 trial warrant, we would target filing an NDA to apply to GeNOsyl™ Acute DS in this indication in the second half of 2015. In addition, we expect to conduct clinical development of GeNOsyl™ Acute DS to evaluate the prophylactic delivery of inhaled NO to minimize the onset of right heart failure in patients undergoing the implantation of a left ventricular assist device, or LVAD. We are targeting commencement of a Phase 2 clinical trial of GeNOsyl™ Acute DS in this patient population during the first half of 2015.

Pursue Marketing Authorization of GeNOsyl™ Acute DS in the EEA. In the EEA, we are focusing our development efforts on seeking marketing authorization for GeNOsyl™ Acute DS for the treatment of pulmonary hypertension in patients who have undergone heart surgery, as well as in HRF-PPHN. We expect to complete these studies in the first half of 2015 and seek marketing authorization for GeNOsylTM Acute DS for the treatment of pulmonary hypertension associated with cardiac surgery in the EEA by the end of 2015. We also expect to complete a 16-patient safety study in HRF-PPHN in the first half of 2015 and to seek marketing authorization for GeNOsylTM Acute DS for the treatment of HRF-PPHN in the EEA by the end of 2015.

Advance clinical development of the wearable GeNOsyl™ Chronic DS. Concurrent with our development of GeNOsyl™ Acute DS, we are pursuing development of GeNOsyl™ Chronic DS. Because GeNOsyl™ Chronic DS is designed to be lightweight and worn comfortably by patients, we believe it has the potential to be used where inhaled NO may have clinical utility outside of the hospital setting. We are currently conducting a Phase 2, open-label, dose-escalation study of inhaled NO produced using our first-generation product in up to 75 patients with either PAH or PH-IPF. We observed statistically significant reductions in pulmonary arterial pressure and pulmonary vascular resistance in 13 patients enrolled in the first dose cohort of this trial. We expect to complete patient enrollment in the second half of 2014. Based on these and other data we plan to generate, we expect to select either PAH or PH-IPF as our lead chronic indication and initiate two Phase 3 clinical trials of GeNOsyl™ Chronic DS in that indication in the first half of 2016.

Expand market opportunity for inhaled NO and develop other pipeline products. Our executive management team has substantial experience in nitric oxide chemistry as well as in developing and commercializing drugs and devices to address a broad range of pulmonary and cardiac diseases. As clinical programs of our product candidates progress, we plan to evaluate additional potential labeled indications for inhaled NO delivered using our proprietary delivery systems and to expand our commercial reach beyond the U.S. and EEA markets. In addition, we may form strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties with respect to products and technologies that we believe will complement or augment our existing business.

Our GeNOsyl™ Technology

We are currently developing next-generation inhaled NO drug delivery systems for use in a variety of settings. GeNOsyl™ Acute DS is being developed for use in the hospital setting, and GeNOsyl™ Chronic DS is designed to be a lightweight system that can be worn comfortably by patients for use outside of the hospital setting. Both of these products under development operate by producing inhaled NO from small amounts of NO2 liquid, which is stored in a single-use drug cassette containing two proprietary reactor cartridges. The cassette is inserted into a console, in the case of GeNOsyl™ Acute DS, or a controller, in the case of GeNOsyl™ Chronic DS. The console or controller delivers therapeutic NO to the patient.

We are in the process of completing the design of the GeNOsyl™ Acute DS for the conversion of liquid NO2 to, and delivery of, therapeutic NO gas. We expect to finalize the system design and testing processes for the GeNOsyl™ Acute DS by the end of 2014. We plan to initiate our Phase 3 trial in AVRT using the predicate delivery technology utilizing NO2 gas tanks, and will transition sites to the liquid NO2 system once we have the design and testing processes.

We also expect to complete the design of the GeNOsyl™ Chronic DS, as well as the verification and validation testing in the second half of 2015. We plan to initiate our Phase 3 trials in the first half of 2016.

Single-Use Drug Cassette

The conversion of NO2 liquid to therapeutic NO takes place in our proprietary, single-use drug cassette. Similar single-use drug cassettes are used in both GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS. These cassettes store the NO2 liquid and are designed for 24 hours of use, or for shorter periods when used as a diagnostic, and contain built-in mechanical safeguards to prevent reuse. These disposable cassettes are about the size of a man’s wallet and weigh about four ounces.

The drug cassette contains a tiny glass vial of the NO2 liquid in a doubly sealed metal tube, together with two reactor cartridges, surrounded by a special absorbent, all stored inside a rigid plastic housing. If the glass vial of NO2 liquid were to break before activation, the liquid would be contained within the metal tube. The absorbent surrounding the metal tube has sufficient capacity to retain and render harmless all of the liquid if the metal tube were compromised during shipment, storage or use. The absorbent changes color if there is a leak, and the user would know that the cassette had been compromised. After use, the absorbent eliminates all residual NO2 liquid remaining in the cassette, and the cassette can be disposed of without the need for special safety precautions.

Reactor Cartridges

The basis of our NO delivery system is our proprietary reactor cartridge that converts NO2 gas into highly purified, therapeutic NO. Our conversion technology allows us to produce NO from small amounts of NO2 liquid. Each of the two reactor cartridges contained in the drug cassette is porous, cylindrical-shaped, and about the size and shape of a slightly elongated D-cell battery. Each cartridge is comprised of a dense blend of antioxidants, polymers and other materials. As NO2 gas passes through the reactor cartridge, a single oxygen atom is stripped away from each NO2 molecule to create NO. The surface area of the substrate to which the antioxidant is bound in the cartridge is equivalent to that of several football fields so that the NO2 has innumerable collisions with the antioxidant contained in the reactor cartridge.

Because GeNOsyl™ Acute DS is designed to be used in patients who are on a ventilator, we have designed our drug delivery technology to minimize NO2 gas that may be created from exposure to the gas flow stream from the ventilator. When NO from the drug cassette enters the gas flow stream from the ventilator, it passes through an additional cartridge which removes any residual NO2 gas that is formed in the delivery lines. This cartridge is also designed to efficiently mix the gas so that the NO concentration inhaled by the patient remains constant during the breathing cycle. The novel mixing function of the reactor cartridge is designed to eliminate much of the complexity in the delivery hardware, and there is no requirement for a fast flow sensor and a precise computer controlled proportional injection valve.

Each reactor cartridge is designed with extra capacity to convert significantly more than the content of the vial of NO2 liquid into NO, providing redundant capacity per cartridge for safety. Only one reactor cartridge is needed for a therapeutic application, but we include a second, identical cartridge that is produced from a different manufacturing lot, for added redundancy.

Consoles and Controllers

To activate our NO drug delivery system, the single-use drug cassette is inserted into a portable console for GeNOsyl™ Acute DS or a wearable controller for GeNOsyl™ Chronic DS. When a user activates the cassette, the metal tube and glass vial are punctured to release the NO2 liquid within the metal tube. The NO2 liquid is heated slightly to vaporize it, which produces NO2 gas that is then forced from the cassette into the console or controller, as the case may be. The NO2 gas is passed by an internal air pump housed within the console or controller through the first reactor cartridge within the cassette, which converts the NO2 gas to NO. The air stream containing the therapeutic NO dose is then passed through a second, redundant reactor cartridge for added safety, and delivered to the patient through a ventilator for patients using GeNOsyl™ Acute DS or through a nasal cannula or mask for patients using GeNOsyl™ Chronic DS. Our products under development are being designed to control the amount of NO that is delivered to the patient under all ambient conditions.

GeNOsyl™ Acute DS

We are developing GeNOsyl™ Acute DS to deliver a constant intra-breath concentration of therapeutic NO to patients who are on a ventilator in the hospital setting under close medical supervision. It can also be used with a nasal cannula or face mask. We expect GeNOsyl™ Acute DS to be our first commercial product.

GeNOsyl™ Acute DS is comprised of a portable console and our single-use drug cassette. GeNOsyl™ Acute DS is designed to be simple, straightforward and intuitive to use and eliminates the need for gas tanks. In addition, given that either too high a concentration of inhaled NO or a sudden loss of inhaled NO can both result in severe adverse effects for patients, GeNOsyl™ Acute DS is designed to have a redundant back-up, incorporating essentially two independent NO delivery platforms into a single package. Our system is designed to continue to operate in the event of many types of malfunctions, including the failure of a single drug cassette, a computer, a power supply, valves or sensors. In addition, each system will have two independent back-up batteries.

GeNOsyl™ Acute DS is designed to independently control both the absolute amount and the concentration of the NO delivered to the patient. GeNOsyl™ Acute DS features redundant chemical sensors to automatically monitor the NO concentration during drug delivery. The outputs of the two sensors are continuously compared with each other, which allows for internal self-checking on the performance and calibration of the sensors. This assures the clinician that the NO concentration is always being delivered at the set dose, and it alerts medical personnel before a sensor needs calibration.

In addition, we believe that GeNOsyl™ Acute DS will have the same accuracy of the delivered dose over the full range of anticipated doses. The ability to accurately control the NO dose at low concentrations is particularly helpful during weaning of the patient from the drug.

GeNOsyl™ Chronic DS

We are developing GeNOsyl™ Chronic DS to be a lightweight system that can be worn comfortably by patients for use outside of the hospital setting. The product is designed to deliver high purity NO to the patient 24 hours per day by means of a nasal cannula or a face mask. Unlike GeNOsyl™ Acute DS, GeNOsyl™ Chronic DS will not be used with a ventilator. The single-use drug cassette is similar to the one used for GeNOsyl™ Acute DS, except for the concentration of drug, which will be fixed for each indication for use, with no ability for the patient to make adjustments. The GeNOsyl™ Chronic DS controller will contain a rechargeable battery, electronics and computers, gas monitoring and flow sensors, an atmospheric pressure sensor, a small heat source and displays. We intend to provide patients with a second controller for back-up. Battery management is expected to be similar to that of a modern cell phone, with a recharging capability from wall outlets, a recharger in an automobile, or from a back-up battery. The total weight of the controller, cassette and battery is expected to be less than one pound.

Commercial Opportunities

GeNOsyl™ Acute DS in the Hospital Setting

We are developing GeNOsyl™ Acute DS for use in the hospital setting. Our commercial and development plans for GeNOsyl™ Acute DS are as follows:

INDICATION	TARGETED MILESTONE(S)	TIMING

United States

Acute vasoreactivity testing in patients with pulmonary arterial hypertension (AVRT)	End of Phase 2 meeting with FDA Initiate Phase 3 Trial New Drug Application, or NDA, Filing	Second quarter of 2014 Second half of 2014 Second half of 2015

Reduced onset of right heart failure (RHF) associated with implantation of left ventricular assist device (LVAD)	Meeting with FDA to discuss Phase 2 trial Initiate Phase 2 Trial	Second half of 2014 First half of 2015

Hypoxic respiratory failure associated with persistent pulmonary hypertension of the newborn (HRF-PPHN)	NDA Approval	2017

European Economic Area

Pulmonary hypertension associated with cardiac surgical procedures	Marketing Authorization	End of 2015

HRF-PPHN	Marketing Authorization	End of 2015

Acute Vasoreactivity Testing (AVRT). There are no FDA-approved drugs for AVRT in the United States. Current clinical practice guidelines adopted by the American College of Cardiology recommend that patients with PAH undergo vasoreactivity testing with a short-acting vasodilator along with measurement of the hemodynamic response via right heart catheterization to allow clinicians to optimize medical therapy for PAH patients, and to preferentially select those patients that are the best candidates for new vasodilator therapies. The agents commonly used for vasoreactivity testing include epoprostenol, adenosine and inhaled NO. Inhaled NO is also being investigated as a diagnostic agent to identify and characterize PAH patients with a history of long-term parenteral prostacyclin therapy. Inhaled NO administered during right heart catheterization, or RHC, to evaluate and characterize pulmonary artery reactivity following long-term parenteral prostacyclin therapy may provide information that influences the choice of treatment strategies for these patients. These treatment strategies may involve changing vasodilator therapy, eligibility for lung and/or heart transplantation, or the patient’s prognosis. We believe inhaled NO is a promising diagnostic agent because it can be delivered non-invasively and may avoid the systemic adverse effects that are a risk with other vasodilators. We believe that there are an estimated 25,000 candidates for AVRT testing each year in the United States.

We completed a retrospective study that has identified contributing factors to successful and unsuccessful attempts to wean from prostacyclin therapy, exploring the prognostic value of vasodilator challenge data during RHC, as well as demographic, clinical functional tests and clinical parameters. These data will be used to define the appropriate patient population for subsequent clinical development.

We have also completed a multi-center, open label pilot study with NO made from NO2 gas used in our first-generation NO delivery system in ten patients with PAH undergoing RHC. The primary objective of this study was to evaluate the safety, tolerability and device performance of this system during RHC in subjects with PAH. NO was delivered continuously via a nasal cannula from a gaseous NO2 source stored in either air or oxygen at 80 ppm for 15 minutes, with an effective dose to the patient of 20 ppm. Measured NO2 levels were always 0.0 ppm. Overall, inhaled NO from the first-generation NO delivery system was safe and well tolerated. No adverse events were reported related to the study drug or device. While the study was not powered to demonstrate statistically significant changes in hemodynamic parameters, inhaled NO administration did yield decreases in the mean pulmonary artery pressure and pulmonary vascular resistance and, to a lesser extent, systemic vascular resistance. Changes in hemodynamic parameters measured after administration of inhaled NO were consistent with historical data for NO generated from other sources.

Based on these data and a retrospective analysis of Phase 2 safety data obtained through the use of our first-generation product in AVRT, we anticipate commencing a Phase 3 clinical trial of GeNOsyl™ Acute DS for AVRT in the second half of 2014. We expect that at least 100 patients that are candidates for weaning from intravenous or subcutaneous prostacyclins will be enrolled in this trial. The trial is intended to demonstrate that PAH patients who respond to short-term inhaled NO therapy can be successfully weaned from intravenous or subcutaneous prostacyclins. We anticipate having an end of Phase 2 meeting with the FDA in the second quarter of 2014, and that we will finalize our proposed Phase 3 trial shortly thereafter. Should data from the Phase 3 trial warrant, we expect to be able to file an NDA for GeNOsyl™ Acute DS for this indication during the second half of 2015.

Reducing Onset of Right Heart Failure (RHF). Patients undergoing implantation of a left ventricular assist device, or LVAD, are at risk of developing RHF when the donor heart is implanted or the device is turned on. There is no known method for predicting which patients are at risk for RHF before these procedures. Should a patient develop RHF, the right ventricle is unable to pump sufficient blood through the lungs to the left side of the heart and the patient is at high risk of low cardiac output, multi-organ failure and death.

Approximately 5,000 ventricular assist devices are implanted each year, with approximately 10% to 15% of these patients developing RHF. We are evaluating the prophylactic use of inhaled NO just before and during each of these procedures to determine if the incidence of RHF can be reduced by lowering the pulmonary pressures at the time these procedures are performed and by reducing the load on the right heart.

We have completed an open label, non-randomized pilot study to evaluate our first-generation NO delivery system during right heart catheterization in ten subjects undergoing orthotopic heart transplantation or LVAD implantation. The primary objective of the study was to evaluate safety, tolerability and device performance. The secondary objectives of the study included an evaluation of reductions in pulmonary vascular pressure in, and an assessment of NO2 exposure by, enrolled subjects. In this study, NO was delivered to the study subjects continuously via a nasal cannula from a gaseous NO2 source with an effective dose to the patient of 20 ppm. Measurements of the amount of NO2 delivered to the patients were monitored by cavity attenuated phase-shift spectroscopy. No clinically significant changes in safety parameters were observed in this study, and NO2 levels were below the FDA and OSHA limits. In addition, statistically significant decreases in mean pulmonary artery pressure and pulmonary vascular resistance were observed in the study subjects.

In the first half of 2015, we plan to commence a Phase 2 clinical trial evaluating GeNOsyl™ Acute DS to reduce the onset of right heart failure during LVAD implantation. This randomized, open label clinical trial is expected to enroll up to 80 total patients across two areas with patients randomized to receive either a low dose or high dose of NO. The objectives of this dose-response study are to evaluate the incidence of RHF in the LVAD population to demonstrate safety and device performance and to assess whether NO affects patients’ oxygen requirements.

Hypoxic Respiratory Failure Associated with Persistent Pulmonary Hypertension of the Newborn (HRF-PPHN). We are also seeking marketing authorization for GeNOsyl™ Acute DS for use in the treatment of HRF-PPHN. HRF-PPHN is a potentially fatal condition that occurs when the lungs are unable to deliver enough oxygen to the body. In infants with HRF-PPHN, there are regions in the lungs where the blood vessels are constricted, resulting in inadequate blood flow. Consequently, oxygen is unable to diffuse from the lungs into pulmonary blood vessels. This inadequately oxygenated blood returns to the left side of the heart and is pumped back to the body. If this condition persists, these infants are at risk of dying from lack of oxygen delivery to their tissues. Pulmonary hypertension occurs as a primary developmental defect or as a condition secondary to other diseases, including:

•	meconium aspiration syndrome, which occurs when infants breathe their first stool into their lungs during or before delivery;

•	pneumonia;

•	sepsis, an infection of the blood stream; and

•	hyaline membrane disease or neonatal respiratory distress syndrome, which is due to immature lung development.

HRF-PPHN is usually diagnosed within 24 hours of birth and can result in shock, heart failure, brain hemorrhage, seizures, kidney failure, multiple organ damage and death due to inadequate oxygen supply to the body. HRF-PPHN has a mortality rate of 5-10% even with appropriate therapy, and moderate to severe cases result in significant neurodevelopmental impairment at 12-24 months in approximately 25% of cases.

Approximately 25,000 term and near-term infants in the United States develop HRF-PPHN each year, about 8,000 of whom have HRF-PPHN that is classified as severe to very severe. Mechanical ventilation is used to improve oxygenation and to achieve normal lung volumes. Failure to sustain improvement in oxygenation may require extracorporeal membrane oxygenation, or ECMO, a highly invasive surgical procedure, which has potentially severe adverse effects including intracranial hemorrhage and ligation of the right common carotid artery.

Inhaled NO is the only treatment approved in the United States for the treatment of HRF-PPHN in term and near-term infants. In this indication, inhaled NO is used over a period of up to 14 days to selectively increase pulmonary vasodilation, thus increasing blood flow and the delivery of oxygen to tissues. Successful administration of inhaled NO has been shown to decrease the need for ECMO. Once the infant’s blood has been sufficiently oxygenated, the infant is then weaned off of inhaled NO therapy. We believe that, since the approval of inhaled NO in this indication in 1999, it has been safely administered to over 500,000 patients.

We filed an NDA with the FDA for use of our first-generation NO delivery system in the delivery of NO to newborn infants with HRF-PPHN. We intend to amend this NDA to seek approval of GeNOsyl™ Acute DS for use in this indication. We expect to obtain approval of this amended NDA in 2017.

In July 2013, we received a CE Certificate of Conformity from our notified body in respect of the design and manufacture of NO delivery systems. We expect, however, that GeNOsyl™ Acute DS will be regulated in the EEA as a combination drug-delivery device product, which can be placed on the market only after its quality, safety and efficacy has been demonstrated and marketing authorization has been obtained from a competent authority in the applicable EEA Member State. Because NO is already authorized for use in the EEA for the treatment of HRF-PPHN, we expect to be able to obtain marketing authorization for GeNOsyl™ Acute DS for this indication following the successful completion of limited studies confirming the quality, safety and efficacy of the NO delivered using our proprietary delivery technology including a 16-patient safety study in infants with HRF-PPHN. We expect to complete these safety studies in the first half of 2015 and to seek marketing authorization for GeNOsyl™ Acute DS for the treatment of HRF-PPHN in the EEA. We are targeting receipt of this marketing authorization by the end of 2015. The European Medicines Agency or competent authorities of EEA Member States may, however, require us to conduct additional clinical trials or otherwise generate additional data supporting the grant of marketing authorization for GeNOsyl™ Acute DS for this indication, which would require additional financial resources and may delay or prevent the grant of marketing authorization.

Pulmonary Hypertension Associated with Heart Surgery. We are seeking marketing authorization for GeNOsyl™ Acute DS in the EEA for use in the treatment of pulmonary hypertension in patients of all ages who have undergone heart surgery. Pulmonary hypertension is an increase of blood pressure in the pulmonary artery, pulmonary vein, or pulmonary capillaries, together known as the lung vasculature, leading to shortness of breath, dizziness, fainting, leg swelling and other symptoms. Pulmonary hypertension can be a severe disease with a markedly decreased exercise tolerance, and can lead to right heart failure, or RHF. Pulmonary hypertension is an important prognostic factor in heart surgery, being associated with increased morbidity and mortality.

The exact prevalence of pulmonary hypertension is unknown, although the American Thoracic Society estimates that 15,000 deaths per year are ascribed to pulmonary hypertension in the United States. With the aging population and the associated increase in severity of illness, the prevalence of pulmonary hypertension in cardiac surgical patients is expected to increase.

In July 2013, we received a CE Certificate of Conformity from our notified body in respect of the design and manufacture of NO delivery systems. We expect, however, that GeNOsyl™ Acute DS will be regulated in the EEA as a combination drug-delivery device product, which can be placed on the market only after its quality, safety and efficacy have been demonstrated and marketing authorization has been obtained from a competent authority in the applicable EEA Member State. Because NO is already authorized for use in the EEA for pulmonary hypertension in patients who have undergone heart surgery, we expect to be able to obtain marketing authorization for GeNOsyl™ Acute DS for pulmonary hypertension associated with heart surgery following the successful completion of limited studies confirming the quality, safety and efficacy of the NO delivered using our proprietary delivery technology. We expect to complete these safety studies in the first half of 2015 and to seek marketing authorization for GeNOsyl™ Acute DS for this indication in the EEA. We are targeting receipt of this marketing authorization by the end of 2015. The European Medicines Agency or competent authorities of EEA Member States may, however, require us to conduct additional clinical trials or otherwise generate additional data supporting the grant of marketing authorization for GeNOsyl™ Acute DS for this indication, which would require additional financial resources and may delay or prevent the grant of marketing authorization.

GeNOsyl™ Chronic DS for Use Outside of the Hospital

We are developing GeNOsyl™ Chronic DS for use outside of the hospital setting. Our commercial and development plans for GeNOsyl™ Chronic DS are as follows:

INDICATION	TARGETED MILESTONE(S)	TIMING
Pulmonary hypertension secondary to idiopathic pulmonary fibrosis (PH-IPF)/ Pulmonary arterial hypertension (PAH)	Complete Phase 2 Trial Enrollment	Second half of 2014
	End of Phase 2 Meeting with FDA to discuss Pilot Phase 2/3 Trial	Second half of 2014
	Initiate Pilot Phase 2/3 Trial	First half of 2015
	Initiate Phase 3 Trials in Lead Indication	First half of 2016

We are currently conducting a Phase 2, open-label dose-escalation clinical trial of inhaled NO, produced from NO2 gas in our first-generation system, in up to 75 patients with PAH and PH-IPF. The objectives of our Phase 2 trial are to identify the minimum and maximum effective doses of inhaled NO based on acute hemodynamic responses, assess the safety of inhaled NO produced in our first-generation system in patients with WHO Group 1 PAH and Group 3 PH-IPF, and evaluate the pharmacokinetic properties of the drug. All PAH patients enrolled in the trial will have been administered, and will continue to take, a single approved oral therapy for their disease. Fifteen subjects, including ten PAH and five PH-IPF patients, will be enrolled in each dose cohort, with each patient receiving a baseline dose of 5 ppm inhaled NO followed by a second dose that will increase with each cohort, all delivered by nasal cannula.

As of April 8, 2014, 18 subjects, including 14 PAH and four PH-IPF patients, have been enrolled in our Phase 2 trial. We have analyzed the results of nine of the PAH and four PH-IPF patients from the first cohort to determine the change in mean pulmonary arterial pressure, pulmonary vascular resistance and cardiac index, which is a measure of blood flow from the heart. Measurements were taken prior to administration of NO, which we refer to as baseline, 15 minutes after continuous inhalation of nitric oxide, at the time where the nitric oxide was cleared from the lungs (approximately 15 minutes), which we refer to as washout, and after two hours of exposure to the inhaled NO. A statistically significant decrease was observed in the mean pulmonary arterial pressure (mPAP) (P = 0.0001) as well as the pulmonary vascular resistance (PVR) (P = 0.004) following a 15 minute exposure to 5 ppm of inhaled NO. No difference was seen in the cardiac index (CI), which is consistent with normal left ventricular function. See Figure 1 below. The reduction in mPAP continued to be significantly reduced out to the two-hour timepoint (P = 0.006), and the PVR showed a numerical decline but did not achieve statistical significance (P = 0.062). mPAP values were similar at the 15 minute and two-hour time points, suggesting the hemodynamic effects from the inhaled NO were sustained over the two hour period.

Figure 1. Hemodynamic Response to 5 PPM Inhaled NO

(N=13 PAH AND PH-IPF Patients)*

*	The data set included 9 PAH and 4 PH-IPF patients. One PAH patient was withdrawn from this study and was not included in data set due to a deviation in the protocol.
†	One “Wood unit” = 1mmHg/L/min.

Each of the 13 evaluable patients exhibited a reduction in mPAP after the 15 minute exposure to inhaled NO. See Figure 2 below.

Figure 2. Individual Patient Responses to 5 PPM Inhaled NO

Baseline versus 15 Minutes of Treatment

Mean Pulmonary Artery Pressure (mPAP)

N=13

We also analyzed data from the four PH-IPF patients who were treated. A reduction in the mPAP was seen at the 15 minute and 2 hour time points for these patients. The reduction in mPAP at 15 minutes was statistically significant. See Figure 3 below.

Figure 3. Hemodynamic Response to 5 PPM Inhaled NO

(N=4 PH-IPF Patients)

According to a study by Sitbon, et al. that was published in the June 2005 issue of Circulation, improvement in acute hemodynamic parameters during AVRT, including reductions in mPAP and PVR, has been shown to be predictive of significant longer term improvements in six minute walk distance, functional class and pulmonary hemodynamics in symptomatic patients with PAH taking calcium channel blockers, another class of vasodilator.

GeNOsyl™ Acute DS, which produces inhaled NO from NO2 liquid instead of NO2 gas, will be introduced into this study to provide bridging data for non-hospital use. The results of this study will provide the information necessary to establish the dosing schedule for a pilot Phase 2/3 clinical trial of GeNOsyl™ Chronic DS in the indication we select for a Phase 3 development. This pilot study is intended to generate data to support the administration of inhaled NO for chronic-care indications. We expect to begin this Phase 2/3 clinical trial in the first half of 2015.

Upon the successful completion of the pilot Phase 2/3 clinical trial, and based on the results and on future discussions with the FDA, we anticipate conducting two Phase 3 clinical trials of GeNOsyl™ Chronic DS in our lead indication. We expect to conduct two 12-week, double blind, randomized, placebo-controlled studies with each trial expected to enroll approximately 200 patients. We expect that the primary endpoint of these trials would be mean change from baseline in six minute walk distance at week 12, which is the primary endpoint used in phase 3 trials for previously approved PAH therapies. We anticipate the trial design will include other safety and efficacy endpoints such as change in mPAP and change in PVR. We are targeting commencement of these Phase 3 clinical trials in the first half of 2016.

Pulmonary Arterial Hypertension (PAH). PAH is a chronic disorder that may lead to progressive right heart dysfunction as a result of persistent elevation of pulmonary artery pressure. The elevated pressure and vascular resistance are caused mainly by narrowing of the blood vessels. PAH can be caused by or occur at the same time as a variety of other medical conditions. PAH also can be the result of taking certain medicines. Patients with PAH generally get worse over time. PAH is life-threatening because the pressure in a patient’s pulmonary arteries rises to dangerously high levels, putting a strain on the heart.

The role of NO in promoting arterial vasodilatation is well established, and inhaled NO selectively decreases pulmonary arterial pressures, thereby reducing right ventricular strain and improving arterial oxygenation. We believe, therefore, that inhaled NO delivered outside of the hospital setting has significant commercial potential in this disease.

Currently, treatment of PAH focuses on three distinct molecular pathways that have been implicated in the disease process: the prostacyclin pathway, the NO pathway and the endothelin pathway. Since any or all of these three pathways may be therapeutic targets in a patient, drugs targeting these pathways are used alone or in combination with each other to treat patients with PAH, especially as the disease progresses. Inhaled therapies are used in patients who have not responded to oral medications or have shown progression in their disease state (classified as New York Heart Association/WHO (NYHA/WHO) Class III and IV). Current medical practice is to add an inhaled product to an oral product rather than withdraw the oral drug upon initiation of the inhaled drug. These drugs are continually titrated to manage the patient’s symptoms, and are generally premium-priced.

We estimate that there are between 50,000 and 100,000 individuals with PAH in the United States. Of these patients, approximately 21,000 are currently receiving treatments for PAH, and we believe that inhaled NO could serve as an attractive option for these patients.

Pulmonary Hypertension Associated with Idiopathic Pulmonary Fibrosis (PH-IPF). Pulmonary fibrosis is a debilitating disease marked by progressive scarring of the lungs. As the lung tissue becomes scarred and thickens, the lungs lose their ability to transfer oxygen into the bloodstream, depriving healthy tissues of oxygen. Idiopathic pulmonary fibrosis, or IPF, is characterized by progressive fibrosis in the lungs with a median survival time from diagnosis of two to five years and a five-year survival rate of approximately 20%. For some patients, IPF causes an increase in blood pressure, resulting in pulmonary hypertension, which is one of the more advanced forms of IPF. Patients with PH-IPF receive the highest priority in the United Network for Organ Sharing allocation scoring system for lung transplantation. There are an estimated 30,000 treatable patients with PH-IPF in the United States.

Traditional treatments for pulmonary hypertension have not been shown to be effective in treating PH-IPF, and there are no medications currently approved for the treatment of PH-IPF. The current treatment regime for PH-IPF has not changed in the last thirty years and relies on unapproved therapies such as oxygen, anticoagulants and PDE-5 inhibitors.

In the presence of IPF, systemic administration of vasodilators can increase blood flow to poorly-ventilated or non-ventilated areas of the lung, which can exacerbate the patient’s condition and cause a drop in arterial oxygen concentration. Therefore, there is a significant unmet need for a potent and selective pulmonary vasodilator, like inhaled NO, that can reduce pulmonary arterial pressure and pulmonary vascular resistance and improve oxygenation.

The sole purpose of administering inhaled NO to PH-IPF patients would be to lower pulmonary pressure. A reduction in pulmonary pressure is intended to improve quality of life of PH-IPF patients by increasing exercise tolerance, and by decreasing the risk of comorbidities.

Research and Development

As of December 31, 2013, our research and development group consisted of 16 individuals, of whom six hold a Ph.D. degree. Our research and development group is focusing on research, clinical trials and manufacturing technologies. Our research and development expense for the years ended December 31, 2013 and 2012 was approximately $7,550,000 and $6,048,000, respectively.

Manufacturing and Supply

We are currently developing two next-generation drug products: GeNOsyl™ Acute DS, for use in the hospital setting, and GeNOsyl™ Chronic DS, a lightweight system that can be worn by patients with chronic diseases for use outside of the hospital setting. The single-use drug cassette will be manufactured in high volume as compared to the console in case of GeNOsyl™ Acute DS and the controller in case of GeNOsyl™ Chronic DS.

The manufacturing process and procedures for the single-use drug cassettes are being developed by us. Proprietary procedures are used to manufacture the cartridge contents and the cartridge housing. Each batch of cartridges is exhaustively tested using proprietary automated equipment that was designed and built by us, including specialized ultra-sensitive analytical chemistry equipment. The doubly sealed vials for NO2 liquid will be assembled at the same facility. The NO2 liquid is manufactured under current Good Manufacturing Practices, or cGMP. Each batch of fully assembled drug cassettes will also be extensively tested to assure compliance with cGMP. The decision to manufacture the high volume drug cassettes ourselves or have them made by a suitable contract manufacturer will depend upon the economics at that time.

We use a number of single-source suppliers for some of our raw materials, components and finished goods, including the manufacturers of:

•	our GeNOsyl™ Acute DS console;

•	the reactor cartridges that convert NO2 gas into therapeutic NO; and

•	the substrate in our single-use drug cassettes.

See “Risk Factors—We obtain some of our raw materials, components and finished goods from a single source or a limited group of suppliers. The partial or complete loss of one of these suppliers could cause significant production delays, an inability to meet customer demand, and a substantial loss in revenue.”

The GeNOsyl™ Acute DS console and GeNOsyl™ Chronic DS controller are designed and developed by us, together with the necessary software and electronics. Each will be designed for ease of assembly of prefabricated and pre-tested modules. As with the drug cassettes, the decision to manufacture the console and controllers ourselves or have them made by a suitable contract manufacturer will depend upon the economics at that time.

Sales and Marketing

We have exclusive, worldwide commercial rights to our entire portfolio of product candidates. In the United States, we expect to build a sales and marketing infrastructure beginning in 2015 to support an initial launch of GeNOsyl™ Acute DS for AVRT in 2016. We expect to sell the single-use cassette component of the system through specialty pharmaceutical distributors directly to hospital pharmacies. We expect our sales and marketing force will focus on sales of the delivery system, on-site training, customer support and managing the specialty pharmaceutical distributors. We expect to devote substantial financial and managerial resources to building a commercial infrastructure.

We currently have a sales and marketing manager based in the United Kingdom who will be coordinating our sales, marketing and distribution efforts in the EEA and other jurisdictions outside of the United States. A European-based sales and marketing presence, along with the administrative infrastructure, is expected to be in place in 2015, prior to the commercial launch of GeNOsyl™ Acute DS in the EEA. We expect to obtain that presence through one or more third-party distributors, who will be trained to provide technical support, training and manage sales and marketing in their territories. Upon the successful commercial launch of GeNOsyl™

Acute DS in the EEA, we plan to expand our sales and marketing efforts to other regions outside of the EEA and the United States through qualified distributors. There can be no assurance that we will be able to enter into any distribution agreements on commercially favorable terms, if at all.

Intellectual Property

We pursue patent protection of our technology, products and product improvements in the United States and in selected foreign countries. We also rely on trade secrets and technological innovations to develop and maintain our competitive position.

Our success will depend significantly on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, preserve the confidentiality of our trade secrets, and operate without infringing the valid and enforceable patents and proprietary rights of third parties.

Patent protection is not available for nitric oxide as an active pharmaceutical ingredient. However, as of March 31, 2014, our patent estate included 25 issued U.S. patents and two allowed patent applications. The patent estate also included additional pending patent applications in the United States, 18 pending patent applications in Europe, and corresponding patents and patent applications in other jurisdictions, including Canada, Australia and Japan. These issued patents will expire on dates ranging from 2022 to 2031. The content of the issued patents and pending applications cover a variety of technologies and the scope of the claims can overlap. Nine patents include claims directed to an apparatus for converting NO2 gas or NO2 liquid to NO and methods for converting NO2 gas and NO2 liquid into NO. The patents covering these technologies will expire on dates ranging from 2025 to 2031. Seven patents, two allowed patent applications, and additional patent applications include claims directed towards systems for the delivery of constant, low-level concentrations of NO and methods of delivering constant, low-level concentrations of NO and related methods of treatment. The patents covering these technologies will expire on dates ranging from 2026 to 2030. The allowed patent applications covering these technologies are expected to expire in 2029. The additional patent applications covering these technologies, if the patents issue, are expected to expire on dates ranging from 2025 to 2033. Our portfolio also includes nine patents that cover, among other things, design features of gas delivery systems, a nitric oxide releasing matrix, an apparatus for converting nitric oxide precursors to NO and methods for converting nitric oxide precursors to NO. The patents covering these technologies will expire between 2022 and 2030. Our entire patent portfolio is owned exclusively by us.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the date of filing the non-provisional application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office, or PTO, in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. The duration of foreign patents varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. The actual protection afforded by a patent varies on a claim-by-claim basis for each applicable product, from country to country and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Furthermore, the patent positions of biotechnology and pharmaceutical products and processes like those we intend to develop and commercialize are generally uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in these patents has emerged to date in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries can diminish our ability to protect our inventions and enforce our intellectual property rights and more generally, could affect the value of intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.

The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights. Our ability to maintain and solidify our proprietary position for our product candidates and technology will depend upon our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of the patent applications that we may file or may license from third parties will result in the issuance of any patents. There is also no assurance that any patents issued to us will not become the subject of a re-examination or other post-grant review, will provide us with competitive advantages, will not be challenged by any third parties, or that the patents of others will not prevent the commercialization of products incorporating our technology. For example, a third party has petitioned for and the Patent Trial and Appeal Board has instituted an inter partes review proceeding to assess the validity of U.S. Patent No. 8,083,997, which relates to the conversion of NO2 to nitric oxide through the use of a surface-active material coated with an antioxidant contained within a receptacle/cartridge. This third party has also submitted documents to the PTO purporting to be prior art against one of our pending patent applications. The PTO’s review of this intellectual property, in light of the third party’s assertions, is pending. While we believe that the assertions made by the third party are without merit, the outcome of these proceedings is inherently uncertain.

Furthermore, our competitors may be able to develop and commercialize inhaled NO independently or duplicate our technology, business model or strategy without infringing our patents. Because of the extensive time required for clinical development and regulatory review of a drug we may develop, it is possible that, before any of our drugs can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of any patent.

We may rely, in some circumstances, on trade secrets and unpatented know-how to protect our technology. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our consultants, scientific advisors and contractors and invention assignment agreements with our employees. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our consultants, contractors or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. For more information, please see “Risk Factors—Risks Related to our Intellectual Property.”

Our commercial success will also depend in part on not infringing the proprietary rights of third parties. While we believe that our products and their intended uses do not infringe third-party patent rights, it is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, or our drugs or processes, obtain licenses or cease certain activities.

In addition, substantial scientific and commercial research has been conducted for many years in the areas in which we have focused our development efforts, which has resulted in third parties having a number of issued patents and pending patent applications. Patent applications in the United States and elsewhere are published only after eighteen months from the priority date. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Therefore, patent applications relating to the production, delivery or use of NO, or any future drugs, discoveries or technologies we might develop, may be covered by pending applications filed by third parties of which we are unaware.

Competition

The biotechnology and pharmaceutical industries are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to or competitive with our products. There are hospital product companies that have pharmaceutical divisions that could potentially develop products competitive with ours. In particular, Ikaria, Inc. commercializes INOMAX® (nitric oxide) for inhalation, which is approved for use to treat newborns suffering from HRF-PPHN, in the United States, Canada, Australia, Mexico and Japan. The Linde Group has marketing rights to INOMAX® in Europe. Air Liquide sells a similar product in Europe, called VasoKINOX™, together with their delivery platform called OptiKINOX™, for the treatment of pulmonary hypertension that occurs during or after heart surgery. In Europe, Bedfont Scientific Ltd. has a delivery system called NOxBOX® and Air Products PLC has a gas product called NOXAP®, each used in delivering inhaled NO. Two companies with overlapping management, 12th Man Technologies, Inc. and Ceretec, Inc., have announced development of distinct NO gas delivery products. 12th Man Technologies, Inc. has announced development of a generic NO delivery capability with CareFusion Corp. and Praxair Inc. Ceretec, Inc. has obtained clearance from the FDA to market an NO gas product for use in membrane diffusing capacity testing in pulmonary function laboratories in the United States. Novoteris, LLC, the manager of which is also the president of 12th Man Technologies, Inc. and a director of Ceretec, Inc., recently received orphan drug designation from the FDA for the use of inhaled NO in treating cystic fibrosis. In addition, Nu-Med Plus, Inc. is an early-stage company developing technology based on a nitric oxide powder formulation for the generation and delivery of NO gas.

Our competitors, either alone or through their strategic partners, have substantially greater name recognition and financial, technical, manufacturing, marketing and human resources than we do and significantly greater experience and infrastructure in the research and clinical development of pharmaceutical products, obtaining FDA and other regulatory approvals of those products, and commercializing those products around the world. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Large pharmaceutical companies in particular have extensive expertise in preclinical and clinical testing and in obtaining regulatory approvals for drugs. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors.

Accordingly, our competitors may be more successful than we may be in obtaining approval for inhaled NO products and achieving widespread market acceptance. We anticipate that we will face intense and increasing competition as new products and technologies become available. Inhaled NO is a vasodilator, or an agent that widens blood vessels to promote blood flow and increase the delivery of oxygen to tissues. There are a number of approved vasodilator drugs in several classes, including nitrates, prostacyclin analogues, PDE-5 inhibitors, and endothelial receptor antagonists that are already on the market and which may compete with our potential products. These products include: Tyvaso® (treprostinil for inhalation) and Remodulin® (treprostinil for injection), which are marketed by United Therapeutics Corporation, Flolan® (epoprostenol sodium for injection), which is marketed by GlaxoSmithKline, Ventavis® (iloprost), which is marketed by Actelion Pharmaceuticals, Inc., and Adempas® (riociguat) tablets, which is marketed by Bayer HealthCare.

Government Regulation

Our products under development are subject to extensive and rigorous government regulation by foreign regulatory agencies and the U.S. Food and Drug Administration, or FDA. Foreign regulatory agencies, the FDA and comparable regulatory agencies in state and local jurisdictions impose extensive requirements upon the clinical development, pre-market clearance and approval, manufacturing, labeling, safety reporting, marketing, advertising and promotion, pricing, import and export, storage and distribution of pharmaceutical and medical device products. Failure to comply with applicable foreign regulatory agency or FDA requirements may result in warning letters, fines, civil or criminal penalties, suspension or delays in clinical development, recall or seizure of products, partial or total suspension of production or withdrawal of a product from the market.

United States Regulation

In the United States, the FDA regulates drug and medical device products under the Federal Food, Drug, and Cosmetic Act, or FFDCA, and its implementing regulations. While the console and controller components of our GeNOsyl™ products are regulated as medical devices, GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS are each regulated by the FDA as a “combination product” comprised of both a drug product (NO) and a medical device. If marketed individually, each component would be subject to different regulatory pathways and reviewed by different centers within the FDA. A combination product, however, is assigned to a center that will have primary jurisdiction over its pre-market review and regulation based on a determination of its primary mode of action, which is the single mode of action that provides the most important therapeutic action. Typically, the FDA requires a single marketing application submitted to the center selected to have primary jurisdiction, although the agency has the discretion to require separate applications to more than one center. If multiple applications are submitted, each may be evaluated by a different center. In the case of GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS, the primary mode of action is attributable to NO, the drug component of the product. This means that the FDA’s Center for Drug Evaluation and Research, or CDER, has primary jurisdiction over the pre-market development and review of these potential products. In 2012, we submitted a New Drug Application, or NDA, to CDER seeking approval of NO as a drug product, delivered using our first-generation drug delivery system.

Approval of Drug Products. The process required by the FDA before drug product candidates may be marketed in the United States generally involves the following:

•	completion of extensive preclinical laboratory tests;

•	completion of preclinical animal studies, all performed in accordance with the FDA’s Good Laboratory Practice, or GLP, regulations and the United States Department of Agriculture’s Animal Welfare Act and implementing regulations;

•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission to the FDA of an NDA after completion of all pivotal clinical trials;

•	a determination by the FDA that the NDA is sufficiently complete to be accepted for review;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced and tested to assess compliance with current Good Manufacturing Practice, or cGMP, requirements; and

•	FDA review and approval of the NDA prior to any commercial marketing or sale of the drug in the United States.

The development and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product will be granted on a timely basis, if at all.

The results of preclinical studies (which include laboratory evaluation as well as GLP studies to evaluate toxicity in animals) for a particular product candidate, together with related manufacturing information and analytical data, are submitted as part of an IND to the FDA. The FDA must evaluate whether there is an adequate basis for testing the drug in initial clinical studies in human volunteers. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. IND submissions may fail to result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. Further, an independent institutional review board, or IRB, for each medical center proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center, and an IRB must monitor the study until completed. The FDA, an IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Clinical testing also must satisfy extensive current good clinical practice, or cGCP, requirements, which establish standards for conducting, recording data from, and reporting the results of, clinical trials. These requirements are intended to assure that the data and reported results are credible and accurate, and that the rights, safety, and well-being of study participants are protected. Similar requirements to the U.S. IND are required in the EEA and other jurisdictions in which we may conduct clinical trials.

Clinical Trials. For purposes of NDA submission and approval, clinical trials are typically conducted in the following sequential phases, which may overlap. Success in early-stage clinical trials does not assure success in later-stage clinical trials. Additionally, data obtained from clinical activities are not always conclusive and may be subject to alternative interpretations that could delay, limit or prevent regulatory approval.

Phase 1 Clinical Trials. Studies are initially conducted in a limited population to test the product candidate for safety, dose tolerance, absorption, distribution, metabolism and excretion, typically in healthy humans, but in some cases in patients with the targeted disease or condition.

Phase 2 Clinical Trials. Studies are generally conducted in a limited patient population to identify possible adverse effects and safety risks, explore the initial efficacy of the product for specific targeted indications and to determine dose range or pharmacodynamics. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

Phase 3 Clinical Trials. These are commonly referred to as pivotal studies. When Phase 2 evaluations demonstrate that a dose range of the product is effective and has an acceptable safety profile, Phase 3 clinical trials are undertaken in large patient populations to further evaluate dosage, provide substantial evidence of clinical efficacy and further test for safety in an expanded and diverse patient population, often at multiple, geographically dispersed clinical trial centers.

Because NO is an approved drug, its safety has been previously established. As a result, we believe that all new clinical investigations of GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS will begin with the conduct of a Phase 2 or Phase 3 clinical trial.

New Drug Applications. The results of drug development, preclinical studies and clinical trials are submitted to the FDA as part of an NDA. NDAs also must contain extensive chemistry, manufacturing and control information. An NDA must be accompanied by a significant user fee, typically over a million dollars, which may be waived in certain limited circumstances. When an NDA is submitted, the FDA conducts a preliminary review to determine whether the application is sufficiently complete to be accepted for filing. If it is not, the FDA may refuse to file the application and request additional information, in which case the application must be resubmitted with the supplemental information, and review of the application is delayed. Once the submission has been accepted for filing, although the FFDCA states that the FDA must review and act on an NDA within 180 days, in practice, the process often takes longer. The FDA’s goal is to review applications within ten months of filing or, if the application relates to an unmet medical need in a serious or life-threatening indication, six months from filing. However, the review process is often significantly extended by the FDA requests for additional information or clarification. As part of the review process, the FDA may refer the application to an advisory committee composed of independent experts for review, evaluation and a recommendation as to whether the application should be approved. Although the FDA is not bound by the recommendation of an advisory committee, the agency usually has followed these recommendations.

The FDA may determine that a Risk Evaluation and Mitigation Strategy, or REMS, is necessary for approval to ensure that the benefits of a new product outweigh its risks. A REMS may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the drug, depending on what the FDA considers necessary for the safe use of the drug. Under the Pediatric Research Equity Act, certain applications for approval must include an assessment, generally based on clinical study data, of the safety and effectiveness of the subject drug in relevant pediatric populations. The FDA may waive or defer the requirement for a pediatric assessment, either at our request or by the agency’s initiative.

After completing it evaluation of the NDA and the manufacturing facilities, the FDA either approves the NDA or issues a complete response letter. A complete response letter communicates the FDA’s decision not to approve the NDA and generally outlines the deficiencies in the submission. A complete response letter may require substantial additional testing or information in order for the FDA to reconsider the application. Even if this additional information and data are submitted, the FDA may decide that the NDA still does not meet the standards for approval. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue a letter approving the NDA. The FDA’s goal is to review these resubmissions in two or six months, depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. The FDA may impose substantial post-approval commitments as a condition of NDA approval, including the completion within a specified time period of additional clinical studies (often referred to as Phase 4 or post-marketing clinical studies), additional preclinical testing, or surveillance to monitor the drug’s safety or efficacy. The FDA may approve the drug for more limited indications than requested or impose other labeling or distribution restrictions that can materially affect the potential market and profitability of the drug. Once granted, a product approval may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Post-approval modifications to the drug product, such as changes in indications, labeling, or manufacturing processes or facilities, may require a sponsor to conduct additional preclinical studies or clinical trials and submit a new or supplemental NDA requiring FDA approval.

The Hatch-Waxman Act. In seeking approval for a drug through an NDA, an applicant is required to list with the FDA each patent that claims the active ingredient, drug product or a method of use covered by the application. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA publication, Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA, or of an NDA submitted under FFDCA Section 505(b)(2) NDA, or 505(b)(2) NDA. Typically, an ANDA seeks approval to market a drug product that has the same active ingredient in the same strength and dosage form as, is bioequivalent to, the already approved drug, which is often referred to as the “reference product,” and has the same labeling as the reference product. An ANDA applicant typically is not required to conduct or submit results of preclinical studies or clinical trials to prove the safety or effectiveness of the drug product, other than the requirement for bioequivalence testing. Drugs approved via an ANDA are commonly referred to as “generic equivalents” to the reference product, and almost always are identified in the Orange Book as therapeutically equivalent to the reference product, which means they can be expected to have the same safety and effectiveness as the reference product. Under most state laws, a therapeutically equivalent generic product can (and in some states, must) be substituted by pharmacists in filling prescriptions written for the reference product.

A 505(b)(2) NDA typically is submitted for a product that is similar, but (unlike a generic equivalent) not identical, to an already approved product. A 505(b)(2) NDA relies to some degree on the FDA’s previous finding of safety and effectiveness for the reference product, but usually also contains new, product-specific clinical data that address safety or effectiveness issues implicated by the differences between the proposed product and the reference product. Unlike an ANDA, a 505(b)(2) NDA rarely leads to a finding of therapeutic equivalence, and therefore usually cannot be dispensed as a substitute in response to a prescription for the reference product.

ANDA and 505(b)(2) NDA applicants are required to make one of the following certifications to the FDA with regard to each patent listed for the reference product in the Orange Book: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. If the listed patent concerns a method of using the approved product, the ANDA or 505(b)(2) NDA applicant has another option; the applicant may seek to delete from its product labeling the patent-protected use, and make a statement to that effect to the FDA. A certification that a reference product patent is invalid or will not be infringed by the proposed ANDA or 505(b)(2) NDA product is commonly called a “Paragraph IV certification,” after the section of the FFDCA that provides for it. If the ANDA or 505(b)(2) NDA applicant does not challenge the listed patents (or with regard to a method of use patent, does not “carve out” the protected indication), the application cannot be approved until all the listed patents claiming the reference product have expired.

An ANDA or 505(b)(2) NDA applicant making a Paragraph IV certification must send notice of the Paragraph IV certification to the sponsor of the reference product NDA and the patent holder within 20 days of the application having been accepted for filing by the FDA. The reference product sponsor or patent holder may then initiate a lawsuit claiming patent infringement by the ANDA or 505(b)(2) NDA product. If a suit is filed within 45 days after receipt of the Paragraph IV notice, and the subject patent was listed in the Orange Book before the ANDA or 505(b)(2) NDA was submitted, the FDA may not grant final approval of the ANDA or 505(b)(2) NDA until the earlier of 30 months from receipt of notice of the Paragraph IV certification, a settlement of the lawsuit that states the patent is invalid or not infringed, or a decision in the case that the patent is invalid or not infringed (including a substantial determination that there is no cause of action for patent infringement or invalidity).

The Hatch-Waxman Act also provides periods of regulatory exclusivity that affect the timing of submission and approval of ANDAs and 505(b)(2) NDAs. If the reference product is a new chemical entity, or NCE (which generally means the active moiety was not previously approved in another product), an ANDA or 505(b)(2) NDA cannot be submitted until five years after the reference product’s approval, unless the application contains a Paragraph IV certification, in which case the application may be submitted four years after the reference product’s approval, but may not receive final approval until seven and a half years after the reference product’s approval. If the reference product is not an NCE but approval of the product required submission of new clinical data (for example, to demonstrate the safety and effectiveness of a new indication, dosage form, or route of administration), there is no restriction on when an ANDA or 505(b)(2) NDA referencing the product may be submitted, but if the proposed product shares the characteristic(s) that necessitated the submission of clinical data by the reference product sponsor, the application cannot receive final approval until three years after the reference product’s approval.

In August 2012, we submitted a 505(b)(2) NDA for our first-generation NO delivery system, seeking an indication for administration of NO produced from NO2 gas, for use in newborn infants with HRF-PPHN. This 505(b)(2) NDA included “Paragraph III” certifications by which approval was sought after the expiration of the patents listed in the Orange Book with the reference product. At the time of our 505(b)(2) NDA submission, the listed patents were due to expire on dates ranging from 2013 through 2017. After we had submitted our 505(b)(2) NDA, additional patents were listed in the Orange Book. We would be required to make Paragraph IV certifications as to those patents if we seek marketing approval before those patents expire, however the 30-month stay that can be imposed by the company that owns patents listed in the Orange Book would not apply to the newly-listed patents because they were listed after our 505(b)(2) had been submitted. Although we believe that our drug product does not infringe any of the patents listed in the Orange Book, we have chosen not to and do not plan to make Paragraph IV certifications prior to the expiry of the initially-listed patents in 2017, given the limited market opportunity in HRF-PPHN, the time differential between the expiration of the initially-listed patents and the expiration of the 30-month stay that would likely be imposed following a Paragraph IV certification, and the cost and management distraction associated with patent litigation. We may alter this strategy in the future, however, if circumstances warrant.

Orphan Drug Designation and Exclusivity. Under the Orphan Drug Act, the FDA may grant orphan drug designation to products that are intended to treat rare diseases or conditions (i.e., those affecting fewer than 200,000 patients in the United States). Although orphan drug designation does not convey any advantage in the regulatory review and approval process, it can provide certain tax benefits and access to grants. Additionally, FDA user fees, which can be substantial, are waived for products that obtain Orphan Drug designation. Further, if a product with orphan drug designation subsequently receives FDA approval for the designated disease or condition, the product is entitled to orphan product exclusivity, which (with certain limited exceptions) blocks for seven years FDA approval of another product with the same active ingredient for the same indication.

The FDA granted orphan drug designation to NO delivered using our first-generation NO delivery system for the treatment of HRF-PPHN. Because the FDA had previously approved and awarded orphan drug exclusivity to a nitric oxide product distributed by a competitor for this indication, our orphan drug designation was based on our having provided a plausible hypothesis for clinical superiority over the competitor’s product. In granting orphan drug designation, the FDA informed us that, if the product is approved, an award of orphan drug exclusivity will require a demonstration of clinical superiority. In November 2012, this competitor submitted a petition to the FDA seeking to have the agency revoke the orphan drug designation granted to our product or, in the alternative, to require data from a head-to-head clinical trial to demonstrate clinical superiority. We believe the petition is without merit, and we have explained our views in comments submitted to the FDA. The FDA has not yet responded substantively to the petition.

Approval or Clearance of Medical Devices. In the United States, medical devices are regulated by the FDA Center for Devices and Radiological Health, or CDRH. Unless an exemption applies, each medical device we wish to commercially distribute in the United States will require either prior 510(k) clearance, or approval of a Premarket Application, from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risk are placed in either class I or II, which requires the manufacturer to submit to the FDA a premarket notification requesting permission for commercial distribution. This process is known as 510(k) clearance. Some low risk devices are exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in class III, requiring premarket approval. Both premarket clearance and premarket approval applications are subject to the payment of user fees, paid at the time of submission for FDA review.

To obtain 510(k) clearance, a company must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of premarket approval applications. The legally marketed device to which equivalence is drawn is commonly known as the “predicate.” The predicate device must have also been cleared for the same indication for use as the device seeking 510(k) clearance. Although devices recently cleared under 510(k) are often selected as the predicate to which equivalence is claimed, any legally marketed device may be used as a predicate. The FDA’s 510(k) clearance pathway usually takes from three to twelve months, but it can take significantly longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. If the FDA finds the device to be substantially equivalent and states that the device can be marketed in the United States, this order “clears” the device for commercial distribution.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, will require a new 510(k) clearance or, depending on the modification, require premarket approval. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), or a premarket approval, but the FDA can review any decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or premarket approval is obtained.

In May 2012, we received 510(k) clearance for a version of our first-generation NO delivery system, which provides for the delivery of NO from a tank of compressed gas containing NO in nitrogen. Our 510(k) submission identified a device distributed by a competitor as the predicate device. In January 2013, this competitor submitted a petition to the FDA, asking the agency to rescind the 510(k) clearance, require submission of an NDA for the product, and to impose certain requirements for approval of any NDA. We believe the petition is without merit, and we have explained our views in comments submitted to the FDA. In July 2013, the FDA issued an interim, non-substantive response to the petition, stating that the agency has not yet reached a decision on the petition. Because of the commercial advantages of our next-generation GeNOsyl™ products, which provide for the delivery of NO from NO2 liquid, we do not plan on commercializing any products based solely on this clearance. We believe, however, that the earlier 510(k) cleared device could serve as a predicate for future 510(k) clearances.

Pediatric Exclusivity. The FFDCA provides for six months of additional exclusivity and patent protection if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for this data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or Orange Book listed patent protection cover the drug are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve an ANDA or 505(b)(2) NDA application owing to regulatory exclusivity or listed patents.

Continuing Regulation of Approved or Cleared Drugs and Medical Devices. Products manufactured or distributed pursuant to FDA approval or clearance are subject to continuing regulation by the FDA, including requirements for ongoing recordkeeping, annual product quality review, annual reporting, post-market surveillance requirements, post-market study commitments, drug adverse experience reporting in a timely fashion, maintenance of pharmacovigilance program to proactively monitor for adverse events, and medical device reporting regulations, which require that manufacturers comply with FDA requirements to report if their device may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur.

Good Manufacturing Practices and Quality System Regulation. Companies engaged in the manufacture of finished drug products, medical devices, or their components are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements. Drugs and medical devices must comply with cGMP and Quality System Regulation, or QSR, requirements. These requirements impose certain procedural and documentation requirements upon us and our third-party manufacturers related to the methods used in and the facilities and controls used for designing, manufacturing, packaging, labeling, storing, drugs and medical devices. Following these inspections, the FDA may assert noncompliance with cGMP or QSR requirements on a Form 483, which is a report of observations from an inspection, or by way of “untitled letters” or “warning letters” that could cause us or any third-party manufacturers to modify certain activities. A Form 483 notice, if issued at the conclusion of an FDA inspection, can list conditions the FDA investigators believe may have violated cGMP, QSR or other FDA requirements. We cannot be certain that we or our present or any future third-party manufacturers or suppliers will be able to comply with cGMP, QSR, or other FDA regulatory requirements to the agency’s satisfaction. Failure to comply with these obligations may lead to possible legal or regulatory enforcement action by the FDA, such as suspension of manufacturing, operating restrictions, seizure or recall of product, injunctive action, withdrawal of approval or clearance, import detention, refusal or delay in approving or clearing new products or supplemental applications, fines, civil penalties, and criminal prosecution.

Advertising and Promotion. The FDA and other regulatory agencies closely regulate the post-approval marketing and promotion of drugs and medical devices, including standards and regulations for direct-to-consumer advertising, communications about unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the internet. Drugs and devices may be marketed only for the approved or cleared indications and in accordance with the provisions of the approved or cleared label.

Healthcare providers are permitted to prescribe approved drugs for “off-label” uses—that is, uses not approved by the FDA and therefore not described in the product’s labeling. These off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use. Thus, we may market our products, if approved by the FDA, only for their approved indications, but under certain conditions may engage in non-promotional, balanced communication regarding off-label uses. Failure to comply with applicable FDA requirements and restrictions in this area may subject us to adverse publicity and a variety of sanctions, which could harm our business and financial condition.

Anti-Kickback, False Claims Act and Other Laws. In addition to the FDA’s ongoing post-approval regulation of drugs, devices and combination products discussed above, several other types of laws and regulations, subject to differing enforcement regimes, govern advertising and promotion. In recent years, promotional activities regarding FDA-regulated products have come under intense scrutiny and have been the subject of enforcement action brought by the Department of Justice, Office of Inspector General of the Department of Health and Human Services, as well as state authorities and even private individuals.

A development affecting the healthcare industry is the increased use of the federal civil False Claims Act to impose liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. In addition, many states have enacted false claim laws similar to the federal False Claims Act. If certain conditions are met, the False Claims Act allows a private individual (typically a “whistleblower”) to bring a civil action on behalf of the federal government and to share in any monetary recovery. Engaging in impermissible promotion of our products for off-label uses can subject us to false claims litigation under federal and state statutes, which can lead to civil money penalties, restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state health care programs In recent years, the number of suits brought by private individuals against pharmaceutical and device companies for off-label promotion has increased dramatically.

The federal Anti-Kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical or device manufacturers, on the one hand, and prescribers, purchasers and formulary managers on the other. Violations are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Any sales or marketing practices that involve remuneration intended to induce prescribing, purchases, or recommendations may be subject to scrutiny under the Anti-Kickback statute. Many states have likewise adopted state anti-kickback statutes and enforcement has been significant.

A host of other laws and regulations govern the advertising and promotion of drugs and devices. The federal Sunshine Law, which is part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, each enacted in March 2010, imposes federal “sunshine” provisions, requiring annual reporting of various types of payments to physicians and teaching hospitals. CMS plans to publish the data on a public website by September 30, 2014. Inaccurate or incomplete reports may be subject to enforcement. Like the federal Sunshine Law, several states have existing laws that require manufacturers to report transfers of value to select healthcare providers licensed within the state. Additionally, other laws such as the federal Lanham Act and similar state laws allow competitors and others to initiate litigation relating to advertising claims. Additionally, the U.S. Foreign Corrupt Practices Act and local laws of other countries potentially implicate the sale and marketing of drugs and devices internationally. This complex patchwork of laws can change rapidly with relatively short notice.

Environmental Laws. Elements of our potential products may be classified as hazardous materials, subject to regulation by the Department of Transportation, the International Air Transportation Association, the International Maritime Organization, the Environmental Protection Agency and the Occupational Safety and Health Administration, which may impose various requirements pertaining to the way we manufacture, transport, store, handle and dispose of our products.

European Regulation

In order for our products to be marketed and sold in the EEA, we must obtain the required regulatory approvals and comply with the extensive regulations regarding safety, manufacturing processes and quality requirements of the respective countries. These regulations, including the requirements for approvals to market, and the various regulatory frameworks may differ. In addition, there may be foreign regulatory barriers other than approval or clearance.

Medicinal Product Approval. In the EEA, we expect our GeNOsyl™ products to be regulated as a combination drug-delivery device product falling within the scope of Directive 2001/83/EC, commonly known as the Community Code on medicinal products. Under this Directive, we are required to obtain a marketing authorization for our products before they are placed on the market. Medicinal products must be authorized in one of two ways, either through the decentralized procedure or mutual recognition procedure by the competent authorities of the EEA Member States, or through the centralized procedure by the European Commission following a positive opinion by the EMA. The authorization process is essentially the same irrespective of which route is used, and requires us to demonstrate the quality, safety and efficacy of the NO delivered to the patient by our product. We are also required to demonstrate that the drug delivery component of our GeNOsyl™ products complies with the relevant Essential Requirements contained in Annex I to the Medical Devices Directive. In July 2013, we received a CE Certificate of Conformity from our notified body in respect of the design and manufacture of NO delivery systems.

Innovative medicinal products are authorized in the EEA on the basis of a full marketing authorization application that must contain the results of pharmaceutical tests, pre-clinical tests and clinical trials conducted with the medicinal product for which marketing authorization is sought, and demonstrating the product’s quality, safety and efficacy. Once approved, an innovative medicinal product is entitled to eight years of data exclusivity. During this period, no application for approval of a generic version of the innovative product relying on data contained in the marketing authorization dossier for the innovative product may be submitted. Innovative medicinal products are also entitled to ten years of market exclusivity. During this ten year period, no generic medicinal product can be placed on the EU market. The ten-year period of market exclusivity can be extended to a maximum of 11 years if, during the first eight years of those ten years, the holder of the marketing authorization for the innovative product obtains an authorization for one or more new therapeutic indications that are held to bring a significant clinical benefit in comparison with existing therapies.

After expiration of the data exclusivity period, an application for marketing authorization for a generic version of an approved innovative medicinal product may be submitted. Such an application does not contain data demonstrating the proposed product’s quality, safety and efficacy, but instead relies on the data in the dossier for the related innovative product, and a demonstration that the two products are the same and bioequivalent. If approved, the generic product may not be placed on the market until expiration of the ten-year marketing exclusivity period for the innovative medicinal product.

A marketing application for a product that, although similar to an approved medicinal product does not qualify as a generic, may also seek to rely to some degree on the data in the dossier for the approved product. As with a generic product, the application may not be submitted until expiration of the data exclusivity period, and the product, if approved, may not be placed on the market until expiration of the market exclusivity period. Such an application must also contain data specific to the proposed product, however. The extent to which such a “hybrid” application requires new data is determined on a case-by-case basis by the competent authorities, based on the differences between the innovative medicinal product and the medicinal product subject to the hybrid application for marketing authorization. The purpose of the pre-clinical tests and clinical trials is to generate additional data that complement the data relating to the innovative medicinal product and to demonstrate the quality, safety and efficacy of the medicinal product for which authorization is sought.

Because NO is already authorized in the EEA for treating HRF-PPHN and pulmonary hypertension in patients who have undergone heart surgery, we expect to be able to seek marketing authorization for GeNOsyl™ Acute DS and GeNOsyl™ Chronic DS under the “hybrid” approach described in the previous paragraph. In the case of GeNOsyl™ Acute DS, we anticipate that the hybrid application for marketing authorization will require the successful completion of limited studies confirming the quality, safety and efficacy of the NO delivered using our proprietary delivery technology. We expect to begin these safety studies in the second half of 2014 and, if those studies are successful, to seek marketing authorization for GeNOsyl™ Acute DS in the EEA. We are targeting receipt of marketing authorization for GeNOsyl™ Acute DS in the EEA by the first half of 2016. The EMA or competent authorities of EEA Member States may, however, require us to conduct additional clinical trials or otherwise generate additional data supporting the grant of marketing authorization for GeNOsyl™ Acute DS, which would require additional financial resources and may delay or prevent the grant of marketing authorization.

Continuing Regulation. As in the United States, marketing authorization holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA and/or the competent authorities of the EEA Member States. This oversight applies both before and after grant of manufacturing and marketing authorizations. It includes control of compliance with EU GMP rules and pharmacovigilance rules.

In the EEA, the advertising and promotion of our products will also be subject to EEA Member States’ laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices, as well as other EEA Member State legislation that may apply to the advertising and promotion of medicinal products. These laws require that promotional materials and advertising in relation to medicinal products comply with the product’s Summary of Product Characteristics, or SmPC, as approved by the competent authorities. The SmPC is the document that provides information to physicians concerning the safe and effective use of the medicinal product. Promotion of a medicinal product that does not comply with the SmPC is considered to constitute off-label promotion, which is prohibited. The applicable laws at EU level and in the individual EEA Member States also prohibit the direct-to-consumer advertising of prescription-only medicinal products. Violations of the rules governing the promotion of medicinal products in the EEA could be penalized by administrative measures, fines and imprisonment. These laws may further limit or restrict the advertising and promotion of our products to the general public and may also impose limitations on our promotional activities with health care professionals.

Interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct in the individual EEA Member States. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the EEA Members states, including the UK Bribery Act 2010. Payments made to physicians in certain EEA Member States must be publically disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her competent professional organization, and/or the competent authorities of the individual EEA Member States. These requirements are provided in the national laws, industry codes, or professional codes of conduct, applicable in the EEA Member States.

Pricing and Reimbursement. Each EEA Member State is free to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices and/or reimbursement levels of medicinal products for human use. An EEA Member State may approve a specific price or level of reimbursement for the medicinal product, or alternatively adopt a system of direct or indirect controls on the profitability of the company responsible for placing the medicinal product on the market, including volume-based arrangements and reference pricing mechanisms.

Health technology assessment, or HTA, of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EEA Member States, particularly the United Kingdom, France, Germany and Sweden. The HTA process in each EEA Member State is governed by the national laws of the country. HTA is the procedure according to which an assessment is conducted of the public health impact, therapeutic impact and the economic and societal impact of use of a given medicinal product in the national healthcare systems of the individual country. HTA generally focuses on the clinical efficacy and effectiveness, safety, cost, and cost-effectiveness of individual medicinal products, as well as their potential implications for the healthcare system. Those elements of medicinal products are compared with other treatment options available on the market. The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA Member States. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product vary between EEA Member States.

Data Privacy Regulation. The collection and use of personal health data in the EEA is governed by the provisions of the Data Protection Directive. This Directive imposes a number of requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The Data Protection Directive also imposes strict rules on the transfer of personal data out of the EEA to the United States. Failure to comply with the requirements of the Data Protection Directive and the related national data protection laws of the EEA Member States may result in fines and other administrative penalties. The draft EU Data Protection Regulation currently going through the adoption process is expected to introduce new data protection requirements in the EEA and substantial fines for breaches of the data protection rules. If the draft Data Protection Regulation is adopted in its current form it may increase our responsibility and liability in relation to personal data that we process and we may be required to put in place additional mechanisms ensuring compliance with the new EEA data protection rules. This may be onerous and increase our cost of doing business.

Employees

As of December 31, 2013, we employed 30 full-time employees, including 16 in research and development and 14 in general and administrative. We have never had a work stoppage, and none of our employees is represented by a labor organization or under any collective-bargaining arrangements. We consider our employee relations to be good.

Facilities

We occupy approximately 3,800 square feet of office space in Waltham, Massachusetts under a lease that expires on March 31, 2015. We also own a building comprising approximately 6,000 square feet of office and laboratory space in Cocoa, Florida, subject to a mortgage payable to an entity controlled by the chairman of our board of directors (See “—Certain Relationships and Related Party Transactions” below). On October 3, 2013, we entered into a lease for 2,400 square feet of space located in Cocoa, Florida for use in connection with the design and production of our potential products as well as warehouse space. The lease for this facility expires on September 30, 2014.

We believe that our facilities are adequate for our current needs, but we expect to lease or build additional space as we build our organization to support late-stage clinical development and commercialization of our products.

Legal Proceedings

From time to time, we may be parties to various legal matters and claims arising in the ordinary course of business. In June 2013, we received an arbitration demand from BioMed Devices, Inc., or BioMed, under an agreement we entered with BioMed to manufacture and supply our GeNOsyl™ drug delivery systems. We terminated the agreement with BioMed in September 2012 based on our assessment that BioMed had materially breached the terms of this agreement. BioMed claims that our termination of the agreement was wrongful. BioMed has asserted a claim seeking monetary damages in the amount of alleged unpaid service fees. BioMed has also asserted a claim seeking specific performance directing us to use BioMed as our exclusive manufacturer and supplier of our GeNOsyl™ drug delivery systems until 2021 or, in the alternative, seeking monetary damages or a royalty, for lost profits resulting from anticipated commercial sales of GeNOsyl™ drug delivery systems. In March 2014, in response to our motion to dismiss, BioMed’s claim for lost profits was dismissed without prejudice. The arbitration proceeding will continue with respect to the unpaid service fees claim and the specific performance claim. We believe that BioMed’s remaining claims are wholly without merit, and we intend to continue to vigorously defend against BioMed’s demand. We do not believe that these claims will have a material adverse effect on our results of operations or financial condition.

MANAGEMENT

The following table sets forth the names, ages and positions of our executive officers and directors as of the date hereof:

NAME	AGE	POSITION(S)
Executive Officers:
David H. Fine, Ph.D.	71	Executive Chairman and Chief Scientific Officer
Kurt Dasse, Ph.D.	64	President, Chief Executive Officer and Director
Anthony Loumidis	49	Chief Financial Officer and Treasurer
Farzad Parsaie	53	Chief Operating Officer
Robert F. Roscigno, Ph.D.	47	Executive Vice President, Global Clinical Affairs

Non-Employee Directors:
Theo Melas-Kyriazi	54	Director
Steven Shulman	73	Director

Executive Officers

David H. Fine, Ph.D. Dr. Fine is our founder and the Executive Chairman and Chief Scientific Officer of GeNO. From our inception, he was our President until December 2011 and our Chief Executive Officer until August 2013. Dr. Fine has served as a director of GeNO since 2006. Dr. Fine’s current term as a Class III Director will expire at our annual meeting of stockholders in 2017. Dr. Fine has 40 years of experience leading innovation development and transitioning high technology chemistry-based instruments from research through production and into commercialization. In 2000, Dr. Fine co-founded CyTerra Corporation, a company focused on advanced technology for the detection of buried land mines. Dr. Fine served as Chief Executive Officer of CyTerra from 2000 until 2006. Prior to co-founding CyTerra, Dr. Fine worked for 28 years at Thermo Electron Corporation. During his tenure at Thermo Electron, Dr. Fine published extensively on the formation of carcinogenic N-nitrosamines from nitrite, the detection of NO and NO2 using chemiluminescence, the detection of explosives for forensic and airport security by converting them to NO, and then measuring the NO, and many other detection systems using the NO moiety. Dr. Fine held various leadership positions at Thermo Electron, including Vice President of Thermedics Inc. and Senior Vice President of Thermedics Detection Inc., both of which were publicly-traded subsidiaries of Thermo Electron. His last assignment at Thermo Electron was as President of Thermo Electron’s R&D Center Inc. From 1969 to 1972, while on the academic staff of the Chemical Engineering Department at MIT, Dr. Fine worked on the formation and mitigation of NO formed in combustion systems and NO related air pollution chemistry. Dr. Fine has published over 100 technical papers in refereed technical literature, including Nature and Science. He is also the inventor on 74 issued U.S. patents including over 50 patents on NO/NO2 based chemistry and instrumentation.

Kurt Dasse, Ph.D. Dr. Dasse is the President, Chief Executive Officer and Director of GeNO. He became Executive Vice President in December 2011, President in December 2012 and Chief Executive Officer in August 2013. From 2007 to 2011, Dr. Dasse served as a non-employee member of our board of directors and has remained a Director since joining the Company in an executive capacity in 2011. Dr. Dasse’s term as a Class III Director will expire at our annual meeting of stockholders in 2017. Dr. Dasse has spent nearly three decades conducting research in cardiovascular disorders and developing products to treat heart and renal failure. He has extensive experience in designing, developing and commercializing products and in obtaining the required regulatory approvals. From 2006 to 2011, he served as President and CEO of Levitronix LLC, a developer and manufacturer of a new generation of blood pumps for the medical industry, and ultra-pure fluid handling components for the semiconductor industry. The medical business of Levitronix was sold to Thoratec Corp. in August 2011. From 2000 to 2006, Dr. Dasse served as President of the Medical Division of Levitronix, LLC. From 1997 to 2000, Dr. Dasse was Chief Scientist and Vice-President of Thermo Electron Corporation’s Biomedical Group, where he focused on developing products for the respiratory, neurodiagnostic, cardiovascular and imaging markets. He also was one of the founding officers of Thermo Cardiosystems and played a key role in commercializing the first implantable ventricular assist system for end-stage heart-failure patients. Dr. Dasse has written more than 100 journal articles and multiple book chapters and holds multiple patents. Dr. Dasse has extensive experience in winning 510(k)’s, IDE’s, PMA’s, CE Marks and international approvals for devices such as blood pumps, ventricular assist systems, drive consoles, peritoneal dialysis catheters, digital mammography equipment and software.

Anthony Loumidis. Mr. Loumidis joined GeNO on October 1, 2013 as our Chief Financial Officer and Treasurer. Mr. Loumidis served as the Chief Financial Officer of American DG Energy Inc. from 2004 and Treasurer from 2001 until September 30, 2013. He also served as Chief Financial Officer, Treasurer and Secretary of Eurosite Power Inc. from 2010 to September 30, 2013 and served as the Vice President and Treasurer of Tecogen Inc., an affiliate of American DG Energy Inc., from 2001 to September 30, 2013. He served as Treasurer of Ilios Inc. from 2009 until September 30, 2013. Additionally, Mr. Loumidis served as the Chief Financial Officer of GlenRose Instruments Inc. from 2006 until September 30, 2013. Mr. Loumidis was previously with Thermo Electron Corporation, where he held various positions including National Sales Manager for Thermo Capital Financial Services, Manager of Investor Relations and Manager of Business Development of Tecomet, a subsidiary of Thermo Electron.

Farzad Parsaie. Mr. Parsaie joined GeNO on October 1, 2013 as our Chief Operating Officer. Mr. Parsaie has over 20 years of experience in the medical device industry and has extensive experience managing projects and operations and commercializing products in FDA regulated environments. Since 2011, Mr. Parsaie has consulted for medical device, pharmaceutical and nutrition firms in the quality assurance, regulatory affairs and product strategy domains. From 2007 to 2011, Mr. Parsaie served as the Chief Operating Officer-U.S. for Levitronix LLC, a developer and manufacturer of a new generation of blood pumps for the medical industry, and ultra-pure fluid handling components for the semiconductor industry. Prior to 2007, Mr. Parsaie held management positions in quality assurance, regulatory affairs, research and development, program management and marketing at Boston Scientific, Thermo Cardiosystems, Medtronic and CR Bard.

Robert F. Roscigno, Ph.D. Dr. Roscigno is the Executive Vice President, Global Clinical Affairs of GeNO. Dr. Roscigno has over 17 years of drug development experience relating to pulmonary hypertension. From 2005 to 2007, Dr. Roscigno was President and COO of Lung Rx, Inc., an affiliate company of United Therapeutics, where he was responsible for the product pipeline and for bringing the company’s lead product Tyvaso™ successfully through Phase 3 development. From 2000 to 2005, Dr. Roscigno served as Associate Director, Director, Vice President and Senior Vice-President of United Therapeutics Corporation where he helped transform the company from a start-up to a multi-billion dollar company. From 2008 through 2013, Dr. Roscigno was President of Robert F. Roscigno PhD Consulting LLC. During this period, Dr. Roscigno acted as a consultant to GeNO from September 2008 through September 2010 and from January 2012 through August 2013. From September 2010 through January 2012, Dr. Roscigno was employed by GeNO as Vice President. In August 2013, Dr. Roscigno again became an employee of GeNO. Dr. Roscigno was also a key contributor in the successful development and worldwide commercialization of Remodulin™ for the treatment of PAH. He is the co-inventor on five U.S. patents and published numerous articles in scientific journals. Dr. Roscigno has extensive experience in winning IND’s and NDA’s for drugs to address PH indications.

Non-Employee Directors

Theo Melas-Kyriazi. Mr. Melas-Kyriazi has served as a director of GeNO since September 2013. Mr. Melas-Kyriazi’s term as a Class II Director will expire at our annual meeting of stockholders in 2016. Mr. Melas-Kyriazi has served as Chief Financial Officer of Levitronix Technologies LLC since 2011, and previously served as the Chief Financial Officer of its affiliate, Levitronix LLC, since 2006. He was the Chief Financial Officer of Thermo Electron from January 1999 through October 2004. Mr. Melas-Kyriazi was a Vice President of Thermo Electron in charge of corporate strategy during 1998; he served as the CEO of Thermo Spectra Corporation, a publicly-traded majority-owned subsidiary of Thermo Electron, from 1994 to 1998, and was Treasurer of Thermo Electron and all of its publicly traded subsidiaries from 1988 to 1994. Mr. Melas-Kyriazi also serves as a director of Valeant Pharmaceuticals International, Inc. and is a former director of VPI, Helicos BioSciences Corporation, Cyberkinetics Neurotechnology Systems, Inc. and Glenrose Instruments Inc.

Steven Shulman. Mr. Shulman has served as a director of GeNO since 2006. Mr. Shulman’s current term as a Class I Director will expire at our annual meeting of stockholders in 2015. Mr. Shulman is president and chief executive officer of The Hampton Group, Inc. Mr. Shulman is currently the member of the board of directors of Universal Aerospace, Ark Restaurants and NBE. Mr. Shulman is also an advisor to several private equity groups including Trimaran Capital Partners, AUA Private Equity Partners and ComVest. Before joining The Hampton Group, Mr. Shulman was active as an investment banker, investor and board member in a number of companies including: Marie Callendar Pie Shops, Ermanco, Terrace Food Group, Beacon Partners, A1A and Cyterra.

Composition of our Board of Directors

Our board of directors currently consists of four members. Our nominating and corporate governance committee and board of directors may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not limited to race, gender or national origin. We have no formal policy regarding board diversity. Our nominating and corporate governance committee’s and board of directors’ priority in selecting board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our amended and restated certificate of incorporation and bylaws that will become effective upon the completion of this offering also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Director Independence. Our board of directors has determined that all members of the board of directors, except Dr. Fine and Dr. Dasse, are independent directors, including for purposes of the rules of NASDAQ Global Market and relevant federal securities laws and regulations. In making this independence determination, the board of directors considered the relationships that each such non-employee director has with us and all other facts and circumstances that the board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. Upon the closing of this offering, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable requirements of the NASDAQ Stock Market and the rules and regulations of the SEC. There are no family relationships among any of our directors or executive officers.

Staggered board. In accordance with the terms of our amended and restated certificate of incorporation and bylaws that will become effective upon the completion of this offering, our board of directors will be divided into three classes, class I, class II and class III, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our Class I director will be Mr. Shulman;

Our Class II director will be Mr. Melas-Kyriazi; and

Our Class III directors will be Dr. Fine and Dr. Dasse.

Our amended and restated certificate of incorporation and bylaws that will become effective upon the completion of this offering provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by our board of directors. Upon the closing of this offering, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ Global Market and the SEC rules and regulations.

Audit committee. Mr. Melas-Kyriazi, Mr. Shulman and Dr. Fine currently serve on the audit committee, which is chaired by Mr. Melas-Kyriazi. Our board of directors has determined that Messrs. Melas-Kyriazi and Shulman are “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable NASDAQ Global Market rules, and have sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Mr. Melas-Kyriazi as an “audit committee financial expert,” as defined under the applicable rules of the SEC. Our board has determined that while Messrs. Melas-Kyriazi and Shulman satisfy the independence requirements under applicable SEC and NASDAQ Global Market rules, Dr. Fine does not satisfy the independence requirements of the SEC applicable to members of audit committees. The transition rules of the SEC provide that two members of the audit committee may be exempt from these more stringent independence requirements for 90 days after the effectiveness of this registration statement, and one member may be exempt for one year after the effectiveness of this registration statement. Our board of directors intends to cause our audit committee to comply with the transition rules within the applicable time periods. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of these services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines;

•	developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner;

•	recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements will be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all of these transactions; and

•	reviewing quarterly earnings releases and scripts.

Compensation committee. Messrs. Melas-Kyriazi and Shulman currently serve on the compensation committee, which is chaired by Mr. Shulman. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable NASDAQ Global Market rules. The compensation committee’s responsibilities include:

•	annually reviewing and making recommendations to the board of directors with respect to corporate goals and objectives relevant to the compensation of our executive chairman and chief executive officer;

•	evaluating the performance of our executive chairman and chief executive officer in light of these corporate goals and objectives and making recommendations to the board of directors with respect to the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing administration of our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the board of directors with respect to director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Nominating and corporate governance committee. Messrs. Melas-Kyriazi and Shulman currently serve on the nominating and corporate governance committee, which is chaired by Mr. Shulman. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable NASDAQ Global Market rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	reviewing and discussing with the board of directors corporate succession plans for our chairman, chief executive officer and other key officers; and

•	overseeing the evaluation of the board of directors and management.

Our board of directors may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of our Executive Chairman of the board and Chief Executive Officer are presently separated at GeNO. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Executive Chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Executive Chairman, particularly as the board of directors’ oversight responsibilities continue to grow. Our board of directors also believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure. Although our bylaws, which will be in effect upon the completion of this offering, will not require our Executive Chairman and Chief Executive Officer positions to be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any business strategies.

Each of our board committees also oversees the management of our company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to these risks, and reports to our board of directors regarding these activities.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following the completion of this offering, a current copy of the code will be posted on the Corporate Governance section of our website, which will be located at www.genocorp.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of this amendment or waiver on our website or in a Current Report on Form 8-K.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued to our chief executive officer and our three other highest-paid executive officers during the fiscal year ended December 31, 2012 and 2013. We refer to these officers as our named executive officers.

NAME AND PRINCIPAL POSITION	YEAR	SALARY	STOCK AWARDS (1)	ALL OTHER COMPENSATION (2)	TOTAL
David H. Fine	2012	$414,213	$826,000	$—	$1,240,213
Executive Chairman and Chief Scientific Officer	2013	$365,204	—	$—	$365,204

Kurt Dasse (3)	2012	$160,403	$935,500	$—	$1,095,903
President, Chief Executive Officer and Director	2013	$334,269	—	$—	$334,269

Anthony S. Loumidis (4)	2013	$49,846	$550,000	$1,375	$601,221
Chief Financial Officer

Robert F. Roscigno	2012	$324,603	$122,000	$—	$446,603
Executive Vice President, Global Clinical Affairs	2013	$312,367	$276,000	$4,583	$592,950

(1)	The amounts reported in the Stock Awards column represents the grant date fair value of the shares of our common stock issued to our named executive officers during 2012 and 2013 as computed in accordance with Accounting Standards Codification, or ASC, Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the issuance date fair value of the shares of our common stock reported in the Stock Awards column are set forth in Note 7 to our financial statements included elsewhere in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these shares of our common stock, and do not correspond to the actual economic value that may be received by the named executive officers from these shares of our common stock.
(2)	Includes health insurance reimbursement.
(3)	Prior to becoming our President in December 2012, Dr. Dasse served as our Executive Vice President. Dr. Dasse was not a full-time employee for the entire 2012 calendar year.
(4)	Mr. Loumidis was not a full-time employee for the entire 2013 calendar year.

Narrative Disclosure to Summary Compensation Table

Employment Arrangements with our Named Executive Officers

Kurt Dasse. Pursuant to an offer letter dated November 4, 2012, Dr. Dasse receives a base salary of $350,000. Dr. Dasse is also a party to a severance agreement as described below under “—Involuntary Termination of Employment and Sale Event.”

Anthony Loumidis. Pursuant to an offer letter dated August 16, 2013, Mr. Loumidis receives a base salary of $240,000. Mr. Loumidis is also a party to a severance agreement as described below under “—Involuntary Termination of Employment and Sale Event.”

Robert F. Roscigno. Prior to August 2013, Robert Roscigno, our Executive Vice President, Global Clinical Affairs, received most of his compensation as fees paid to his consulting business, Robert F. Roscigno PhD Consulting, LLC, in accordance with the terms of the consulting agreement dated as of July 10, 2012. Pursuant to the consulting agreement, we paid fees at an annual rate of $328,850 to Dr. Roscigno and reimbursed reasonable and necessary business-related expenses. Total consulting fees (exclusive of expense reimbursement) paid by us to Dr. Roscigno were $211,567 and $310,914 for the years ended December 31, 2012 and 2013, respectively.

Beginning in August 2013, Dr. Roscigno became an employee of GeNO. Dr. Roscigno is also a party to a severance agreement as described below under “—Involuntary Termination of Employment and Sale Event.”

Involuntary Termination of Employment and Sale Event

We have entered into severance agreements with Dr. Dasse, Mr. Loumidis, Mr. Parsaie and Dr. Roscigno, effective November 5, 2012, October 7, 2013, October 7, 2013 and October 7, 2013, respectively, which we refer to as the severance agreements. The severance agreements provide for payment and benefits in the event of an officer’s termination of employment. If an officer’s employment is terminated after a sale of the Company or for “good reason” (as defined in the severance agreements) or by us other than for “cause” (as defined in the severance agreements), disability or death, that officer will receive monthly base salary and health and disability benefits (or, to the extent such benefits cannot be provided to non-employees, their cash equivalent) during the severance period immediately following the effective date of termination minus the number of months that any terminated officer continued to be employed by us or any successor after a sale. The applicable severance period is 18 months for Dr. Dasse and 12 months for each of Mr. Loumidis, Mr. Parsaie and Dr. Roscigno. If any officer whose employment was terminated finds new employment or work as an independent consultant after termination, any cash compensation received by that officer will be deducted from the monthly base salary payment made by us. In addition, if any officer whose employment is terminated is eligible to receive substantially equivalent health insurance from the new employer, we are no longer required to provide those benefits. Severance payments are conditioned on the officer’s execution of a release of claims and the officer’s compliance with the material provisions of the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreements (otherwise known as the Obligations Agreements).

For purposes of the severance agreements, “cause” means:

•	a good faith finding by the board (i) of repeated and willful failure of the officer after written notice to perform his duties; or (ii) that the officer has engaged in dishonestly, gross negligence or misconduct, with a substantial adverse effect on us;

•	conviction of, or the entry of a pleading of guilty to, any felony; or

•	breach by the officer of any material provision of his Obligations Agreement,

which failure, act of dishonesty, gross negligence, misconduct or breach is not cured within ten days after written notice or which the board determines is not curable.

For purposes of the severance agreements, “good reason” means:

•	mutual written agreement that good reason exists; or

•	without the officer’s written consent, if:

•	change in location of where the officer performs his principle duties to outside the east coast of the United States;

•	reduction of the officer’s total annual compensation (other than in connection with reductions of the total annual compensation of our key employees generally); or

•	significant diminution in the officer’s position, authority or responsibilities.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth historical information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2013. As a result, the following table and notes do not reflect the outstanding equity awards held by our named executive officers as of the date hereof.

Name	Number of Incentive Common Shares That Have Not Vested	Market Value of Incentive Common Shares That Have Not Vested	Number of Incentive Common Shares That Have Vested	Market Value of Incentive Common Shares That Have Vested (1)
David H. Fine (2)	466,667	$—	290,495	$227,310
Kurt Dasse (3)	373,333	$—	197,683	$44,546
Anthony S. Loumidis (4)	200,000	$—	—	$—
Robert F. Roscigno (5)	151,667	$—	54,441	$28,099

(1)	For purposes of this table, the fair market value of our common shares as of December 31, 2013 was based on qualitative and quantitative factors and the results of our contemporaneous valuation analysis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The fair value of our common shares for financial reporting purposes as of December 31, 2013 was $4.91 per share.
(2)	As of December 31, 2013, Dr. Fine held options to purchase 757,162 common shares pursuant to the 2007 Plan. Of these total options, options to purchase 466,667 common shares were not vested as of December 31, 2013. Of these unvested options, options to purchase 233,333 common shares will vest on February 23, 2015. On February 23, 2014, 233,334 common shares vested.
(3)	As of December 31, 2013, Dr. Dasse held options to purchase 571,018 common shares pursuant to the 2007 Plan. Of these total options, options to purchase 373,333 common shares were not vested as of December 31, 2013. Of these unvested options, options to purchase 136,666 common shares will vest on November 19, 2014, options to purchase 50,000 common shares will vest on February 23, 2015 and options to purchase 136,667 common shares will vest on November 19, 2015. On February 23, 2014, 50,000 common shares vested.
(4)	As of December 31, 2013, Mr. Loumidis held options to purchase 200,000 common shares pursuant to the 2007 Plan. Of these total unvested options, options to purchase 50,000 common shares will vest on October 1, 2014, options to purchase 50,000 common shares will vest on October 1, 2015, options to purchase 50,000 common shares will vest on October 1, 2016 and options to purchase 50,000 common shares will vest on October 1, 2017.
(5)	As of December 31, 2013, Dr. Roscigno held options to purchase 206,108 common shares pursuant to the 2007 Plan. Of these total options, options to purchase 151,667 common shares were not vested as of December 31, 2013. Of these unvested options, options to purchase 1,667 common shares will vest on July 1, 2014, options to purchase 25,000 common shares will vest on September 20, 2014, options to purchase 16,666 common shares will vest on November 19, 2014, options to purchase 8,333 common shares will vest on February 23, 2015, options to purchase 25,000 common shares will vest on September 20, 2015, options to purchase 16,667 common shares will vest on November 19, 2015, options to purchase 25,000 common shares will vest on September 20, 2016 and options to purchase 25,000 common shares will vest on September 20, 2017. On February 23, 2014, 8,333 common shares vested.

The table below shows all compensation to our non-employee directors during 2013.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Other Compensation	Total
Steve Shulman	$—	$96,600	$—	$96,600
Theo Melas-Kyriazi	$—	$138,000	$—	$138,000

(1)

The amounts reported in the Stock Awards column represents the grant date fair value of the shares of our common stock issued to our non-employee directors in 2013 as computed in accordance with Accounting Standards Codification, or ASC, Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the issuance date fair value of the shares of our common stock reported in the Stock Awards column are set forth in Note 7 to our financial statements included elsewhere in this prospectus. Note that the amounts reported in this column reflect the accounting cost for these shares of our common stock, and do not correspond to the actual economic value that may be received by the named executive officers from these shares of our common stock.

The following table sets forth historical information concerning the outstanding equity awards granted to each of our non-employee directors as of December 31, 2013. As a result, the following table and notes do not reflect the outstanding equity awards held by our non-employee directors as of the date hereof.

Name	Number of Incentive Common Shares That Have Not Vested	Market Value of Incentive Common Shares That Have Not Vested	Number of Incentive Common Shares That Have Vested	Market Value of Incentive Common Shares That Have Vested (1)
Steve Shulman (2)	85,000	$—	36,016	$44,546
Theo Melas-Kyriazi (3)	50,000	$—	—	$—

(1)	For purposes of this table, the fair market value of our common shares as of December 31, 2013 was based on qualitative and quantitative factors and the results of our contemporaneous valuation analysis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The fair value of our common shares for financial reporting purposes as of December 31, 2013 was $4.91 per share.
(2)	As of December 31, 2013, Mr. Shulman held options to purchase 121,016 common shares pursuant to the 2007 Plan. Of these total options, options to purchase 85,000 common shares were not vested as of December 31, 2013. Of these unvested options, options to purchase 8,750 common shares will vest on September 20, 2014, options to purchase 25,000 common shares will vest on February 23, 2015, options to purchase 8,750 common shares will vest on September 20, 2015, options to purchase 8,750 common shares will vest on September 20, 2016 and options to purchase 8,750 common shares will vest on September 20, 2017. On February 23, 2014, 25,000 common shares vested.
(3)	As of December 31, 2013, Mr. Melas-Kyriazi held options to purchase 50,000 common shares pursuant to the 2007 Plan none of which were vested as of December 31, 2013. Of these unvested options, options to purchase 12,500 common shares will vest on September 20, 2014, options to purchase 12,500 common shares will vest on September 20, 2015, options to purchase 12,500 common shares will vest on September 20, 2016 and options to purchase 12,500 common shares will vest on September 20, 2017.

Our board of directors has adopted a non-employee director compensation policy, effective as of the closing of this offering, that is designed to provide a total compensation package consisting of cash and equity incentives that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy, all non-employee directors who are initially appointed or elected to the board of directors will be eligible for an option grant to purchase up to 20,000 shares of our common stock valued at the fair market value of the shares on the date he or she first becomes a non-employee director. Each grant of options will vest annually over a three-year period. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director who has served on the board of directors for a minimum of six months will be eligible to receive an option to purchase 10,000 shares of our common stock, which will vest on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders. Each non-employee director will also receive an annual base cash retainer of $25,000 for such service, to be paid quarterly. Under the policy, we will also compensate certain members of our board of directors for service on our committees as follows:

•	The chairperson of our audit committee will receive an annual cash retainer of $10,000 for such service; and

•	The chairperson of our compensation committee will receive an annual cash retainer of $5,000 for such service.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Stock Option Plans

2014 Equity Incentive Plan

Our 2014 Equity Incentive Plan, or 2014 Plan, was adopted by our board and approved by our stockholders on                     , 2013 and will become effective upon the effectiveness of this registration statement. The 2014 Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards and unrestricted stock awards. We reserved             shares of our common stock for the issuance of awards under the 2014 Plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. In addition, the number of shares available for future grant will automatically increase each year by up to 2% of all shares of stock outstanding as of December 31 of the prior calendar year, subject to the ability of our board to take action to reduce the size of the increase in any given year. Generally, shares that are forfeited or canceled from awards under the 2014 Plan also will be available for future awards. In addition, awards that are returned to the 2007 Plan as a result of their expiration, cancellation, termination or repurchase are automatically made available for issuance under our 2014 Plan. No awards have been granted under the 2014 Plan.

The 2014 Plan is administered by our compensation committee, or another committee of at least two independent, non-employee directors. The administrator of the 2014 Plan has full power and authority to select the participants to whom awards will be granted, to grant any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2014 Plan.

All full-time and part-time officers and other employees, non-employee directors and other key persons (including consultants and prospective employees) are eligible to participate in the 2014 Plan, subject to the discretion of the administrator. There are certain limits on the number of awards that may be granted under the 2014 Plan. For example, no more than             shares of stock may be granted in the form of stock options or stock appreciation rights to any one individual during any one-calendar-year period under the 2014 Plan.

The exercise price of stock options awarded under the 2014 Plan may not be less than the fair market value of our common stock on the date of the option grant and the term of each option may not exceed 10 years from the date of grant. Unless otherwise determined by the administrator, options granted under the 2014 Plan will vest in four equal installments of 25% annually. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2014 Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of a certain large stockholder. No incentive stock option awards may be granted under the 2014 Plan after                     , 2024.

We may also grant stock appreciation rights under our 2014 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator of the 2014 Plan determines the terms of stock appreciation rights, including when these rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. The exercise price of stock appreciation rights granted under our 2014 Plan may not be less than the fair market value of our common stock on the date of grant.

We may also grant restricted stock awards under our 2014 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator of our 2014 Plan will determine the number of shares of restricted stock granted to any recipient. The administrator may impose whatever vesting conditions it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

We may also grant deferred stock awards under our 2014 Plan. Deferred stock awards are units entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to these restrictions and conditions, as the administrator shall determine. Certain grantees, including directors, will be permitted to defer their compensation and receive deferred stock awards in lieu of current cash compensation. All deferred compensation will be structured to meet the requirements of Section 409A of the Internal Revenue Code. Our 2014 Plan also gives the administrator discretion to grant stock awards free of any restrictions.

The administrator may provide for the acceleration of all unvested options or equity awards if the employment of the option holder is terminated for certain reasons following a change of control.

Our board may amend or discontinue the 2014 Plan at any time and the administrator of our 2014 Plan may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a change of control, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options. Further, amendments to the 2014 Plan will be subject to approval by our stockholders if the amendment (1) increases the number of shares available for issuance under the 2014 Plan above and beyond the 2% automatic annual increases discussed above, (2) expands the types of awards available under, the eligibility to participate in, or the duration of, the 2014 Plan, (3) materially changes the method of determining fair market value for purposes of the 2014 Plan, (4) is required by the Nasdaq Global Market rules or (5) is required by the Internal Revenue Code to ensure that incentive options are tax-qualified.

2007 Incentive Common Share Plan

The Incentive Common Share Plan, or the 2007 Plan, was adopted by our board and approved by our stockholders in August 2007. The 2007 Plan was most recently amended in September 2013 to permit the issuance of options. The 2007 Plan provides for the grant of shares of our common stock (which, prior to the corporate conversion, included shares that were treated as LLC profits interests and shares that were not treated as LLC profits interests in the discretion of the board) and stock options, which we collectively refer to as awards, to our managers, officers, employees, managers, consultants, distributors and suppliers. As of the effective date of this offering, the 2007 Plan will be terminated and we will not grant any additional awards under the 2007 Plan. However, the 2007 Plan will continue to govern the terms and conditions of outstanding awards granted thereunder.

Shares Under the Plan. As of December 31, 2013, there were              shares of our common stock and options to purchase                  shares of our common stock outstanding under our 2007 Plan.

Plan Administration. Our board of directors or a committee appointed by our board of directors administers the 2007 Plan. Under the 2007 Plan, the administrator has the power to determine the terms of the awards, including the recipients, the distribution threshold, the exercise price, the number of shares covering each option or grant of incentive common shares, the fair market value of a common share, the form of consideration payable upon exercise of the option and the terms of the participation or option agreement for use under the 2007 Plan. The administrator also has the authority, subject to the terms of the 2007 Plan, to amend existing awards (including to reduce the option’s exercise price), to institute an exchange program by which outstanding options may be surrendered in exchange for options that may have different exercise prices and terms, to prescribe rules and to construe and interpret the 2007 Plan and options granted under the 2007 Plan.

Option Terms. The 2007 Plan permits the grant of incentive common shares and stock options. The exercise price of options must at least be equal to 100% of the fair market value of our common stock on the date of grant, and the term of the options may not exceed ten years. After an employee, officer, manager, advisor, consultant, distributor or supplier ceases to be employed by or otherwise provide services to us, he or she may exercise his or her options, to the extent vested and exercisable as of the date he or she ceases to be employed by or otherwise provide services to us, for a period of 90 days. If termination is due to disability, or in the event of death, the options will remain exercisable for 12 months. However, in each case, an option may not be exercised later than the expiration of its term. The 2007 Plan generally does not allow for the transfer of awards other than by will or the laws of descent and distribution, as permitted by Rule 701 under the Securities Act or into trust for estate planning purposes, unless the administrator otherwise determines.

Certain Adjustments. In the event of certain changes in our capitalization, the administrator will make adjustments to the number and class of shares and exercise price of shares subject to outstanding options and the number and class of shares that may be delivered under the 2007 Plan. In the event of a proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all options will terminate to the extent unexercised immediately prior to the consummation of the proposed transaction. See “Corporate Conversion”.

Plan Amendment, Termination. Our board of directors has the authority to amend or terminate the 2007 Plan provided this action does not impair the rights of any participant, and subject to approval by our stockholders, if required by law. The 2007 Plan will terminate as of August 7, 2017, unless terminated earlier by our board. We intend to terminate the 2007 Plan as of the effective date of this offering, and we do not intend to grant any additional awards under the 2007 Plan. However, the 2007 Plan will continue to govern the terms and conditions of outstanding awards granted thereunder. Awards that are returned to the 2007 Plan as a result of their expiration, cancellation, termination or repurchase will be automatically made available for issuance under our 2014 Plan.

Employee Stock Purchase Plan

Our Employee Stock Purchase Plan, or ESPP, was adopted by our board and approved by our stockholders in                     , 2014 and will become effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Eligibility. All employees of the company and any subsidiary of the company designated by our board of directors or compensation committee are eligible to participate provided that they are customarily employed for at least 30 hours a week, and they are employees not later than the first day of the offering period. In addition, no employee can be granted an option under the ESPP that would result in the employee owning common stock and/or options to purchase common stock representing five percent or more of the total combined voting power or value for all classes of our outstanding capital stock.

Plan Operation. The ESPP permits eligible employees to purchase shares of our common stock at a discount. Eligible employees may elect to participate by completing an enrollment agreement, timely filing it with our payroll office and authorizing after-tax payroll deductions from their pay. Participants can elect to contribute up to ten percent of their compensation (as defined in the ESPP) received on each pay day during the offering period. The ESPP will be implemented by consecutive, overlapping 12-month offering periods, each consisting of two six-month purchase periods. On the first day of each offering period, which shall be the first day on which national securities exchanges are open for trading on or after July 1 and January 1 of each year and which we refer to as the enrollment date, each employee who is enrolled in the ESPP will automatically receive an option to purchase up to a whole number of shares of our common stock, which we refer to as the option shares, determined by dividing $50,000 by the fair market value (based on the value of the stock on the enrollment date) of a share of common stock. However, no eligible employee may be granted an option under the ESPP to the extent that the employee’s rights to purchase shares under the ESPP accrue at a rate that exceeds $25,000 in fair market value (based on the value of the stock on the enrollment date) of common stock in any given calendar year in which the option is outstanding at any time. The option will become exercisable as to 50% of the option shares on the last day of each purchase period. Unless a participant withdraws from the ESPP, the option will be exercised automatically on the last day of each purchase period as to the largest whole number of shares that are exercisable and can be purchased with the deductions accumulated as of the last day of the purchase period. An option shall expire on the last day of the applicable offering period. The purchase price of each of the shares purchased in a given purchase period will be 85% of the closing price of a share of our common stock on the first day of the offering period or the last day of the purchase period on which such shares are purchased, whichever is lower. If the total number of shares of common stock with respect to which options are to be exercised exceeds the number of shares remaining available for issuance under the ESPP, we will only issue to participants in that offering that number of shares remaining available for issuance, on a pro-rata basis.

All payroll deductions received or held by the company under the ESPP may be used by us for any corporate purpose, and we will not be obligated to segregate such payroll deductions. No interest will accrue on the payroll deductions, and an employee participating in the ESPP may not make any additional payments into the account. Employees may purchase common stock under the ESPP only through payroll deductions. A participant’s payroll deduction elections remain in effect for successive offering periods unless decreased or terminated by the participant. A participant may decrease the rate of his or her payroll deductions during an offering period by filing a new agreement with our payroll office authorizing a change in payroll deduction rate although our board of directors may, in its discretion, limit the number of participation rate changes during any offering period. In addition, a participant may elect to discontinue his or her payroll deductions during an offering period but not elect to withdraw his or her funds. In these cases, funds deducted prior to his or her election to discontinue shall be applied to the purchase of common stock on the last day of the purchase period in which the funds were deducted. If an employee withdraws from participation during an offering period, the amounts contributed to the ESPP will be refunded promptly without interest and the employee’s option granted for the offering period will automatically terminate. At the end of each purchase period, the accumulated payroll contributions of each employee who continues to participate in the plan as of the date will be used to purchase shares of common stock (at the option price described above) subject to the limitations described above. A participant’s withdrawal from an offering period will not have any effect upon his or her eligibility to participate in succeeding offering periods or in any other similar plan which the company may adopt.

The value of the common stock purchased will vary based on the fair market value of our common stock on the last day of the offering period. Accordingly, the dollar value and the number of shares that may be purchased in the future pursuant to the ESPP are not currently determinable.

Administration. The ESPP will be administered by our board of directors or a committee of members of our board. Our board of directors has authority to construe, interpret and apply the terms of the ESPP, to determine eligibility and to adjudicate all disputed claims filed under the ESPP, and its interpretation and decisions with regard thereto shall be final and conclusive.

Our board of directors has the ability to change offering periods and purchase periods (including the commencement dates thereof) with respect to future offerings without stockholder approval. Our board of directors may terminate or amend the ESPP at any time and for any reason. No such termination can affect options previously granted, except that an offering period may be terminated by our board on the last day of any purchase period if our board determines that the termination of the ESPP is in the best interests of the company and its stockholders. Upon termination of the ESPP all amounts in the accounts of participants shall be promptly refunded. The ESPP may not be amended in any way that will cause rights issued thereunder to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Internal Revenue Code including stockholder approval if required.

Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, our board shall be entitled to change the offering periods and purchase periods, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant to adjust for delays or mistakes in the company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation and establish these other limitations or procedures as our board determines in its sole discretion advisable which are consistent with the ESPP.

Our board of directors may allow employees who are citizens or residents of foreign jurisdictions to participate in an offering period or establish sub-plans for the benefit of these foreign employees to the extent these actions are in compliance with Section 423 of the Internal Revenue Code.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Code limits. We have the ability to make discretionary contributions to the 401(k) plan but do not currently make any contributions. Employees’ pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in limited circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Limitation on Liability and Indemnification Matters

Upon the closing of this offering, our amended and restated certificate of incorporation will contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Our bylaws will provide that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our bylaws will also provide that, upon satisfaction of certain conditions, we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of April 8, 2014, after giving effect to the corporate conversion, and as adjusted to reflect the shares of common stock to be issued and sold in the offering assuming no exercise of the underwriters’ option to purchase additional shares, by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

This beneficial ownership information is presented on the following bases:

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group which may be exercised within 60 days after April 8, 2014. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after April 8, 2014 are included for that person or group. These shares are not deemed outstanding, however, for the purpose of calculating the percentage ownership of any other person or group.

Applicable percentage ownership is based on             shares of common stock outstanding at                     , 2014. In this prospectus, the number of shares of our common stock to be outstanding following this offering and other information based thereon is based on             shares of our common stock outstanding as of December 31, 2013 and assumes:

•	the corporate conversion takes place prior to the effectiveness of the registration statement of which this prospectus forms a part (see “Corporate Conversion”);

•	the conversion of all outstanding shares of our Series A preferred stock into shares of our common stock upon the completion of this offering; and

•	the adoption of our amended and restated certificate of incorporation upon the completion of this offering.

The number of shares of common stock outstanding following this offering and the other information based thereon does not reflect:

•	shares of our common stock issuable upon the exercise of options outstanding as of December 31, 2013, with a weighted average exercise price of $ per share;

•	shares of our common stock issuable upon the exercise of warrants outstanding as of December 31, 2013, with a weighted average exercise price of $ per share;

•	shares issuable upon the conversion of our Series A preferred shares that were issued after December 31, 2013;

•	warrants to purchase shares of our common stock issued after December 31, 2013;

•	shares of our common stock reserved for issuance under our 2014 Equity Incentive Plan, which will become effective in connection with this offering; and

•	shares of our common stock reserved for issuance under our Employee Stock Purchase Plan, which will become effective in connection with this offering.

Unless otherwise indicated, this prospectus assumes no exercise by the underwriters of their option to purchase additional shares.

For purposes of the table below, we have assumed that             shares of our common stock will be outstanding upon completion of this offering.

The number of shares of our common stock, as reflected above, that we assume will be issued upon conversion of our Series A preferred stock is based on an assumed initial public offering price of $         , which is the midpoint of the range set forth on the front cover page of this prospectus. If the initial public offering price is less than $         per share, each share of our Series A preferred stock will convert into a number of shares of our common stock determined by dividing $         by the initial public offering price. A $1.00 increase in the assumed initial public offering price would decrease the aggregate number of shares of our common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares; a $1.00 decrease in the assumed initial public offering price would increase the aggregate number of shares of our common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares.

Unless otherwise indicated by the footnotes below and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise indicated by the footnotes below, the address of each person listed in the table is c/o GeNO, 45 First Avenue, Waltham, Massachusetts 02451.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED
		BEFORE OFFERING	AFTER OFFERING
Directors and named executive officers:
David H. Fine (1)		57.6%		%
Kurt Dasse (2)		4.5%		%
Anthony Loumidis (3)		1.0%		%
Robert F. Roscigno (4)		2.9%		%
Theo Melas-Kyriazi (5)		1.8%		%
Steven Shulman (6)		3.3%		%
All executive officers and directors as a group (6 persons)		66.5%		%

5% or greater stockholders:
The Medicines Company (7)		11.9%		%

*	Less than 1% of outstanding shares of common stock
(1)	Consists of (a) shares of common stock held by Dr. Fine individually outright, (b) shares of common stock jointly held by Dr. Fine and Angela Fine, (c) shares held by Pieto LLC of which Dr. Fine is the manager, (d) shares held by DHAG Holdings, LLC of which Dr. Fine is the manager, (e) shares of common stock held by Dr. Fine pursuant to our 2007 Plan, (f) shares issuable pursuant to stock options held by Dr. Fine exercisable within 60 days of April 8, 2014; (g) shares issuable pursuant to warrants held by Dr. Fine exercisable within 60 days of April 8, 2014 and (h) shares of common stock pursuant to the conversion of shares of Series A preferred stock held by Dr. Fine, DHAG Holdings, LLC, Pieto LLC and Angela Fine.
(2)	Consists of (a) shares of common stock held by Dr. Dasse individually outright, (b) shares of common stock held by Dr. Dasse pursuant to our 2007 Plan, (c) shares issuable pursuant to stock options held by Dr. Dasse exercisable within 60 days of April 8, 2014; (d) shares issuable pursuant to warrants held by Dr. Dasse exercisable within 60 days of April 8, 2014 and (e) shares of common stock pursuant to the conversion of shares of Series A preferred stock held by Dr. Dasse.
(3)	Consists of (a) shares of common stock held by Mr. Loumidis individually outright and (b) shares of common stock held by Mr. Loumidis pursuant to our 2007 Plan.
(4)	Consists of (a) shares of common stock held by Dr. Roscigno individually outright, (b) shares of common stock held by Dr. Roscigno pursuant to our 2007 Plan, (c) shares issuable pursuant to stock options held by Dr. Roscigno exercisable within 60 days of April 8, 2014; (d) shares issuable pursuant to warrants held by Dr. Roscigno exercisable within 60 days of April 8, 2014 and (e) shares of common stock pursuant to the conversion of shares of Series A preferred stock held by Dr. Roscigno.

(5)	Consists of (a) shares of common stock held by Mr. Melas-Kyriazi individually outright, (b) shares issuable pursuant to stock options held by Mr. Melas-Kyriazi exercisable within 60 days of April 8, 2014; (c) shares issuable pursuant to warrants held by Mr. Melas-Kyriazi exercisable within 60 days of April 8, 2014 (d) shares of common stock pursuant to the conversion of shares of Series A preferred stock held by Mr. Melas-Kyriazi and (e) shares of common stock pursuant to the conversion of shares of Series A preferred stock held by Corde Inc., an entity controlled by Mr. Melas-Kyriazi.
(6)	Consists of (a) shares of common stock held by Steven Shulman Revocable Trust-1997, of which Mr. Shulman is trustee, (b) shares of common stock held by Mr. Shulman individually outright, (c) shares of common stock held by Mr. Shulman pursuant to our 2007 Plan, (d) shares issuable pursuant to stock options held by Mr. Shulman exercisable within 60 days of April 8, 2014; (e) shares issuable pursuant to warrants held by Mr. Shulman exercisable within 60 days of April 8, 2014 and (f) shares of common stock pursuant to the conversion of shares of Series A preferred stock held by Mr. Shulman.
(7)	Consists of (a) shares of common stock held by The Medicines Company and (b) shares issuable pursuant to a warrant held by The Medicines Company exercisable prior to September 30, 2016 or an initial public offering. The address of The Medicines Company is 8 Sylvan Way, Parsippany, NJ 07054.

The information in the table set forth above is based on an assumed initial public offering price of $        , which is the midpoint of the range set forth on the front cover page of this prospectus. If the initial public offering price is less than $         per share, each share of our Series A preferred stock will convert into the number of shares of common stock determined by dividing $         by the initial public offering price. An increase or decrease in the initial public offering price would result in our outstanding shares of Series A preferred stock becoming exercisable for fewer or more shares of our common stock, respectively, and would result in changes to the information set forth above based on each individual’s specific holdings.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and certain provisions of our amended and restated certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. The description of our common stock reflects the completion of the corporate conversion which will occur prior to the closing of this offering. See “Corporate Conversion” for more information concerning the corporate conversion.

General

Upon completion of this offering, our authorized capital stock will consist of              shares of common stock, par value $0.001 per share, and              shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock will be undesignated.

As of December 31, 2013, and after giving effect to the corporate conversion and the conversion of all outstanding shares of our Series A preferred stock into                  shares of our common stock based on an assumed initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus, we had              shares of our common stock outstanding, held by              stockholders of record. In addition, as of December 31, 2013, and after giving effect to the corporate conversion, we had outstanding options to purchase              shares of our common stock under our 2007 Plan, at a weighted-average exercise price of $         per share,              of which were exercisable.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. See “—Board Composition and Filling Vacancies,” “—No Written Consent of Stockholders” and “—Amendment to Certificate of Incorporation and Bylaws” below. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Preferred Stock

Series A Preferred Stock

After giving effect to the corporate conversion, each of the issued and outstanding Series A preferred shares of GeNO LLC will be converted into one issued and outstanding share of our Series A preferred stock. As a result of this offering, each share of our Series A preferred stock will be converted into a number of shares of our common stock as follows:

•	if the initial public offering price is greater than or equal to $ , each share of our Series A preferred stock will be converted into one share of our common stock; or

•	if the initial public offering price is less than $ per share, each share of our Series A preferred stock will be converted into a number of shares of common stock determined by dividing $ by the initial public offering price.

In this prospectus, when we provide information regarding the number of outstanding shares of our common stock and other data and/or information based on that number, we have assumed that the initial public offering price is $        , which is the midpoint of the range listed on the cover page of this prospectus, resulting in a conversion rate of                  shares of our common stock issued upon conversion of each share of our Series A preferred stock. A $1.00 increase in the assumed initial public offering price would decrease the aggregate number of shares of common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares; a $1.00 decrease in the assumed initial public offering price would increase the aggregate number of shares of our common stock issued upon conversion of our Series A preferred stock from the amount set forth above by                  shares.

Undesignated Preferred Stock

In addition, pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to              shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be more favorable than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that these holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action.

Warrants

As of December 31, 2013, and after giving effect to the corporate conversion, we had outstanding warrants to purchase              shares of common stock. In addition, from January 1, 2014 through the date of this prospectus, we issued warrants to purchase              shares of our common stock with an exercise price equal to the public offering price.

Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation and Bylaws and Delaware Law

Our amended and restated certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our amended and restated certificate of incorporation and bylaws provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our amended and restated certificate of incorporation and bylaws also provide that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

No Written Consent of Stockholders

Our amended and restated certificate of incorporation and bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our amended and restated certificate of incorporation and bylaws provide that only a majority of the members of our board of directors then in office, our chairman of the board of directors or our chief executive officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated certificate of incorporation and bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Amended and Restated Certificate of Incorporation and Bylaws

Any amendment of our amended and restated certificate of incorporation must first be approved by a majority of our board of directors, and if required by law or our amended and restated certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and the amendment of our amended and restated certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment.

Undesignated Preferred Stock

Our amended and restated certificate of incorporation provides for              authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Lock Up

Our bylaws contain a provision that prohibits holders of our common stock prior to the initial public offering, including our officers and directors, from engaging in the transactions set forth in “Underwriting—No Sales of Similar Securities.” This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company. Its address is 17 Battery Place, 8th Floor, New York, NY 10004.

Listing on The NASDAQ Global Market

Prior to this offering, there has been no public market for our common stock. We have filed an application to list our common stock on the NASDAQ Global Market under the symbol “GNO.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Executive and Director Compensation” in this prospectus and the transactions described below, since January 1, 2010, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, the lesser of $120,000 or one percent of the average of our total assets at the end of the two fiscal years completed prior to January 1, 2014 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, had, or will have, a direct or indirect material interest.

In connection with this offering, we have adopted a written policy that requires all future transactions between us and any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons (as defined in Item 404 of Regulation S-K) or their affiliates, in which the amount involved is greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

All of the transactions described below were entered into prior to the adoption of this written policy, but each was approved or ratified by a majority of our board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties.

LLC Agreement

The members of GeNO LLC entered into the Ninth Amended and Restated Limited Liability Company Agreement, or LLC Agreement, which governs our operations. GeNO LLC created a board of managers to manage our business affairs. Under the LLC Agreement, there may be up to a maximum of seven managers. Pursuant to the LLC Agreement, the managers are appointed by a majority in interest of the members.

Under the LLC Agreement, there are three classes of equity securities designated as (i) Series A preferred shares, (ii) common shares and (iii) incentive common shares. Each outstanding Series A preferred share has a liquidation preference equal to the initial purchase price per Series A preferred share.

Each equityholder has one vote for each share held. The LLC Agreement also sets forth the rights of and restrictions on members, including certain transfer restrictions on the holders of shares. The LLC agreement also authorizes certain equity incentive plans pursuant to which unvested common shares have been granted. In accordance with the LLC Agreement, the Series A preferred shares and common shares will be converted into shares of our Series A preferred stock and shares of our common stock, respectively, in connection with the corporate conversion. See “Corporate Conversion.” The LLC Agreement includes indemnification provisions obligating GeNO LLC to indemnify its board of managers, officers, members, employees and agents.

Concurrent with the consummation of the corporate conversion, we intend to terminate the LLC Agreement, other than certain provisions relating to certain pre-termination tax matters and liabilities and certain indemnification provisions.

Corporate Conversion

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will convert into a Delaware corporation and change our name to GeNO Healthcare Corp. and engage in other related transactions. In this prospectus, we relate to these transactions collectively as the corporate conversion. See “Corporate Conversion.” See also “Description of Capital Stock” for additional information including a description of the terms of our common stock following the corporate conversion and the terms of our amended and restated certificate of incorporation and bylaws as will be in effect upon the closing of this offering.

Equity Securities

Common Shares

From January 31, 2011 through July 31, 2013, we conducted a private placement in which we issued 1,720,489 of our common shares to the purchasers in the private placement, including the following to certain of our executive officers, directors and holders of five percent or more of our common shares, at a price of $5.25 per common share:

•	31,223 to David Fine, our Executive Chairman and Chief Scientific Officer, and certain of his immediate family members; and

•	1,428,572 to The Medicines Company, a holder of five percent or more of our common shares.

Series A Preferred Shares

From September 20, 2013 through February 21, 2014, we conducted a private placement in which we issued 3,753,334 of our Series A preferred shares to the purchasers in the private placement, including the following to certain of our executive officers and directors, at a price of $5.25 per Series A preferred share:

•	2,370,605 to David Fine, our Executive Chairman and Chief Scientific Officer, DHAG Holdings, LLC, an entity owned by Dr. Fine, and Angela Fine, his wife, in exchange for (x) cash, (y) conversion of 2010 Stockholder Notes and 2012 Stockholder Notes and (z) conversion of 2013 Stockholder Advances;

•	49,138 to Steve Shulman, our Director, in exchange for conversion of 2010 Stockholder Notes and 2012 Stockholder Notes;

•	172,123 to Kurt Dasse, our President, Chief Executive Officer and Director, in exchange for (x) cash, (y) conversion of 2010 Stockholder Notes and 2012 Stockholder Notes and (z) conversion of 2013 Stockholder Advances;

•	50,251 to Robert Roscigno, our Executive Vice President, Global Clinical Affairs, in exchange for conversion of 2010 Stockholder Notes and 2012 Stockholder Notes;

•	247,618 to Theo Melas-Kyriazi, our Director, and Corde Inc., an entity controlled by Mr. Melas-Kyriazi, in exchange for cash.

In connection with the private placement of our Series A preferred shares described above, the holders of all of the 2010 Stockholder Notes and 2013 Stockholder Advances and the holders of substantially all of the 2012 Stockholder Notes elected to convert the principal amount and accrued interest of their respective convertible debt securities into our Series A preferred shares at a purchase price of (i) $4.20 per Series A preferred share in the case of the 2010 Stockholder Notes and the 2012 Stockholder Notes in accordance with the terms of these Notes and (ii) $5.25 per Series A preferred share in the case of the 2013 Stockholder Advances, including the executive officers and directors listed below under “—Convertible Debt Securities—2010 Stockholder Notes,” “—Convertible Debt Securities—2012 Stockholder Notes” and “—Convertible Debt Securities—2013 Stockholder Advances.”

Warrants

In connection with the private placement of our Series A preferred shares described above, we also issued to each purchaser a warrant to purchase that number of common shares equal to (x) 20% of the initial principal amount committed by a noteholder, in the case of warrants issued in connection with the conversion of 2010 Stockholder Notes, 2012 Stockholder Notes and 2013 Stockholder Advances and (y) 20% of the purchase price paid by the investor, in the case of warrants issued in connection with Series A preferred shares issued for cash. The warrants have an exercise price of $5.25 per common share.

Debt Instruments

On January 28, 2009, we issued a promissory note (as amended on August 24, 2009 and September 1, 2009) with a principal amount of $893,816 to DHAG Holdings, LLC, an entity owned by David Fine, our Executive Chairman and Chief Scientific Officer. The note is secured by a mortgage and security agreement on certain real estate and intangible property. The note accrues interest at 7.49% per annum, fixed rate, commencing from the date of advance, and will mature on January 28, 2034. The note requires interest only payments until February 2014 with principal and interest payments required from February 2014 until January 2034. From January 1, 2010 through December 31, 2013, we made no principal payments and we made interest payments in an amount equal to $262,208. The aggregate principal and interest outstanding under the note as of December 31, 2013 is $904,974.

On October 12, 2011, we issued a promissory note with a principal amount of up to $750,000 to Dr. Fine. The note was unsecured, accrued interest at 12% per annum, compounded annually, commencing from the date of advance, and matured in April 2012. During the term of the note, we borrowed $445,667 under the note. On December 29, 2011, we repaid $155,988 ($147,837 of principal and $8,151 of interest) via issuance of              additional shares of our common stock at a price of $         per share of our common stock. On February 27, 2012, we repaid $303,704 ($297,829 of principal and $5,875 of interest) in cash, the balance of the note.

On November 12, 2013, we issued promissory notes in the principal amounts of $1,123,000 and $1,000,000 to Dr. Fine and the JAK Trust, respectively. These notes are unsecured, accrue interest at 6.25% per annum, compounded, commencing from the date of advance, and originally matured on January 31, 2014. In connection with the issuance of the promissory notes to Dr. Fine and the JAK Trust, we also issued warrants to purchase 25,000 shares of our common stock to each of Dr. Fine and the JAK Trust. On January 30, 2014, we extended the maturity date of these promissory notes from January 31, 2014 to April 30, 2014 and issued additional warrants to purchase 25,000 shares of our common stock to each of Dr. Fine and the JAK Trust. The warrants to purchase shares of our common stock issued to Dr. Fine and the JAK Trust in connection with these promissory notes have an exercise price equal to the initial public offering price per share.

Convertible Debt Securities

2010 Stockholder Notes

On July 27, 2010, we entered into convertible note purchase agreements pursuant to which we issued convertible debt securities, which we refer to as the 2010 Stockholder Notes, with an aggregate principal amount of $5,000,000 to seven of our stockholders, including the following amounts from certain of our executive officers and directors:

•	$4,480,000 from David Fine, our Executive Chairman and Chief Scientific Officer;

•	$100,000 from Steve Shulman, our Director;

•	$50,000 from Kurt Dasse, our President, Chief Executive Officer and Director; and

•	$100,000 from Rob Roscigno, our Executive Vice President, Global Clinical Affairs.

The notes were unsecured and accrued interest at 10% per annum, compounded, commencing from the date of advance. On July 30, 2012, November 2, 2012 and January 29, 2013, the agreements were amended to extend the maturity date from August 1, 2012 to February 1, 2013 to October 31 2013 and modify certain conversion features. Pursuant to the terms of the 2010 Stockholder Notes, in connection with the private placement of our Series A preferred shares conducted on September 20, 2013, the holders of the 2010 Stockholder Notes had the option to elect repayment of all or some of their outstanding loan amount or to convert into Series A preferred shares. The holders of substantially all of our 2010 Stockholder Notes, including all of our executive officers and directors that held 2010 Stockholder Notes, elected the conversion option. In accordance with the 2010 Stockholder Notes, principal and accrued interest converted into Series A preferred shares at a price per share of $4.20 and the holders were issued a warrant to purchase that number of common shares equal to 20% of the initial principal amount committed by the purchaser, with an exercise price of $5.25 per share. See “—Equity Securities—Series A Preferred Shares” and “—Equity Securities—Warrants” above.

2012 Stockholder Notes

On November 2, 2012, we entered into convertible note purchase agreements pursuant to which we issued convertible debt securities, which we refer to as the 2012 Stockholder Notes, with an aggregate principal amount of $2,055,000 to eight of our stockholders, including the following amounts from certain of our executive officers and directors:

•	$1,000,000 from DHAG Holdings, LLC, an entity controlled by David Fine, our Executive Chairman and Chief Scientific Officer;

•	$75,000 from Steve Shulman, our Director;

•	$350,000 from Kurt Dasse, our President, Chief Executive Officer and Director; and

•	$80,000 from Robert Roscigno, our Executive Vice President, Global Clinical Affairs.

The 2012 Stockholder Notes were unsecured and accrued interest at 10% per annum, compounded annually, commencing from the date of advance. On January 29, 2013, the agreement was amended to modify the conversion features. Pursuant to the terms of the 2012 Stockholder Notes, in connection with the private placement of our Series A preferred shares conducted on September 20, 2013, the holders of the 2012 Stockholder Notes had the option to elect repayment of all or some of their outstanding loan amount or to convert into Series A preferred shares. The holders of all of our 2012 Stockholder Notes elected the conversion option. In accordance with the 2012 Stockholder Notes, principal and accrued interest converted into Series A preferred shares at a price per share of $4.20 and the holders were issued a warrant to purchase that number of common shares equal to 20% of the initial principal amount committed by the purchaser, with an exercise price of $5.25 per share. See “—Equity Securities—Series A Preferred Shares” and “—Equity Securities—Warrants” above.

2013 Stockholder Advances

In 2013, certain of our employees provided cash advances to us and/or deferred certain of our compensation liabilities, which we refer to as the 2013 Stockholder Advances, including the following amounts from certain of our executive officers and directors:

•	$394,370 from David Fine, our Executive Chairman and Chief Scientific Officer;

•	$705,338 from DHAG Holdings LLC, an entity controlled by David Fine, our Executive Chairman and Chief Scientific Officer; and

•	$200,000 from Kurt Dasse, our President, Chief Executive Officer and Director.

The 2013 Stockholder Advances were unsecured and accrued interest at 10% per annum, compounded annually, commencing from the date of advance. On September 20, 2013, the 2013 Stockholder Advances converted into Series A preferred shares at a price per share of $5.25 and the holders were issued a warrant to purchase that number of common shares equal to 20% of the Series A preferred shares into which their 2013 Stockholder Advances converted, with an exercise price of $5.25 per share. See “—Equity Securities—Series A Preferred Shares” and “—Equity Securities—Warrants” above.

The Medicines Company Note

On November 19, 2012, we issued a convertible promissory note to The Medicines Company, or MDCO, one of our stockholders, in the principal amount of $2,000,000. The note accrued interest at 6.25% annually, compounded, commencing from the date of advance and was repaid in full on November 12, 2013. The note had an equity conversion option with a conversion price of $5.25 per share.

Other Agreements with Stockholders

In November 2011, we entered into a securities purchase agreement with MDCO to sell 1,428,572 common shares for $7,500,000. As part of this agreement we also issued MDCO a warrant to purchase an additional 951,777 shares at an established exercise price ($7.88) and expiration date (earlier of a liquidation event, initial public offering or September 30, 2016). The warrants had a $15,000 value at the date of issuance.

In November 2011, we also entered an investor rights agreement with MDCO that provides MDCO with preemptive rights to participate in future equity issuances by us, subject to customary exceptions, the right to receive certain financial information, board observer rights and customary co-sale and matching registration rights. On November 12, 2013, we amended and restated the investor rights agreement with MDCO to provide that the investor rights agreement will terminate immediately prior to an initial public offering, except that certain confidentiality covenants and co-sale rights of MDCO in the event of a future transfer by Dr. Fine or certain of his affiliates will survive the offering.

The investor rights agreement also provided the framework for royalty and/or purchase agreements between us and MDCO that could have been met and entered into as a result of meeting various milestones with deadlines through 2012. If a royalty and/or purchase agreement could not be met by the deadlines, MDCO agreed to provide us with a bridge loan with a twelve month maturity date and interest rate at the then prime rate plus 3%. On November 12, 2012, MDCO advised us that it would allow its exclusive right to enter into a license agreement with us to lapse. We issued a convertible promissory note to MDCO on November 19, 2012 in the principal amount of $2,000,000. On November 12, 2013, we repaid this note in full. “See—Convertible Debt Securities—The Medicines Company Note” above.

Consulting Agreement

Prior to August 2013, Robert Roscigno, our Executive Vice President, Global Clinical Affairs, received most of his compensation as fees paid to his consulting business, Robert F. Roscigno PhD Consulting, LLC, in accordance with the terms of the consulting agreement between the two parties, dated as of July 10, 2012. Pursuant to the consulting agreement, we paid fees at an annual rate of $328,850 to Dr. Roscigno and reimbursed reasonable and necessary business-related expenses. Total consulting fees (exclusive of expense reimbursement) paid by us to Dr. Roscigno were $310,914 and $211,567 for the years ended December 31, 2012 and 2013, respectively. Beginning in August 2013, Dr. Roscigno became an employee of GeNO.

Executive Officer and Director Compensation

See “Executive and Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

For more information regarding our agreements with our executive officers, see “Executive and Director Compensation—Narrative to Summary Compensation Table—Employment Arrangements with Our Named Executive Officers.”

Indemnification Agreements

We have entered into or plan to enter into indemnification agreements with each of our directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. The indemnification agreements and our amended and restated certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management—Limitation of Liability and Indemnification Arrangements.”

Lease Agreement

On May 20, 2011, the Company entered into a real estate lease for premises located in Cocoa Beach, Florida, with David Fine, our Executive Chairman and Chief Scientific Officer, as landlord. Monthly rent is currently $2,200 per month. Total rental payments made to Dr. Fine were $23,150 and $26,400 in the years ended December 31, 2012 and 2013, respectively. The aggregate amount of rental payments due over the course of the lease which expires May 31, 2014 will be $71,865. The real estate is a condominium that is used as accommodations for our Massachusetts-based executives when they visit our facility in Cocoa, Florida.

Option Agreements

In preparation for the corporate conversion, on April 3, 2014, our board of managers authorized our management to enter into amendments to all of our outstanding options to purchase common shares to change the exercise price per share of these options to be the lower of $5.25 and the initial public offering price of our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or otherwise impair our ability to raise equity capital in the future.

Upon the completion of this offering, we will have a total of              shares of common stock outstanding. Of these shares, all shares of common stock sold in this offering, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

As a result of the contractual 180-day lock-up period described below and under the section entitled “Underwriting,” and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Approximate Number of Shares	First Date Available for Sale into Public Market
Shares	180 days after the date of this prospectus upon expiration of the lock-up agreements referred to below, subject in some cases to applicable volume limitations under Rule 144

Lock-Up Agreements

We, our officers, directors and holders of all or substantially all our outstanding capital stock and other securities have agreed, subject to specified exceptions, not to directly or indirectly, and to cause their immediate family members not to:

•	sell, offer to sell, contract to sell, lend, effect any short sale or establish or increase a “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or liquidate or decrease any “call equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, pledge, hypothecate or grant any security interest in or in any other way transfer, or

•	dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

•	enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of shares of our common stock, or of options or warrants or other rights to acquire shares of our common stock, or securities or rights exchangeable or exercisable for or convertible into shares of our common stock, or

•	make any demand for, or exercise any right with respect to, the registration under the Securities Act of 1933, as amended, of the offer and sale of any shares of our common stock, or of options or warrants to shares of our common stock, or securities or rights exchangeable or exercisable for or convertible into shares of our common stock, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any registration, or

•	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies LLC and Stifel, Nicolaus & Company, Incorporated.

This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus.

Jefferies LLC and Stifel, Nicolaus & Company, Incorporated may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell these shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to the availability of public information about us as required by Rule 144. If this person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then this person is entitled to sell these shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates will be entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us as required by Rule 144. The shares that may be sold in compliance with Rule 144 that are subject to lock-up agreements as described above and under the section titled “Underwriting” below, will not become eligible for sale until the expiration or waiver of the restrictions set forth in those agreements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling these shares pursuant to Rule 701. The shares that may be sold in compliance with Rule 701 that are subject to lock-up agreements as described above and under the section titled “Underwriting” below will not become eligible for sale until expiration or waiver of the restrictions set forth in those agreements.

Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock subject to options outstanding or reserved for issuance under our stock option plans and shares of our common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as practicable after this offering. Shares issuable upon exercise of the stock options that we have granted that are subject to lock-up agreements as described above and under the section titled “Underwriting” below will not become eligible for sale until the expiration or waiver of the restrictions set forth in those agreements. See “ Executive and Director Compensation—Stock Option Plans.”

The information in this section is based on an assumed initial public offering price equal to $        , which is the midpoint of the range listed on the cover page of this prospectus. If the initial public offering price is less than $         per share, each share of our Series A preferred stock will convert into a number of shares of common stock determined by dividing $         by the initial public offering price. An increase or decrease in the initial public offering price would result in our outstanding shares of Series A preferred stock becoming exercisable for fewer or more shares of our common stock, respectively, and would result in changes to the information set forth above based on each individual’s specific holdings.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes the material U.S. federal income consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, partnerships and other pass-through entities, and investors in such pass-through entities. Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation), nor an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or the lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the agent). In general, these effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or the lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of the holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period. In general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or the lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and these requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Any amounts of tax withheld under the backup withholding rules may be credits against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply on dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules ) unless the institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of the institution (which includes certain equity holders of the institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless the entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of the taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of the legislation on their investment in our common stock.

Although these rules generally apply to applicable payments made after December 31, 2012, the IRS has issued guidance providing that the withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2017.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                     , 2014, between us, Jefferies LLC and Stifel, Nicolaus & Company, Incorporated as the representatives of the underwriters named below and the book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC
Stifel, Nicolaus & Company, Incorporated
Canaccord Genuity Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $         per share of common stock. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $         per share of common stock to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	PER SHARE		TOTAL
	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES	WITHOUT OPTION TO PURCHASE ADDITIONAL SHARES	WITH OPTION TO PURCHASE ADDITIONAL SHARES
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $        . We have agreed to reimburse the underwriters for up to $45,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Determination of Offering Price

Prior to this offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

Listing

We have filed an application to list our common stock on The NASDAQ Global Market under the trading symbol “GNO.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of              shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above. This option may be exercised only if the underwriters sell more shares than the total number set forth on the cover page of this prospectus.

No Sales of Similar Securities

We, our officers, directors and holders of all or substantially all our outstanding capital stock and other securities have agreed, subject to specified exceptions, not to directly or indirectly, and to cause their immediate family members not to:

•	sell, offer, contract to sell lend, effect any short sale or establish or increase a “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or liquidate or decrease any “call equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, pledge, hypothecate or grant any security interest in or in any other way transfer, or

•	dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or

•	enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of shares of our common stock, or of options or warrants or other rights to acquire shares of our common stock, or securities or rights exchangeable or exercisable for or convertible into shares of our common stock, or

•	make any demand for, or exercise any right with respect to, the registration under the Securities Act of 1933, as amended, of the offer and sale of any shares of our common stock, or of options or warrants to shares of our common stock, or securities or rights exchangeable or exercisable for or convertible into shares of our common stock, or cause to be filed a registration statement, prospectus or prospectus supplement (or an amendment or supplement thereto) with respect to any such registration, or

•	publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of Jefferies LLC and Stifel, Nicolaus & Company, Incorporated.

This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus.

Jefferies LLC and Stifel, Nicolaus & Company, Incorporated may, in their sole discretion and at any time or from time to time before the termination of the 180-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

NOTICE TO INVESTORS

Australia

This prospectus is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus in Australia:

You confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each referred to herein as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, referred to herein as the Relevant Implementation Date, no offer of any securities which are the subject of the offering contemplated by this prospectus has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

•	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

•	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

•	where no consideration is given for the transfer; or

•	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.

This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Choate, Hall & Stewart LLP, Boston, Massachusetts. Covington  & Burling LLP, New York, New York, is counsel to the underwriters in connection with this offering.

EXPERTS

The financial statements as of December 31, 2012 and 2013 and for each of the two years in the period ended December 31, 2013 and for the period from March 21, 2006 (inception) through December 31, 2013 included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph containing our ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of these contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. A copy of the registration statement, and the accompanying exhibits, may be inspected without charge and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

Upon completion of this offering, we will become subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and, as a result, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the web site of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

GeNO LLC

(A Development Stage Company)

PAGE
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2012 and 2013	F-3
Statements of Operations and Comprehensive Loss for the years ended December 31, 2012 and 2013, and for the period from March 21, 2006 (date of inception) through December 31, 2013	F-4
Statements of Member’s Equity (Deficit) for the period from March 21, 2006 (date of inception) through December 31, 2013	F-5
Statements of Cash Flows for the years ended December 31, 2012 and 2013, and for the period from inception (March 21, 2006) through December 31, 2013	F-7
Notes to Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers

GeNO LLC

Waltham, Massachusetts

We have audited the accompanying balance sheets of GeNO LLC (a development stage company) (the “Company”) as of December 31, 2012 and 2013 and the related statements of operations and comprehensive loss, members’ equity (deficit), and cash flows for the years then ended and for the period from inception (March 21, 2006) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GeNO LLC as of December 31, 2012 and 2013 and the results of its operations and its cash flows for the years then ended and for the period from inception (March 21, 2006) through December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Liquidity and Going Concern in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

April 8, 2014

Boston, Massachusetts

GeNO LLC

(A Development Stage Company)

BALANCE SHEETS

	December 31,		Pro Forma December 31, (Note 1)
	2012	2013
ASSETS
Current Assets:
Cash and cash equivalents	$2,076,499	$1,541,390	$
Grant receivable	89,198	—
Prepaid expenses and other current expenses	123,634	114,840

Total Current Assets	2,289,331	1,656,230

Property and Equipment, net of accumulated depreciation	1,098,115	1,081,507
Prepaid offering costs	—	1,866,926
Security deposits	3,728	7,287

Total Assets	$3,391,174	$4,611,950	$

LIABILITIES AND MEMBERS’ DEFICIT
Current Liabilities:
Current portion of convertible notes payable, related parties including accrued interest of $992,672 in 2012	$13,781,001	$—	$
Current portion of notes payable, related parties, net of debt discount	—	2,091,468
Fair value of related party warrants	—	128,709
Accounts payable	359,079	1,178,027
Accrued interest expense, related parties	—	28,971
Accrued expenses	601,557	564,560
Other current liabilities	—	275,267

Total Current Liabilities	14,741,637	4,267,002

Long-Term Liabilities:
Notes payable, related parties, net of current portion	893,816	875,473

Total Long-Term Liabilities	893,816	875,473

Total Liabilities	15,635,453	5,142,475

Commitments and Contingencies (Note 5)
Series A Preferred Shares, 3,275,536 shares issued and outstanding (Liquidation value of $17,196,564 at December 31, 2013)	—	16,629,879
Members’ Deficit:
Common Shares 15,351,359 and 14,263,613 issued and outstanding at December 31, 2013 and 2012, respectively	15,799,624	18,467,827
Incentive Common Shares	554,390	—
Warrants	761,455	2,000,517
Paid-in-capital and contributed capital	1,218,000	3,817,148
Deficit accumulated during development stage	(30,577,748)	(41,445,896)

Total Members’ Deficit	(12,244,279)	(17,160,404)

Total Liabilities and Members’ Deficit	$3,391,174	$4,611,950	$

The accompanying notes are an integral part of these financial statements.

GeNO LLC

(A Development Stage Company)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	December 31,		March 21, 2006 (inception) through December 31, 2013
	2012	2013
Grant Revenue	$246,170	$47,861	$542,025
Operating Expenses:
Research and development	6,048,218	7,550,271	26,856,848
General and administrative	2,042,410	4,761,419	10,426,743

Total Operating Expenses	8,090,628	12,311,690	37,283,591

Loss From Operations	(7,844,458)	(12,263,829)	(36,741,566)

Other Income (Expense):
Change in fair market value of convertible notes	(2,356,837)	2,204,823	(2,805,171)
Interest expense, related parties	(651,370)	(809,249)	(2,064,211)
Interest income	821	107	165,052

Total Other Income (Expense):	(3,007,386)	1,395,681	(4,704,330)

Net Loss and Comprehensive Loss	(10,851,844)	(10,868,148)	(41,445,896)
Accretion of Series A Preferred Shares	—	(144,001)	(144,001)

Net Loss Applicable to Common Shareholders	$(10,851,844)	$(11,012,149)	$(41,589,897)

Net Loss Per Share Applicable to Common Shareholders (Note 1) - Basic and diluted	$(0.65)	$(0.66)

Weighted Average Shares Outstanding (Note 1) - Basic and diluted	16,634,704	16,759,858

Pro Forma Net Loss Per Share (Note 1) - Basic and diluted	$—	$—

Pro Forma Weighted Average Shares Outstanding (Note 1) - Basic and diluted	—	—

The accompanying notes are an integral part of these financial statements.

GeNO LLC

(A Development Stage Company)

STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2013, 2012, 2011, 2010, 2009, 2008, 2007, 2006

AND FOR THE PERIOD MARCH 21, 2006 (INCEPTION) THROUGH DECEMBER 31, 2013

	Common Shares		Incentive Common Shares		Warrants		Paid-in- Capital and Contributed Capital	Members’ Deficit Accumulated during the Development Stage	Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Warrants	Amount	Amounts
BALANCE AT MARCH 21, 2006 (INCEPTION)	586,525	$—	—	$—	—	$—	$—	$—	$—
ISSUANCE OF COMMON SHARES, net of issuance costs of $ 24,352	4,634,400	854,325	—	—	—	—	—	—	854,325
NET LOSS	—	—	—	—	—	—	—	(36,780)	(36,780)

BALANCE AT DECEMBER 31, 2006	5,220,925	854,325	—	—	—	—	—	(36,780)	817,545
ISSUANCE OF COMMON SHARES, net of issuance costs of $ 3,914	3,967,475	3,496,989	—	—	—	—	—	—	3,496,989
ISSUANCE OF INCENTIVE COMMON SHARES—PROFITS INTERESTS	—	—	445,000	—	—	—	—	—	—
CEO CONTRIBUTION OF SERVICES	—	—	—	—	—	—	200,000	—	200,000
NET LOSS	—	—	—	—	—	—	—	(1,053,673)	(1,053,673)

BALANCE AT DECEMBER 31, 2007	9,188,400	4,351,314	445,000	—	—	—	200,000	(1,090,453)	3,460,861
ISSUANCE OF INCENTIVE COMMON SHARES—PROFITS INTERESTS	—	—	237,500	—	—	—	—	—	—
CEO CONTRIBUTION OF SERVICES	—	—	—	—	—	—	206,000	—	206,000
NET LOSS	—	—	—	—	—	—	—	(1,220,460)	(1,220,460)

BALANCE AT DECEMBER 31, 2008	9,188,400	4,351,314	682,500	—	—	—	406,000	(2,310,913)	2,446,401
ISSUANCE OF COMMON SHARES, net of issuance costs of $ 10,030	3,342,810	3,332,780	—	—	—	—	—	—	3,332,780
ISSUANCE OF INCENTIVE COMMON SHARES—PROFITS INTERESTS	—	—	537,500	—	—	—	—	—	—
CEO CONTRIBUTION OF SERVICES	—	—	—	—	—	—	233,000	—	233,000
NET LOSS	—	—	—	—	—	—	—	(2,969,939)	(2,969,939)

BALANCE AT DECEMBER 31, 2009	12,531,210	7,684,094	1,220,000	—	—	—	639,000	(5,280,852)	3,042,242
ISSUANCE OF COMMON SHARES	50,000	50,000	—	—	—	—	—	—	50,000
ISSUANCE OF INCENTIVE COMMON SHARES—NOT PROFITS
INTERESTS IN EXCHANGE FOR SERVICES RENDERED	—	—	16,463	82,314	—	—	—	—	82,314
ISSUANCE OF INCENTIVE COMMON SHARES—PROFITS INTERESTS	—	—	77,000	—	—	—	—	—	—
REACQUISITION OF NON-VESTED INCENTIVE COMMON SHARES -
PROFITS INTERESTS	—	—	(20,500)	—	—	—	—	—	—
CEO CONTRIBUTION OF SERVICES	—	—	—	—	—	—	264,000	—	264,000
NET LOSS	—	—	—	—	—	—	—	(5,052,532)	(5,052,532)

BALANCE AT DECEMBER 31, 2010	12,581,210	7,734,094	1,292,963	82,314	—	—	903,000	(10,333,384)	(1,613,976)
ISSUANCE OF COMMON SHARES, net of issuance costs of $ 5,631	70,686	372,607	—	—	—	—	—	—	372,607
ISSUANCE OF COMMON SHARES IN EXCHANGE FOR COMPENSATION
AND SERVICES RENDERED	55,676	292,300	—	—	—	—	—	—	292,300
ISSUANCE OF INCENTIVE COMMON SHARES—NOT PROFITS
INTERESTS IN EXCHANGE FOR SERVICES RENDERED	—	—	6,505	34,150	—	—	—	—	34,150
ISSUANCE OF INCENTIVE COMMON SHARES—PROFITS INTERESTS	—	—	69,800	—	—	—	—	—	—
ISSUANCE OF COMMON SHARES AND WARRANTS (NOTE 6)	1,428,572	6,738,545	—	—	951,777	761,455	—	—	7,500,000
INCENTIVE COMMON SHARE-BASED COMPENSATION FOR PROFITS

	Common Shares		Incentive Common Shares		Warrants		Paid-in- Capital and Contributed Capital	Members’ Deficit Accumulated during the Development Stage	Total
	Number of Shares	Amount	Number of Shares	Amount	Number of Warrants	Amount	Amounts
INTERESTS	—	—	—	10,851	—	—	—	—	10,851
CONVERSION OF MEMBER NOTE INTO COMMON SHARES	29,712	148,853	—	—	—	—	—	—	148,853
REACQUISITION OF NON-VESTED INCENTIVE COMMON SHARES -
PROFITS INTERESTS	—	—	(20,000)	—	—	—	—	—	—
CEO CONTRIBUTION OF SERVICES	—	—	—	—	—	—	315,000	—	315,000
NET LOSS	—	—	—	—	—	—	—	(9,392,520)	(9,392,520)

BALANCE AT DECEMBER 31, 2011	14,165,856	15,286,399	1,349,268	127,315	951,777	761,455	1,218,000	(19,725,904)	(2,332,735)
ISSUANCE OF COMMON SHARES	70,000	367,500	—	—	—	—	—	—	367,500
ISSUANCE OF COMMON SHARES IN EXCHANGE FOR COMPENSATION
AND SERVICES RENDERED	27,757	145,725	—	—	—	—	—	—	145,725
ISSUANCE OF INCENTIVE COMMON SHARES—PROFITS INTERESTS
TO NON-EMPLOYEES	—	—	20,000	—	—	—	—	—	—
ISSUANCE OF INCENTIVE COMMON SHARES—PROFITS INTERESTS	—	—	1,668,850	—	—	—	—	—	—
INCENTIVE COMMON SHARE-BASED COMPENSATION FOR PROFITS
INTERESTS	—	—	—	427,075	—	—	—	—	427,075
REACQUISITION OF NON-VESTED INCENTIVE COMMON SHARES -
PROFITS INTERESTS	—	—	(8,050)	—	—	—	—	—	—
NET LOSS	—	—	—	—	—	—	—	(10,851,844)	(10,851,844)

BALANCE AT DECEMBER 31, 2012	14,263,613	15,799,624	3,030,068	554,390	951,777	761,455	1,218,000	(30,577,748)	(12,244,279)
ISSUANCE OF COMMON SHARES IN EXCHANGE FOR COMPENSATION
AND SERVICES RENDERED	32,031	165,434	—	—	—	—	—	—	165,434
INCENTIVE COMMON SHARE-BASED COMPENSATION FOR PROFITS
INTERESTS	—	—	—	1,948,379	—	—	—	—	1,948,379
CONVERSION OF INCENTIVE COMMON SHARES INTO COMMON
SHARES AND OPTIONS TO PURCHASE COMMON SHARES	1,055,715	2,502,769	(3,030,068)	(2,502,769)	—	—	—	—	—
WARRANTS ISSUED IN CONNECTION WITH THE ISSUANCE OF SERIES
A PREFERRED SHARES	—	—	—	—	247,776	566,685	—	—	566,685
WARRANTS ISSUED IN CONNECTION WITH THE ISSUANCE OF SERIES
A PREFERRED SHARES FOR CONVERSION OF PROMISSORY NOTES	—	—	—	—	268,370	672,377	—	—	672,377
BENEFICIAL CONVERSION FEATURE RELATED TO SERIES A
PREFERRED SHARES	—	—	—	—	—	—	144,001	—	144,001
ACCRETION OF BENEFICIAL CONVERSION FEATURE RELATED TO
SERIES A PREFERRED SHARES	—	—	—	—	—	—	(144,001)	—	(144,001)
SHARE-BASED COMPENSATION	—	—	—	—	—	—	2,599,148	—	2,599,148
NET LOSS	—	—	—	—	—	—	—	(10,868,148)	(10,868,148)

BALANCE AT DECEMBER 31, 2013	15,351,359	$18,467,827	—	$—	1,467,923	$2,000,517	$3,817,148	$(41,445,896)	$(17,160,404)

GeNO LLC

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,		March 21, 2006 (inception) through December 31, 2013
	2012	2013
Cash Flows From Operating Activities
Net loss	$(10,851,844)	$(10,868,148)	$(41,445,896)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	94,577	108,108	361,151
Loss on disposition of property and equipment	—	—	1,631
Common Shares issued as payment of interest expense	—	—	7,135
Series A Preferred Shares issued as payment of interest expense	—	22,402	22,402
Common Shares issued in exchange for compensation & services	145,725	165,434	603,459
Incentive Common Shares-not profits interest issued in exchange for services	—	—	116,464
Series A Preferred Shares issued in exchange for compensation & services	—	149,838	149,838
Incentive share-based compensation for profit interests	427,075	1,948,379	2,386,305
Share-based compensation	—	2,599,148	2,599,148
Non cash interest expense	577,164	623,050	1,608,588
Change in the fair value of convertible notes	2,356,837	(2,204,823)	2,805,171
Amortization of debt discount	—	78,834	78,834
CEO contribution of services	—	—	1,218,000
Changes in assets and liabilities
Grant receivable	(89,198)	89,198	—
Prepaid expenses	(5,574)	8,794	(114,842)
Security deposits	460	(3,559)	(7,287)
Accounts payable	(108,604)	818,948	1,178,028
Accrued interest expense, related parties	—	28,971	28,971
Accrued expenses	245,134	(36,997)	564,560
Other current liabilities	—	275,267	275,267

Net cash used in operating activities	(7,208,248)	(6,197,156)	(27,563,073)

Cash Flows From Investing Activities
Proceeds from disposition of property and equipment	—	—	9,406
Purchases of property and equipment	(165,049)	(91,500)	(1,453,694)

Net cash used in investing activities	(165,049)	(91,500)	(1,444,288)

Cash Flows From Financing Activities
Proceeds from notes payable, related parties	—	2,123,000	3,512,483
Proceeds from convertible notes payable, related parties	2,785,000	1,270,000	9,048,334
Repayments of related party debt	(296,814)	(2,127,029)	(2,473,843)
Prepaid offering costs	—	(1,866,926)	(1,866,926)
Issuance of Common Shares and warrants (Note 6)	—	—	7,500,000
Issuance of Common Shares, net of offering costs	367,500	—	8,474,201
Net proceeds from issuance of Series A Preferred Shares	—	6,354,502	6,354,502

Net cash provided by financing activities	2,855,686	5,753,547	30,548,751

Net Increase (Decrease) in Cash and Cash Equivalents	(4,517,611)	(535,109)	1,541,390
Cash and Cash Equivalents, Beginning of Year	6,594,110	2,076,499	—

Cash and Cash Equivalents, End of Year	$2,076,499	$1,541,390	$1,541,390

Supplemental Disclosure of Cash Flow Information:
Interest paid	$74,402	$66,947	$295,959

Income taxes paid	$—	$—	$—

Supplemental Disclosure of Non-Cash Financing and Investing Activities:
Conversion of related party debt and related accrued interest into Common Shares	$—	$—	$155,988

Conversion of related party debt and related accrued interest into Series A preferred shares and warrants	$—	$11,342,199	$11,342,199

Fair value of Series A preferred stock beneficial conversion feature	$—	$144,001	$144,001

Accretion of Series A preferred shares beneficial conversion feature	$—	$144,001	$144,001

Fair value of warrants issued in connection with related party debt	$—	$128,709	$128,709

The accompanying notes are an integral part of these financial statements.

GeNO LLC

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – THE BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business – GeNO LLC (the “Company” or “the LLC”) was formed on March 21, 2006. The Company is focused on the design, development and commercialization of next-generation products to address unmet medical needs of patients with a variety of pulmonary and cardiac diseases. The Company is currently developing inhaled nitric oxide, or NO, products for use in both the hospital setting and for longer-term applications outside of the hospital setting. These products, which are based on the Company’s GeNOsyl™ drug delivery technology, are comprised of a single-use drug cassette and either a portable console or wearable controller.

Development Stage Operations – The Company is in its development stage as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, Development Stage Entities. The Company’s activities since inception have consisted principally of developing product and technology rights, raising capital and performing research and development activities. The Company is subject to a number of risks, including, but not limited to, the need to raise capital through equity and/or debt financings; the uncertainty whether the Company’s research and development efforts will result in successful commercial products; competition from larger organizations; dependence on key personnel and uncertain patent protection.

Liquidity and Going Concern – The Company has incurred losses since inception and negative cash flows from operating activities. As of December 31, 2013, the Company had a deficit accumulated during the development stage of approximately $41,446,000. The Company anticipates that it will continue to incur significant operating losses for the next several years as it: (i) continues the development and commercialization of its NO inhalation therapy systems; (ii) works to develop additional indications through clinical programs; and (iii) expands its corporate infrastructure. In the future, the Company will be dependent on obtaining funding from third parties, such as proceeds from the issuance of debt, sale of equity, funded research and development programs and payments under partnerships and collaborative agreements, to maintain the Company’s operations and meet the Company’s obligations. There is no guarantee that debt, additional equity or other funding will be available to the Company on acceptable terms, or at all. If the Company fails to obtain additional funding when needed, the Company would be forced to scale back, or terminate its operations or to seek to merge with or to be acquired by another company.

The Company’s recurring losses from operations, negative cash flows and insufficient working capital raise substantial doubt about its ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company may never become profitable, or if it does, it may not be able to sustain profitability on a recurring basis.

Terms of LLC Operating Agreement – The Company will continue indefinitely, unless its existence is terminated pursuant to its operating agreement (the “LLC Agreement”). The LLC Agreement states that no member shall be personally liable for any obligation of the Company in excess of his, her, or its requisite contribution.

Unaudited Pro Forma Balance Sheet Information – The unaudited pro forma balance sheet information in the accompanying balance sheets as of December 31, 2013 presents the Company’s conversion from an LLC into a C corporation and assumes the conversion of Series A Preferred Shares and Common Shares into Shares of Common Stock upon the conversion to a C corporation. Shares of Common Stock issued in such IPO and any related net proceeds are excluded from such pro forma information.

Significant Accounting Policies

Use of Estimates – The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of the Company’s financial statements requires it to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in the Company’s financial statements and accompanying notes. The most significant estimates in the Company’s financial statements relate to the fair value of the Company’s Common Shares, including incentive Common Shares, the fair value of convertible notes payable, the fair value of Series A Preferred Shares, the fair value of certain warrants and clinical trial accruals. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

Segment Reporting – Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment operating primarily in the United States.

Concentration of Credit Risk – Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institutions in which those deposits are held. The Company maintains cash equivalents with two financial institutions. The Company invests excess cash primarily in money market accounts. Additionally, the Company established guidelines regarding approved investments and maturities of investments, which are designed to maintain safety and liquidity. Cash balances in uninsured money market funds amounted to $2,005,594 and $1,291,390 at December 31, 2012 and 2013, respectively.

Cash and Cash Equivalents – The Company classifies time deposits and other investments that are highly liquid and have maturities of 90 days or less at the date of purchase as cash equivalents. The carrying amounts approximate fair value due to the short maturities of these instruments. Cash and cash equivalents include cash in readily available checking and money market accounts.

Fair Value of Financial Instruments – The carrying amounts of all cash equivalents, grants receivable, accounts payable and accrued liabilities are reasonable estimates of their fair value because of the short-term nature of these items.

Related party convertible notes payable are marked to fair value at each reporting period. See Notes 2 and 9 for further information. The fair value of our mortgage and notes to related parties are reasonable estimates of fair value due to their short term nature or market rates of interest.

The valuation of assets and liabilities are subject to fair value measurements using a three tiered approach and fair value measurement is classified and disclosed by the Company in one of the following three categories:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2: Quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported by little or no market activity).

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. See Note 13 for further information.

Revenue Recognition – Revenue consists of grant revenue. Revenue from government grants is recognized over the respective contract periods as the services are performed, provided there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the related receivable is reasonably assured, and no contingencies remain outstanding. Monies received prior to the recognition of revenue, if any, are recorded as deferred revenue.

Grant Receivable – Management considers the grant receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

Prepaid Offering Costs – Prepaid offering costs represents costs incurred as a result of the Company’s public offering and are recorded as a long term asset. If the offering is successful these costs will be offset against the proceeds received in Members Capital, if not they will be expensed.

Property and Equipment and Depreciation – The Company carries its property and equipment at cost and computes depreciation using the straight-line method over the estimated useful lives of the assets. Expenditures for routine repairs and maintenance are charged to operations as they are incurred while those which significantly improve or extend the lives of existing assets are capitalized. Useful lives of the asset classes are as follows:

Useful Life
Land	n/a
Building	39 years
Equipment	3 - 5 years
Computer hardware and software	3 years
Telephone equipment	5 years
Furniture	7 years

Long-Lived Assets – The Company reviews long-lived assets, including finite-lived intangible assets, for impairment on an annual basis, as of December 31, or on an interim basis if an event occurs that might reduce the fair value of such assets below their carrying values. An impairment loss would be recognized based on the difference between the carrying value of the asset and its estimated fair value, which would be determined based on either discounted future cash flows or other appropriate fair value methods. While the Company’s current and historical operating losses and negative cash flows are indicators of impairment, management believes that future projected cash flows expected to be received support the carrying value of its long-lived assets and, accordingly, has not recognized any impairment losses through December 31, 2013.

Income Taxes – The Company is organized as a limited liability company and its members have elected to have the Company treated as a partnership, reporting on the cash basis of accounting for income tax purposes. All taxable income or loss and tax credits generally are reflected in the personal income tax returns of the members. Accordingly, no provision for federal and state income taxes has been provided in the accompanying financial statements.

The Company follows the accounting guidance on accounting for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities based on the technical merits of the position. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized. When the Company establishes or reduces the valuation allowance against its deferred tax assets, its provision for income taxes will increase or decrease, respectively, in the period such determination is made.

Research and Development Costs – Research and development costs are expensed as incurred. Included in research and development costs are wages, benefits and other operating costs, facilities, supplies, external services and overhead related to our research and development departments, as well as costs to acquire technology licenses and clinical trial expenses. Clinical trial expenses include expenses associated with set-up and patient-related costs from the trial sites which are billed to us directly by those sites, and consulting fees paid to monitor the sites. The invoicing from sites can be delayed by several months. The Company accrues these site costs based on up-front costs negotiated with each site, and the patient-related costs based on the Company’s patient enrollment status at each site as verified by our monitors.

Intellectual Property – The Company’s policy is to file patent application(s) to protect technology, inventions and improvements that are considered important to the development of its business. The patent positions of technology companies, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. The Company accounts for its intellectual property under the guidance of FASB ASC Topic 350, Intangibles—Goodwill and Other. Patent costs since inception have been expensed as incurred.

Comprehensive Loss – Comprehensive loss is defined as the change in equity (deficit) during a period from transactions and other events and/or circumstances from non-owner sources. For all periods presented, comprehensive loss is equal to net loss.

Share-Based Compensation – The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 addresses all forms of share-based plan awards including Incentive Common Shares and options to purchase Common Shares issued under the Company’s 2007 Incentive Common Share Plan, as amended. Under ASC 718, awards result in a cost that is measured at fair value on the awards’ grant date, based on the estimated number of awards that are expected to vest and will result in a charge to operations over the requisite service period.

The Company determined the estimated fair value of each option to purchase a Common Share on the date of grant. The grant date fair value of award, subject to service-based vesting, is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. (See Note 8)

Calculating the fair value of the options to purchase Common Shares requires the input of subjective assumptions, including the expected term of the share-based awards and share price volatility. The Company estimates the expected life of options to purchase Common Shares based on the simplified method, which the Company believes is representative of the actual characteristics of the awards. The Company estimates the volatility of the Common Shares on the date of grant based on the historic volatility of comparable companies in the industry. The Company selected the risk-free interest rate based on yields from United States Treasury zero-coupon issues with a term consistent with the expected life of the awards in effect at the time of grant. Estimated forfeitures are based on actual historical pre-vesting forfeitures. The Company has never declared or paid any cash dividends and has no plan to do so. Consequently, an expected dividend yield of zero has been assumed.

Under the terms of the 2007 Incentive Common Share Plan, the Company could at any time at its discretion grant Incentive Common Shares to any eligible person of the Company, any related company, or any member of the Company’s Board of Managers. When any Incentive Common Share was granted under the 2007 Incentive Common Share Plan, the Board of Managers could designate such Share as a profits interest, in which case there would also be determined the Deemed Liquidation Value (as defined below) attributable to such Share. This would reduce the amount otherwise distributable with respect to such Incentive Common Share (on account of a liquidity event or other capital distribution, but not on account of profits from operations of the Company) by the amount of such Deemed Liquidation Value.

The term “Deemed Liquidation Value” was the amount that would be distributed in respect of each Common Share of the Company if none of such Common Shares comprised Incentive Common Shares designated as Profits Interests and the Company sold all of its assets for an amount of cash equal to the gross fair market value thereof on the date of grant, as determined in the reasonable discretion of the Board of Managers, such determination being final, and, after the payment of all of the Company’s liabilities (but with respect to any nonrecourse liability of the Company, only the portion thereof that does not exceed the fair market value, as so determined, of the assets securing such liability) all of the remaining cash were to be distributed to the Members as provided in the LLC Agreement.

If a grantee of an Incentive Common Share ceased to be employed by or otherwise provide services to the Company, no Incentive Common Shares that are then unvested shall become vested following the date of such cessation of employment or provision of services, and their unvested Incentive Common Shares are forfeited back to the Company immediately following such cessation. Upon any such forfeiture, the grantee of the forfeited Incentive Common Shares shall be entitled to receive consideration for such forfeited interests equal only to the amount (if any) paid to the Company for such forfeited interests.

Unless otherwise specified by the Board of Managers and set forth in the applicable participation agreement, Incentive Common Shares granted to an eligible person vest in accordance with the following schedule: (i) as to 33.33% on the first anniversary of the grant, (ii) as to an additional 33.33% on the second anniversary of the grant, and (iii) as to the remaining 33.34% on the third anniversary of the grant. The Board of Managers may also specify such other conditions precedent as it deems appropriate to the vesting of an Incentive Common Share. In the event of a Liquidation Event, then immediately prior to the consummation of the Liquidation Event, all of the outstanding unvested Incentive Common Shares held by such Eligible Person would become vested Incentive Common Shares. If a recapitalization or reorganization of the Company (other than Liquidation Event) occurred, pursuant to which securities of the Company or of another entity were issued with respect to the outstanding Common Shares, an Eligible Person that is a holder of Incentive Common Shares is entitled to receive such securities in exchange for such Incentive Common Shares.

Prior to this offering, we were a private company with no active public market for our securities. Therefore, we determined the estimated per share fair value of our securities at various dates using retrospective and contemporaneous valuations performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, also known as the Practice Aid, for financial reporting purposes. The Practice Aid prescribes several valuation approaches for determining the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to its capital structure.

In accordance with the Practice Aid, we considered the various methods for allocating the enterprise value to our securities to determine their respective fair values at each valuation date. In determining the estimated fair value of our Common Shares and Incentive Common Shares, we used the market approach, in particular the guideline public company and precedent transaction methodologies, to estimate the enterprise value of our Company. The per Common Share and Incentive Common Share value was estimated by allocating the enterprise value using the probability-weighted expected return method, or PWERM, at each valuation date prior to June 30, 2013, and was subsequently estimated by using the option pricing method, or OPM, in each of the contemporaneous valuations dated September 20, 2013 and September 30, 2013. The PWERM was selected for valuations on or before June 30, 2013 based on the availability and the quality of information to develop the assumptions needed for application of the methodology. As of September 20, 2013 we updated our valuation methodology from PWERM to OPM because that methodology was deemed to be more appropriate as we had completed sales of our Series A Preferred Shares to multiple unrelated third parties.

The Company accounts for equity-based transactions with nonemployees in accordance with ASC Subtopic 505-50, Equity—Equity-Based Payments to Non-Employees. All transactions with nonemployees in which goods or services are received in exchange for equity-based instruments are accounted for based on the fair value of the consideration received or the fair value of the equity-based instruments issued, whichever is more reliably measurable. The Company has settled various nonemployee obligations through the issuance of Common Shares. As the value of the services received was more readily determined than the fair value of the securities issued, the Company recorded expense based upon the value of the services received. The value of the Common Shares issued was less than the value recorded as expenses using the fair value of the services.

Warrants – The Company has the following warrants outstanding:

The Medicines Company Warrant – The Medicines Company is entitled to purchase at any time before the earlier of (i) December 31, 2016, (ii) an IPO, or (iii) a Liquidation Event as defined in the warrant, up to 951,777 Common Shares of the Company (See Note 6). The warrant is subject to the same transfer restrictions as the Common Shares in accordance with the LLC Agreement. The warrant does not entitle The Medicines Company to any of the rights of an LLC member. The number and kind of securities purchased upon the exercise of this warrant and the exercise price will be adjusted proportionately based on the occurrence of certain events such as the following: Reclassification or Merger, Subdivision or Combination of Common Shares, Dividends and Other Distributions (See Note 6). The warrants were issued at an exercise price of $7.88 per share and were recorded in equity at fair value upon issuance.

Investor Warrants – Series A Preferred Shares investors and convertible note holders who have converted their debt to Series A Preferred Shares received warrants to purchase Common Shares. Warrants to purchase a total of 516,146 Common Shares were issued at an exercise price of $5.25 per share and an expiration date five years from the date of the grant. (See Note 7) The warrants are subject to the same transfer restrictions as the Common Shares in accordance with the LLC Agreement. The warrants do not entitle the investors to any of the rights of an LLC member. The number and kind of securities purchased upon the exercise of the warrants and the exercise price will be adjusted proportionately based on the occurrence of certain events such as the following: Reclassification or Merger, Subdivision or Combination of Common Shares, Dividends and Other Distributions. (See Note 6). These warrants were recorded in equity at fair value upon issuance.

November 2013 Warrants – On November 12, 2013, in connection with the issuance of promissory notes in the aggregate principal amount of $2,123,000 (described below), the Company also issued warrants to purchase an aggregate of 50,000 Common Shares to David H. Fine, the Company’s Executive Chairman and Chief Scientific Officer and Director, and the JAK Trust, one of the trustees of which is Theo Melas-Kyriazi, our Director. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant. Since the warrants do not have a fixed exercise price they are classified as liabilities until the Company’s initial public offering, pursuant to the FASB guidance contained in ASC 815. Their estimated fair value is determined at each balance sheet date and the change in the estimated fair value of the warrant liability is recorded in the consolidated statement of operations as other income (expense), related parties. The fair value of the warrants was estimated using the Black-Scholes option pricing model using a risk free rate of 1.75%, volatility of 61.2% and an expected term of 4.9 years. The Company’s expected volatility is based on the historic volatility of comparable companies in the industry. The expected life assumption is based on the remaining contractual terms of the warrants. The risk-free rate is based on the zero coupon rates in effect at the time of issuance. The dividend yield used in the pricing model is zero, because the Company has no present intention to pay cash dividends. The fair value of the warrants as of the date of issuance was $128,709. There was no material change in the fair value of the warrants from the date of issuance through December 31, 2013.

January 2014 Warrants – On January 30, 2014, the Company extended the maturity date of the promissory notes from January 31, 2014 to April 30, 2014. In connection with the extension, the Company issued warrants to purchase an aggregate of 50,000 Common Shares to Dr. Fine and the JAK Trust. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant. Since the warrants do not have a fixed exercise price they will be classified as liabilities until the Company’s initial public offering, pursuant to the FASB guidance contained in ASC 815. Their estimated fair value will be determined at each balance sheet date and the change in the estimated fair value of the warrant liability will be recorded in the consolidated statement of operations as other income (expense), related parties.

Accounting for Convertible Notes Payable – The Company accounts for convertible notes payable in accordance with ASC 480-10-25-14. Since the notes are convertible into a variable number of Common Shares based on a fixed monetary value and the conversion right is their predominant feature, the convertible notes payable are accounted for as a liability and reported at fair value at each reporting date. The fair market value is the fixed monetary value of Common Shares into which the notes are convertible. The excess of the amount recognized as a liability for the convertible debt over the proceeds received upon issuance is recognized in other expense as a loss related to the change in fair value of the convertible notes.

The Company estimated the fair value of the convertible notes at the respective balance sheet dates to fairly reflect the economics of the loan agreement in the financial statements. The fair value of the outstanding convertible notes at December 31, 2012, was estimated using the PWERM. The PWERM estimated the value of the convertible notes, including the embedded conversion and contingent warrant features, considering an analysis of future values for the enterprise assuming various future outcomes. Market approaches are used to determine future values for the enterprise. The future value of the convertible notes under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability-weighted to arrive at an indication of value at each valuation date. As of December 31, 2013, all convertible notes were either repaid or converted into Series A Preferred Shares.

Net Loss Per Share – Basic net loss per share is calculated by dividing the net loss by the weighted-average number of Common Shares outstanding for the period, without consideration for Common Share equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. Dilutive common share equivalents are comprised of convertible notes, Series A Preferred Shares, options to purchase Common Shares and warrants to purchase Common Shares. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

The shares issuable upon the conversion of the convertible notes and the exercise of options and warrants to purchase Common Shares that were excluded from the calculation of diluted net loss per share because their effect would have been antidilutive as follows:

	December 31,
	2012	2013
Earnings per share
Loss available to shareholders	$(10,851,844)	$(11,012,149)

Weighted average shares outstanding—Basic and diluted	16,634,704	16,759,858

Basic and diluted loss per share	$(0.65)	$(0.66)

Shares underlying Convertible Notes outstanding	1,991,007	—
Shares underlying Series A Preferred outstanding	—	3,275,536
Shares underlying stock options outstanding	—	2,573,853
Shares underlying warrants outstanding	951,777	1,517,923

	2,942,784	7,367,312

Unaudited Pro Forma Net Loss Per Share – The following table presents the computation of unaudited pro forma net loss per share (in thousands, except share and per share data):

	December 31,
	2012	2013
Numerator
Net loss and pro forma net loss applicable to common shareholders	$(10,851,844)	$(11,012,149)

Denominator
Shares used to compute net loss per share, basic and diluted	16,634,704	16,759,858
Pro forma adjustment to reflect assumed weighted-average effect of the conversion of Series A Preferred Shares into Common Shares	—	—
Pro forma adjustment to reflect the conversion of Common Shares into common stock in connection with the conversion of the Company from an LLC to a C Corporation	—	—

Shares used to compute pro forma net loss per share, basic and diluted	—	—

Pro forma net loss per share, basic and diluted	—	—

Recent Accounting Pronouncements – In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02), which finalizes the requirements of ASU 2011-05 that were deferred by ASU 2011-12. ASU 2013-02 clarifies how to report the effect of significant reclassifications out of accumulated other comprehensive income. ASU 2013-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2012 and early adoption is permitted. The adoption of ASU 2013-02 did not have a material impact on the Company’s financial statements.

NOTE 2 – CONVERTIBLE NOTES PAYABLE, RELATED PARTIES

Convertible notes payable, related parties (including accrued interest) consist of the following:

	December 31,
	2012	2013
Notes dated July 27, 2010	$9,931,001	$—
Notes dated November 2, 2012	1,444,000	—
MDCO note dated November 19, 2012	2,406,000	—

	13,781,001	—

Less current portion	(13,781,001)	—

Long-term portion	$—	$—

On July 27, 2010, the Company entered into convertible note purchase agreements with certain LLC members, allowing the Company to borrow an aggregate total of up to $5,000,000. A total of $4,993,334 has been advanced to date. On July 30, 2012 and November 2, 2012, the agreements were amended to extend the maturity date from August 31, 2012 to February 1, 2013 and modify the conversion features, as defined in the agreement. On January 29, 2013, the agreements were amended to extend the maturity date to October 31, 2013. The notes had an equity conversion option at a conversion price equal to 80% of the lower of (x) the price of equity securities issued to The Medicines Company pursuant to a license agreement or (y) the price per share of the equity securities issued in the subsequent financing. In the event a new equity financing occurred prior to the maturity date, each loan holder had the option (a) to receive repayment of all or some of their outstanding loan amount and/or (b) to convert all or some of the outstanding loan balance into Common Shares. Each loan holder also had a right to receive a warrant to purchase such number of Common Shares as is equal to the quotient obtained by dividing 20% of the loan holder’s principal amount by the new equity share price, if a new financing occurs. In the event an Extraordinary Transaction, as defined in the agreement, occurs on or before the maturity date and prior to the new equity financing, each purchaser had the option to receive repayment of the outstanding loan amount and/or receive a multiple of the applicable committed principal based upon the value of the transaction as follows (i) 1.5 times the applicable committed principal amount for a transaction valued at $50 million or less; (ii) 5 times the applicable committed principal amount for a transaction valued at $400 million or more; or (iii) a multiple of the applicable committed principal calculated on a linear basis for a transaction valued at more than $50 million and less than $400 million. The notes accrued interest at a rate of 10% annually, compounded, commencing from the date of advance. Unless earlier converted into conversion shares, the outstanding loan amounts and accrued interest were due October 31, 2013.

Since the notes were convertible into a variable number of Common Shares based on a fixed monetary value and the conversion right is their predominant feature, the Company followed the provisions of ASC 480-10-25-14. This guidance requires the notes to be classified as a liability and reported at fair value, which is the fixed monetary value of shares into which the notes are convertible. The excess of the amount recognized as a liability for the convertible debt over the proceeds received upon issuance is recognized in other expense as a loss related to changes in fair value of convertible notes.

In accordance with the convertible note agreement, on September 20, 2013, the July 27, 2010 convertible note holders converted substantially all of their notes and accrued interest balance of $6,357,087 into 1,513,589 Series A Preferred Shares and warrants to purchase 190,091 Common Shares. The fair value of these notes prior to conversion was $8,422,598 which was based upon the fair value of the respective instruments into which the debt is convertible (See Note 7).

On November 2, 2012, the Company entered into convertible note purchase agreements with certain LLC members, allowing the Company to borrow an aggregate total of up to $3,000,000. A total of $785,000 and $1,270,000 have been advanced during the years ended December 31, 2012 and December 31, 2013, respectively. The notes had an equity conversion option at a conversion price equal to 80% of the lower of (x) the price of equity securities issued to The Medicines Company in connection with a license agreement or (y) the price per share of the equity securities issued in the subsequent financing. In the event a new equity financing prior to the maturity date, each loan holder had the option (a) to receive repayment of all or some of the holder’s outstanding loan amount and/or (b) to convert all or some of the outstanding loan balance into Common Shares. Each loan holder also had a right to receive warrants to purchase such number of Common Shares as is equal to the quotient obtained by dividing 20% of the loan holder’s principal amount by the new equity share price, if a new financing occurs. In the event an Extraordinary Transaction, as defined, occurred on or before the maturity date and prior to the new equity financing, each purchaser had the option to receive repayment of the outstanding loan amount and/or receive a multiple of the applicable committed principal based upon the value of the transaction as follows (i) 1.5 times the applicable committed principal amount for a transaction valued at $50 million or less; (ii) 5 times the applicable committed principal amount for a transaction valued at $400 million or more; or (iii) a multiple of the applicable committed principal calculated on a linear basis for a transaction valued at more than $50 million and less than $400 million. The notes accrued interest at a rate of 10% annually, compounded, commencing from the date of advance. Unless earlier converted into Common Shares, the outstanding loan amount and accrued interest are due on October 31, 2013. Accrued interest on the convertible notes, included in the balance, totaled $13,265 at December 31, 2012.

Since the notes were convertible into a variable number of Common Shares based on a fixed monetary value and the conversion right is their predominant feature, the Company followed the provisions of ASC 480-10-25-14. This guidance requires the notes to be classified as a liability and reported at fair value, which is the fixed monetary value of shares into which the notes are convertible. The excess of the amount recognized as a liability for the convertible debt over the proceeds received upon issuance is recognized in other expense as a loss related to changes in fair value of convertible notes.

In accordance with the convertible note agreement, on September 20, 2013, the November 2, 2012 convertible note holders converted their entire note and accrued interest balances of $2,178,818 into 518,758

Series A Preferred Shares and warrants to purchase 78,279 Common Shares. The fair value of these notes prior to conversion was $2,919,601 which was based upon the fair value of the respective instruments into which the debt is convertible (See Note 7).

On November 19, 2012, the Company entered into convertible note purchase agreement with The Medicines Company in the principal amount of $2,000,000 (the “MDCO Note”). This note accrued interest at a rate of 6.25% annually, compounded, commencing from the date of advance. The note balance and related accrued interest at December 31, 2012 totaled $2,023,014 and $23,014, respectively. On November 12, 2013, the Company repaid $2,122,603 to The Medicines Company including principal and accrued interest.

Since the MDCO Note was convertible into a variable number of Common Shares based on a fixed monetary value and the conversion right is their predominant feature, the Company followed the provisions of ASC 480-10-25-14. This guidance requires the MDCO Note to be classified as a liability and reported at fair value, which is the fixed monetary value of shares into which the notes are convertible. The excess of the amount recognized as a liability for the convertible debt over the proceeds received upon issuance is recognized in other expense as a loss related to changes in fair value of convertible notes. On November 12, 2013 this convertible note was satisfied in full with a payment of $2,112,603 for outstanding principal and interest. Upon the extinguishment of this convertible debt, a net gain of $391,616 was recognized in 2013 due to the change in fair value.

NOTE 3 – NOTES PAYABLE, RELATED PARTIES

Notes payable, related parties consist of the following:

	December 31,
	2012	2013
Note dated January 28, 2009	$893,816	$893,816
Notes dated November 12, 2013, net of debt discount of $49,875	—	2,073,125

	893,816	2,966,941

Less current portion	—	2,091,468

Long-term portion	$893,816	$875,473

The Company entered into promissory notes, dated November 12, 2013, in the principal amounts of $1,123,000 and $1,000,000 payable to Dr. Fine and the JAK Trust, respectively. The notes are unsecured, bear interest at an annual rate of 6.25% and the outstanding principal balances plus accrued interest are due on January 31, 2014. In connection with the issuance of these promissory notes, the Company also issued warrants to purchase an aggregate of 50,000 Common Shares to Dr. Fine and the JAK Trust. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant. Since the warrants do not have a fixed exercise price they are classified as liabilities until the Company’s initial public offering, pursuant to the FASB guidance contained in ASC 815. Their estimated fair value is determined at each balance sheet date and the change in the estimated fair value of the warrant liability is recorded in the consolidated statement of operations as other income (expense), related parties. The fair value of the warrant at the date of issuance was recorded as a debt discount and warrant liability in the amount of $128,709. The debt discount is being amortized as additional interest expense through the maturity date of the notes. During the year ended December 31, 2013, $78,834 was amortized as additional interest expense. The unamortized debt discount was $49,875 as of December 31, 2013. The change in the fair value of the warrant liability from the date of issuance through December 31, 2013 was not material.

On January 30, 2014, the Company extended the maturity date of the promissory notes from January 31, 2014 to April 30, 2014. In connection with the extension, the Company issued warrants to purchase an aggregate of 50,000 Common Shares to Dr. Fine and the JAK Trust. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant.

Since the warrants do not have a fixed exercise price they will be classified as liabilities until the Company’s initial public offering, pursuant to the FASB guidance contained in ASC 815. Their estimated fair value will be determined at each balance sheet date and the change in the estimated fair value of the warrant liability will be recorded in the consolidated statement of operations as other income (expense), related parties.

The Company entered into a promissory note, dated January 28, 2009, in the amount of $893,816, payable to an entity owned by a managing member. The note bears interest at 7.49%. The note requires interest only payments until February 2014 and then requires payments of principal and interest over a 20 year period ending in January 2034. The note is secured by a mortgage and security agreement on the Company’s mortgaged property, intangible property, collateral, and rents. The note is subordinated to the notes in the aggregate principal amount of $2,123,000 that the Company issued to Dr. Fine and the JAK Trust.

NOTE 4 – FUTURE MATURITIES OF LONG-TERM DEBT

Future principal maturities of all long-term debt as of December 31, 2013 are as follows:

Year ended December 31,
2014	$2,141,343
2015	21,496
2016	23,162
2017	24,958
2018	26,893
Thereafter	778,964

$3,016,816

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Development and Supply Agreement

In February 2011, the Company entered into a ten year agreement with BioMed Devices, Inc., or BioMed, in which BioMed agreed to assist with design and implementation of, and then manufacture on an exclusive basis the Company’s first-generation products for the delivery of NO. The agreement details the work plan, associated costs, and the process for determining forecasts for future orders. The agreement was terminable due to supply failure, bankruptcy, or material breach. The Company terminated this agreement, effective September 5, 2012, due to material breach.

The Company has entered into other various development and supply agreements that are not individually significant to its business to assist in the development of certain medical devices and to manufacture certain cartridges through January 2015.

Employment Agreements

The Company has employment agreements with certain employees which provide that in the event of their termination or resignation, under certain conditions, the Company may be required to pay severance.

Lease Agreements

In March 2014, the Company entered into a lease agreement for office space in Waltham, Massachusetts. The lease provides for a monthly rent of $7,668 through March 31, 2015. On October 1, 2013, the Company rented additional space for a monthly rent of $800 plus a monthly fee of $150 for additional expenses. Rent expense for the years ended December 31, 2012 and 2013, amounted to $9,360 and $20,700 respectively.

During 2011, the Company entered into a lease agreement with a managing member to rent a condominium in Florida to be used by visiting employees and consultants who live out of state. The lease provided for a monthly rent of $1,550 from May 22, 2011 through May 31, 2012 and then $2,200 through May 31, 2014. Rent expense for the years ended December 31, 2012 and 2013, amounted to $23,150 and $26,400, respectively.

During 2013, the Company entered into a lease agreement to rent a condominium in Florida to be used by visiting employees and consultants who live out of state. The lease provides for a monthly rent of $1,500 from April 4, 2013 to December 4, 2014. Rent expense for the year ended December 31, 2013, amounted to $13,500.

During 2013, the Company entered into a one year lease agreement to rent a condominium in Florida to be used by visiting employees and consultants who live out of state. The lease provides for a monthly rent of $2,000 from October 1, 2013 to September 30, 2014. Rent expense for the year ended December 31, 2013, amounted to $6,000.

Indemnifications

The Company applies the disclosure provisions of FASB ASC Topic 460, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“ASC 460”), to its agreements that contain guarantee or indemnification clauses. The Company provides: (i) indemnifications of varying scope and size to certain investors and other parties for certain losses suffered or incurred by the indemnified party in connection with various types of third-party claims; and (ii) indemnifications of varying scope and size to officers and directors against third-party claims arising from the services they provide to us. These indemnifications give rise only to the disclosure provisions of ASC 460. To date, the Company has not incurred costs as a result of these obligations and does not expect to incur material costs in the future. Accordingly, the Company has not accrued any liabilities in its financial statements related to these indemnifications.

Litigation

From time to time, the Company may be involved in various lawsuits, legal proceedings, or claims that arise in the ordinary course of business. Management does not believe any legal proceedings or claims pending at December 31, 2012 or December 31, 2013, will have, individually or in the aggregate, a material adverse effect on its business, liquidity, financial position or results of operations. Litigation, however, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business.

NOTE 6 – COMMON SHARES

The Company’s common equity securities consist of Common Shares and Incentive Common Shares. Common Shares represent a capital interest in the LLC. Incentive Common Shares are issued in connection with the 2007 Incentive Common Share Plan (See Note 8). Both Common Shares and Incentive Common Shares are subject to the LLC Agreement which sets forth the rights of and restrictions on members, including certain transfer restrictions on the holders of shares. Generally, members will have no voting rights other than those detailed in the LLC Agreement. Other than tax distributions as provided for by the LLC Agreement, distributions are paid at such times as determined solely by the Board of Managers in the order of priority as provided by the LLC Agreement. All Common Shares and Incentive Common Shares are restricted from transfer based on the provisions included in the LLC Agreement.

Employees have received Common Shares and Incentive Common Shares in exchange for compensation and consultants have received Common Shares and Incentive Common Shares in satisfaction of their invoices for services rendered. Shares issued in exchange for compensation and services rendered were $147,725 and $165,434 for years ended December 31, 2012 and 2013, respectively.

On September 20, 2013, all Incentive Common Shares were converted into Common Shares and options to purchase Common Shares (See Note 8).

The Medicines Company Investment – In November 2011, the Company entered into an agreement with The Medicines Company to sell 1,428,572 Common Shares for $7,500,000. As part of this agreement, the Company also issued The Medicines Company a warrant to purchase an additional 951,777 Common Shares at an exercise price ($7.88) and expiration date (earlier of a liquidation event, initial public offering or December 31, 2016) (the “MDCO Warrant”).

The agreement also provided the framework for potential royalty and/or purchase agreements between The Medicines Company and the Company that could have been met and entered into as a result of meeting various milestones with deadlines through 2012. If a royalty and/or purchase agreement could not be met by the deadlines, The Medicines Company agreed to provide the Company a bridge loan with a 12 month maturity date and interest rate at the then prime rate plus 3%. On November 12, 2012, The Medicines Company advised the Company that it would allow its exclusive right to enter into a license agreement with the Company to lapse. The Company entered into a convertible promissory note with The Medicines Company on November 19, 2012 in the principal amount of $2,000,000 which the Company repaid in full on November 12, 2013 (See Note 2). The fair value of each of the instruments issued in the transaction, including the Common Shares and MDCO Warrant, was determined using the PWERM. The gross proceeds from the transaction were allocated to the various instruments based on their relative fair values on the date of the investment. This resulted in $6,738,545 being recorded as the fair value of the Common Shares and $761,455 recorded as the fair value of the MDCO Warrant.

Chief Executive Officer (CEO) Contribution of Capital – For the period of inception through November 2011, Dr. Fine, the majority common share holder and Chief Executive Officer (CEO) at that time, did not take a salary. For this period, the value of his services has been reflected in the statement of operations as an expense and recorded as a contribution of capital. The Company estimated the value of these services based upon the other employees’ compensation and its best estimate of compensation of CEOs of similar companies.

Warrants to Purchase Common Shares – In connection with The Medicines Company investment, the Company issued the MDCO Warrant. In connection with the issuance of Series A Preferred Shares, the Company issued investors the Investor Warrants (See Note 7). The MDCO Warrant and the Investor Warrants are subject to the same transfer restrictions as the Common Shares in accordance with the LLC Agreement. The warrants do not entitle the holder to any of the rights of a LLC member. The number and kind of securities purchased upon the exercise of the warrants and the exercise prices will be adjusted based on the occurrence of certain events such as the following:

Reclassification or Merger – In the case of reclassification or change of securities of the class issuable upon exercise of the warrant, or any merger of the Company with or into another corporation, or any sale of substantially all of the assets of the Company, the Company successor shall duly execute and deliver a new warrant that shall be as nearly equivalent as may be practicable.

Subdivision or Combination of Common Shares – If the Company at any time while a warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares, the exercise price shall be proportionally decreased and the number of Common Shares issuable proportionally increased in the case of a subdivision. The exercise price shall be proportionally increased and the number of Common Shares issuable proportionally decreased in the case of a combination.

Dividends and Other Distributions – If the Company at any time while a warrant remains outstanding and unexpired shall pay a dividend with respect to the Common Shares, the exercise price shall be adjusted from and after the date of determination of unit holders entitled to receive such dividend or distribution, to that price determined by multiplying the exercise price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of Common Shares outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of Common Shares outstanding immediately after such dividend or distribution.

Upon each adjustment in the exercise price, the number of Common Shares purchasable shall be adjusted to the product obtained by multiplying the number of Common Shares purchasable immediately prior to such adjustment in the exercise price by a fraction, the numerator of which shall be the exercise price immediately prior to such adjustment and the denominator of which shall be the exercise price immediately thereafter.

November 2013 Warrants – On November 12, 2013, in connection with the issuance of promissory notes in the aggregate principal amount of $2,123,000 (described below), the Company also issued warrants to purchase an aggregate of 50,000 Common Shares to Dr. Fine and the JAK Trust. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant. Since the warrants do not have a fixed exercise price they are classified as liabilities until the Company’s initial public offering, pursuant to the FASB guidance contained in ASC 815. Their estimated fair value is determined at each balance sheet date and the change in the estimated fair value of the warrant liability is recorded in the consolidated statement of operations as other income (expense), related parties. The fair value of the warrants was estimated using the Black-Scholes option pricing model using a risk free rate of 1.75%, volatility of 61.2% and an expected term of 4.9 years. The Company’s expected volatility is based on the historic volatility of comparable companies in the industry. The expected life assumption is based on the remaining contractual terms of the warrants. The risk-free rate is based on the zero coupon rates in effect at the time of issuance. The dividend yield used in the pricing model is zero, because the Company has no present intention to pay cash dividends. The fair value of the warrants as of the date of issuance was $128,709. There was no material change in the fair value of the warrants from the date of issuance through December 31, 2013.

January 2014 Warrants – On January 30, 2014, the Company extended the maturity date of the promissory notes from January 31, 2014 to April 30, 2014. In connection with the extension, the Company issued warrants to purchase an aggregate of 50,000 Common Shares to Dr. Fine and the JAK Trust. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant. Since the warrants do not have a fixed exercise price they will be classified as liabilities until the Company’s initial public offering, pursuant to the FASB guidance contained in ASC 815. Their estimated fair value will be determined at each balance sheet date and the change in the estimated fair value of the warrant liability will be recorded in the consolidated statement of operations as other income (expense), related parties.

NOTE 7 – SERIES A PREFERRED SHARES

Series A Preferred Shares may be issued to any Person for any such consideration as the Board of Managers may determine from time to time. In 2013, the Company issued 3,275,536 Series A Preferred Shares. Of this total, 1,210,392 shares were sold at a purchase price $5.25 per share for cash, 2,032,347 shares were issued at a conversion price of $4.20 per share for the redemption of convertible notes according to the terms of the original Convertible Promissory Note Agreements (See Note 2), 28,540 shares were issued at a purchase price of $5.25 per share to employees in exchange for compensation and to consultants in satisfaction of their invoices for services rendered, and 4,257 shares were issued at a value of $5.25 per share in exchange for accrued interest on funds or services tendered to the Company in advance of September 20, 2013. Shares issued for services, compensation, or interest, were recorded at their fair value of $5.25 per share.

The Series A Preferred Shares are convertible at the option of the holder at any time into Common Shares at a conversion price equal to $5.25. The Series A Preferred Shares will be automatically converted into Common Shares, at the then applicable conversion price, in the event of an underwritten public offering of Common Shares. The holders of the Series A Preferred Shares will be protected from the dilutive effect of certain events including capital restructurings, mergers, acquisitions, consolidations, share dividends, share splits, etc., and sales of shares for less than $5.25. For any share offering at less than $5.25, the conversion price will be adjusted on a full ratchet basis. Investors are required to become members of the Company and enter into the LLC Agreement, which establishes the rights and obligations of the Series A Preferred Shares, and contains restrictions on transfers of shares and drag-along provisions. In the case of a liquidation event other than an underwritten public offering of Common Shares, the Series A Preferred Shares would receive an amount equal to the original purchase price of $5.25 plus any pro-rata proportion of the liquidation proceeds after payment of all other preferences with respect to the other shares. As of December 31, 2013, the Series A Liquidation Preference is $17,196,564 plus any additional pro-rata value as described above.

In connection with the Series A Preferred Shares investment, the Company granted warrants to purchase 516,146 Common Shares (the “Investor Warrants”). The Investor Warrants have an exercise price of $5.25 per share and expire upon the earlier of a Liquidation Event as described in the LLC Agreement or September 20, 2018.

At the time of conversion, the convertible notes had a value of $11,342,199 which consisted of the value of the Series A Preferred Shares of $10,669,822 and the value of the warrants of $672,377. The Investor Warrants were valued using the Black-Scholes option-pricing valuation model using the following key assumptions:

Expected term	5 years
Expected volatility	61.5%
Dividend yield	0.0%
Risk-free interest rate	1.5%
Weighted-average grant-date fair value per share	$2.51

With respect to the new Series A Preferred Shares and Investor Warrants that were issued, the Company allocated the proceeds of $6,526,742 to each of the instruments based on their relative fair value. This resulted in $5,960,057 being recorded as the value of the Series A Preferred Shares and $566,685 being recorded as the value of the warrants. The Company assessed the appropriate accounting treatment for the Investor Warrants issued in conjunction with the converted debt and new Series A Preferred Shares investment. The Company determined the Investor Warrants met all of the criteria for equity classification as they were not liabilities and did not meet the definition of a derivative.

Upon the issuance of the Series A Preferred Shares, the Company determined the Series A Preferred Shares are not within the scope of ASC 480, “Distinguishing Liabilities From Equity” (“ASC 480”). Therefore, the Series A Preferred Shares were not considered a liability under ASC 480.

In accordance with FASB ASC 815, “Derivatives and Hedging” (“ASC 815”) it was determined that the embedded conversion feature met the definition of a derivative. The Company believes that the Series A Preferred Shares are an equity host for the purposes of assessing the embedded conversion option for potential bifurcation. The Company concluded that the conversion option feature is clearly and closely related to the preferred share host. As such, the conversion feature did not require bifurcation under ASC 815.

In accordance with FASB ASC 470, “Debt with Conversion Features and Other Options” (“ASC 470”), it was determined whether there was a beneficial conversion feature (“BCF”) associated with this issuance. The BCF compares the carrying value of the preferred stock after the value of any derivatives has been allocated from the proceeds to the transaction date value of the number of shares of common stock that the holder would receive upon conversion. The calculation resulted in a BCF of $144,001. The BCF was recorded as additional paid-in-capital.

Topic No. D-98, “Classification and Measurement of Redeemable Securities”, provides required analysis to be performed when evaluating classification and requires classification outside of permanent equity when mandatory redeemable or conditionally redeemable when the occurrence of an event is not solely within the control of the issuer. The Series A Preferred Shares do not contain any explicit redemption rights. However, holders of a majority of the Series A Preferred Shares also have control over the Board of Managers and have the ability to modify terms of the Series A Preferred Shares. As a result, the Company has recorded the Series A Preferred Shares in temporary equity.

NOTE 8 – INCENTIVE COMMON SHARE AND STOCK OPTION AWARDS

On August 7, 2007, the Company adopted the Incentive Common Share Plan (the “2007 Plan”). Under the terms of the 2007 Plan, Incentive Common Shares may be issued for awards and are intended to provide incentives to the managers, officers, employees, consultants, advisors, distributors and suppliers (collectively, “Eligible Persons”) of the Company. The 2007 Plan expires on August 7, 2017 (except as to Incentive Common Shares outstanding on that date). The Board of Managers may terminate or amend the 2007 Plan in any respect at any time.

Incentive Common Shares may be granted under the 2007 Plan at any time on or after the effective date. The date of grant of an Incentive Common Share under the 2007 Plan (“Date of Grant”) will be the date specified by the Board of Managers at the time it makes the grant or such date that is specified in the participation agreement. At the time that any Incentive Common Share is granted under the 2007 Plan, the Board of Managers may designate such share as a profits interest or a not-profits interest.

No holder or grantee of an Incentive Common Share has any right to vote such share in any matter unless and until such share becomes a vested share pursuant to the terms of the 2007 Plan and the relevant participation agreement. In the case of a profits interest, the Board of Managers determines the deemed liquidation value attributable to such share and reduces the amount otherwise distributable with respect to such Incentive Common Share (on account of a liquidity event or other capital distribution, but not on account of profits from operations of the Company) by the amount of the deemed liquidation value, and such designation and deemed liquidation value are reflected in the applicable Participation Agreement. The term “Deemed Liquidation Value” means the amount that would be distributed in respect of each Common Share of the Company if none of such Common Shares comprised Incentive Common Shares designated as profits interests and the Company sold all of its assets for an amount of cash equal to the gross fair market value thereof on the date of grant, as determined in the reasonable discretion of the Board of Managers such determination being final, and, after the payment of all of the Company’s liabilities (but with respect to any nonrecourse liability of the Company, only the portion thereof that does not exceed the fair market value, as so determined, of the assets securing such liability) all of the remaining cash were distributed to the members as provided in Section 6(a) of the LLC Agreement.

Unless otherwise specified by the Board of Managers and set forth in the applicable participation agreement, Incentive Common Shares granted to an eligible person vest in accordance with the following schedule: (i) as to 33.33% on the first anniversary of the grant, (ii) as to an additional 33.33% on the second anniversary of the grant, and (iii) as to the remaining 33.34% on the third anniversary of the grant. The Board of Managers may also specify such other conditions precedent as it deems appropriate to the vesting of an Incentive Common Share.

The profits interest awards are intended to approximate the value of the Company’s Common Shares; however, the Company must earn future profits or appreciate in value after the time of grant in order for the profits interest awards to have value. For each profits interest award, if the fair market value of all equity interests in the Company at the time of conversion of the Company from an LLC to a corporation exceeds the distribution threshold set by the Board of Managers for such award, then upon conversion the holders of the profits interests will be issued Common Shares in amounts determined by dividing such excess by the fair market value of the shares at the time of the conversion. The Incentive Common Share awards have been classified as permanent equity for purposes of ASC Topic 718, as the awards do not provide the grantees the right to require the Company to redeem the underlying shares for cash or an event that is probable of occurrence.

At December 31, 2012, there were 101,437 Incentive Common Shares available for future grants under the 2007 Plan. On September 20, 2013, the Company converted all Incentive Common Shares into 1,055,715 Common Shares and options to purchase 1,974,353 Common Shares. Common Shares were substituted for Incentive Common Shares that were treated as profits interests in proportion to the amount by which $5.25 exceeded the Deemed Liquidation Value. Common Share options, with an exercise price of $5.25, were issued for the difference between the number of Incentive Common Shares existing prior to the substitution and resulting number of Common Shares issued in the substitution. The substituted value of the Common Shares issued was equal to the existing Incentive Common Share value that the members surrendered in all material respects. The options to purchase Common Shares were valued on the date of grant and are being recorded as an expense over the vesting period. The substituted Common Shares and options to purchase Common Shares are subject to the same vesting timeline as specified for each Incentive Common Share grant. As of December 31, 2013, all 1,055,715 Common Shares were vested and options to purchase 827,536 Common Shares were vested.

The grant date fair value of each Incentive Common Share that was treated as a profits interest was prepared utilizing the PWERM. Under the PWERM methodology, the fair market value is estimated based upon an analysis of future values for our Company assuming various outcomes. The value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available to us. The future value of the profits interest awards under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability-weighted to arrive at an indication of value for the award.

The grant date fair value for each Incentive Common Share that was not treated as profits interest was determined by the Company’s management, with consideration given to valuation analyses performed by an unrelated third-party valuation specialist. The following table summarizes Incentive Common Shares activity:

	Profits Interests Awards		Not Profits Interests Awards
	Number of Awards	Weighted- Average Fair Value	Number of Awards	Weighted- Average Fair Value
Granted in 2007	445,000	$—

Outstanding at December 31, 2007	445,000	$—
Granted in 2008	237,500	$—

Outstanding at December 31, 2008	682,500	$—
Granted in 2009	537,500	$—

Outstanding at December 31, 2009	1,220,000	$—
Granted in 2010	77,000	$—	16,463	$5.00
Reacquired in 2010	(20,500)	$—	—	$—

Outstanding at December 31, 2010	1,276,500	$—	16,463	$5.00
Granted in 2011	69,800	$0.79	6,505	$5.25
Reacquired in 2011	(20,000)	$—	—	$—

Outstanding at December 31, 2011	1,326,300	$0.04	22,968	$5.07
Granted in 2012	1,688,850	$1.38	—	$—
Reacquired in 2012	(8,050)	$—	—	$—

Outstanding at December 31, 2012	3,007,100	$0.79	22,968	$5.07
Granted in 2013	—	$—	—	$—
Converted in 2013	(3,007,100)	$—	(22,968)	$—

Outstanding at December 31, 2013	—		—

Vested or expected to vest at December 31, 2013	—		—

The following table summarizes certain information regarding the Incentive Common Shares activity as of December 31, 2012 and December 31, 2013:

	Profits Interests	Not Profits Interests
As of December 31, 2012:
Weighted-average grant date fair value per share for shares granted during the year	$1.38	$—
Fair value of shares vested during the year / Compensation expense	$427,075	$—
Unrecognized compensation cost	$1,948,379	$—
Weighted-average period over which unrecognized compensation cost is to be recognized (in years)	1.78	—

As of December 31, 2013
Weighted-average grant date fair value per share for shares granted during the period . . . .	$—	$—
Fair value of shares vested and accelerated during the period / Compensation expense	$1,948,379	$—
Unrecognized compensation cost	$—	$—

The Company used the probability-weighted expected return method (PWERM) to estimate the fair value of profits interests awards using various assumptions that require management to apply judgment and make estimates including:

•	the lack of an active public market for any of the Company’s securities;

•	the Company’s efforts to raise capital in the private equity market;

•	the Company’s results of operations, financial position, and the status of the Company’s research and development and regulatory approval efforts;

•	the material risks related to the Company’s business;

•	the Company’s business strategy;

•	the likelihood of achieving a liquidity event for the holders of the Company’s securities, such as an initial public offering or sale of the Company, given prevailing market conditions;

•	the market performance of publicly traded companies in the life sciences and biotechnology sectors, and recently completed acquisitions of companies comparable to the Company;

•	the potential for accelerated timing of an IPO due to the Company’s assessment of the current market conditions for development stage biopharmaceutical companies;

•	the Company’s need to raise interim financing to accelerate operations;

•	the regulatory status of the Company’s products under development; and

•	the need for additional funds to allow the Company to begin preparation for sales and marketing in the EEA.

Forfeitures – The Company reduces compensation expense for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. To date, forfeitures have not been material.

Stock Option Awards – In September 2013, the Company amended its 2007 Plan, to provide for the issuance of options to purchase Common Shares to its employees, members of the Board of Managers, and consultants. Options shall vest 25% annually. One hundred percent (100%) of the Common Shares subject to Options shall become vested if the Optionee maintains a business relationship with the Company or any Related Company (as defined in the Plan) at the time of a Liquidation Event (as defined in the LLC Agreement and as further amended from time to time). No vesting will occur after the Optionee ceases to be employed by or otherwise provide services to the Company. Upon the occurrence of a Termination Event, as defined, unless the Company otherwise agrees in writing with the Optionee, all unvested Common Shares subject to an option shall automatically and without further action of either the Company or the Optionee, be forfeited back to the Company.

The following table summarizes stock option activity:

Common Stock Options	Number of Options	Exercise Price Per Share	Weighted Average Exercise	Weighted Average Remaining	Aggregate Intrinsic
Outstanding, December 31, 2012	—	—	—		—
Granted	2,573,853	5.25	$5.25		$—
Exercised	—	—	—
Canceled	—	—	—
Expired	—	—	—

Outstanding, December 31, 2013	2,573,853	5.25	$5.25	9.73years	$—

Exercisable, December 31, 2013	827,536		$5.25		$—

Vested and expected to vest, December 31, 2013	2,573,853		$5.25		$—

The following table summarizes the weighted-average assumptions used in the Company’s Black-Scholes calculations for the options to purchase Common Shares:

December 31, 2013
Share Price (Fair Value)	$4.91
Exercise Price	$5.25
Risk-free interest rate	1.53%
Expected dividend yield	0.00%
Expected volatility	61.20%
Expected term (years)	6.5-10.0

Forfeitures. The Company reduces stock-based compensation expense for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For all stock options awarded as of December 31, 2013, the Company has estimated there will be no forfeitures based on employee retention. Forfeitures to date have not been material.

Awards issued to Non-employees – Stock options granted to consultants and former employees in the normal course of business for the purchase of common stock are measured at fair value on a recurring basis. As of December 31, 2013, options to purchase 56,667 shares of common stock at a weighted-average exercise price of $5.25 remain unvested.

Incentive Common Share Compensation and Stock Option Compensation Expense – The following table summarizes the allocation of compensation expense for all Incentive Common Shares and options to purchase Common Shares:

	December 31,
	2012	2013
Research and development	$250,153	$2,140,502
General and administrative	176,922	2,407,025

Total	$427,075	$4,547,527

NOTE 9 – RELATED PARTY TRANSACTIONS

Consulting Agreements – The Company has entered into consulting contracts with certain members. The consulting services include all phases of chemistry, engineering, product development, marketing, legal and sales strategy. The contracts set terms for compensation and reimbursements for various expenses. Prior to August 2013, Robert Roscigno, our Executive Vice President, Global Clinical Affairs, received most of his compensation as fees paid to his consulting business, Robert F. Roscigno PhD Consulting, LLC, in accordance with the terms of the consulting agreement between the two parties, dated as of July 10, 2012. Pursuant to the consulting agreement, we paid fees at an annual rate of $328,850 to Dr. Roscigno and reimbursed reasonable and necessary business-related expenses. Total consulting fees (exclusive of expense reimbursement) paid by us to Dr. Roscigno were $310,914 and $211,567 for the years ended December 31, 2012 and 2013, respectively. Beginning in August 2013, Dr. Roscigno became an employee of the Company.

Related Party Debt – Included in Notes 2 and 3 are the terms of debt agreements with related parties.

Related Party Lease Agreements – Included in Note 5 are the terms of lease agreements with related parties.

Related Party Warrants – The Company entered into promissory notes, dated November 12, 2013, in the principal amounts of $1,123,000 and $1,000,000 payable to Dr. Fine and the JAK Trust, respectively. In connection with the issuance of these promissory notes, the Company also issued warrants to purchase an aggregate of 50,000 Common Shares to Dr. Fine and the JAK Trust. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant.

On January 30, 2014, the Company extended the expiration of the promissory notes from January 31, 2014 to April 30, 2014. In connection with the extension, the Company issued warrants to purchase an aggregate of 50,000 Common Shares to Dr. Fine and the JAK Trust. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant.

Related Party Advances – Prior to the September 20, 2013 Series A Preferred Share investment, several existing LLC members advanced the Company funds at an interest rate of ten percent (10%) with the understanding the loan balances together with the accrued interest, would be converted to equity in the Company on the terms and conditions of the new equity investment at the time the new equity investment was completed. In connection with the new equity financing of Series A Preferred Shares on September 20, 2013, $1,323,611 of advances and $22,423 of accrued interest was invested in return for 256,383 Series A Preferred Shares and 50,421 Common Share Warrants.

NOTE 10 – EMPLOYEE BENEFIT PLAN

On December 13, 2013, the Company entered into a defined contribution retirement plan, or the Retirement Plan, which qualifies under Section 401(k) of the Internal Revenue Code, or the IRC. Under the Retirement Plan, employees meeting certain requirements may elect to contribute a percentage of their salary up to the maximum allowed by the IRC. The Company does not currently match any portion of participant contributions but may do so in the future. The Company contributed $0 for the year ended December 31, 2013.

NOTE 11 – BALANCE SHEET DETAILS

Property and Equipment – The following table summarizes major classes of property and equipment:

	December 31,
	2012	2013
Land	$325,222	$325,222
Building	578,578	578,578
Equipment	252,124	334,754
Computer hardware and software	108,743	115,460
Telephone equipment	58,873	58,873
Furniture	24,915	27,069

	1,348,455	1,439,956
Less accumulated depreciation	(250,340)	(358,449)

Property and equipment, net	$1,098,115	$1,081,507

Depreciation expense was $94,577 and $108,108 for the years ended December 31, 2012 and 2013, respectively.

Accrued Expenses – Accrued expenses consist of the following:

	December 31,
	2012	2013
Accrued consulting and subcontractor fees	$55,621	$206,800
Accrued professional fees	174,880	205,000
Accrued and other operating expenses	206,347	152,760
Accrued payroll and related taxes	164,709	275,267

Total accrued expenses	$601,557	$839,827

NOTE 12 – INCOME TAXES

The impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company has evaluated its filing positions in all federal and state jurisdictions where it is required to file income tax returns. Based on the evaluation of the Company’s tax positions, management believes all positions taken would be upheld under an examination. Therefore, no provision for the effects of uncertain tax positions has been recorded for the years ended December 31, 2012 or December 31, 2013.

Currently, the 2009, 2010, 2011, 2012 and 2013 tax years are open and subject to examination by the Internal Revenue Service, Florida Department of Revenue and several other state jurisdictions where the Company is required to file. However, the Company is not currently under audit nor has the Company been contacted by any of these jurisdictions.

The Company’s practice is to recognize interest and/or penalties related to income tax matters as income tax expense. The Company has no accruals for interest or penalties on its accompanying balance sheets as of December 31, 2012 and 2013, and has not recognized interest and/or penalties in its statements of operations for the years ended December 31, 2012 and 2013.

NOTE 13 – FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and December 31, 2013:

	December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Description
Assets:
Cash and cash equivalents	$2,076,499	$2,076,499	$—	$—
Liabilities:
Fair value of convertible notes	$13,781,001	$—	$—	$13,781,001

	December 31, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Description
Assets:
Cash and cash equivalents	$1,541,390	$1,541,390	$—	$—
Liabilities:
Fair value of related party warrants	$128,709	$—	$128,709	$—

A reconciliation of the beginning and ending Level 3 liabilities for the years ended December 31, 2012, and December 31, 2013 is as follows:

Fair Value Measurements using significant Unobservable Inputs (Level 3)
Balance at January 1, 2012	$8,062,000
Add: Issuance of convertible notes at initial fair value	2,785,000
Add: Accrued interest	577,164
Add: Change in the estimated value of the convertible notes	2,356,837

Balance at December 31, 2012	13,781,001

Add: Issuance of convertible notes at initial fair value	1,270,000
Add: Accrued interest	623,050
Less: Repayment of note and related accrued interest	(2,127,029)
Less: Conversion of convertible notes and related accrued interest	(11,342,199)
Less: Change in the estimated fair value of the convertible notes	(2,204,823)

Balance at December 31, 2013	$—

Cash and cash equivalents are measured at fair value on a recurring basis. As of December 31, 2012 and December 31, 2013, cash equivalents are classified within the Level 1 designation as noted above. The carrying amount of cash equivalents approximates fair value and was determined based upon Level 1 inputs. Cash equivalents primarily consisted of funds held in a money market account.

The Company estimated the fair value of the convertible notes at the respective balance sheet dates to fairly reflect the economics of the loan agreement in the financial statements. The fair value of the outstanding convertible note agreements at December 31, 2012 are estimated using the PWERM using Level 3 unobservable inputs. The PWERM estimates the value of the convertible notes, including the embedded conversion and contingent warrant features, considering the possible liquidity scenarios available to the

Company. Market approaches are used to determine enterprise values for each of these liquidity scenarios. The future value of the convertible notes under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability-weighted to arrive at an indication of value at each valuation date.

The Company issued warrants in 2013 in connection with the issuance of promissory notes to related parties. The warrants have an exercise price that will be equal to the initial public offering price and an expiration date five years from the date of the grant. Since the warrants do not have a fixed exercise price they are classified as liabilities until the Company’s initial public offering, pursuant to the FASB guidance contained in ASC 815. The Company’s expected volatility is based on the historic volatility of comparable companies in the industry. The expected life assumption is based on the remaining contractual terms of the warrants. The risk-free rate is based on the zero coupon rates in effect at the time of issuance. The dividend yield used in the pricing model is zero because the Company has no present intention to pay cash dividends. The Company determined that the fair value of our Common Shares for financial reporting purposes at November 12, 2013 and December 31, 2013 was $4.91 per share. The Company used that price in the Black-Scholes option pricing model to estimate the fair value of the warrants.

As of December 31, 2013, the Company does not hold any Level 3 financial instruments. There have been no transfers between Level 1, 2 or 3 during the periods presented.

NOTE 14 – SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events to ensure that this filing includes appropriate disclosure of events both recognized in the December 31, 2013 financial statements and events which have occurred but were not recognized in the financial statements.

In February 2014, the Company sold 477,798 Series A Preferred Shares at $5.25 per share for gross proceeds of $2,508,445. The holders received warrants to purchase up to 95,557 Common Shares at an exercise price of $5.25 per share. As part of this private placement, the Company sold Series A Preferred Shares to the following executive officers and directors, at a price of $5.25 per Series A preferred share:

•	165,437 to David Fine, our Executive Chairman and Chief Scientific Officer, DHAG Holdings, LLC, an entity owned by Dr. Fine, and Angela Fine, his wife;

•	30,224 to Kurt Dasse, our President, Chief Executive Officer and Director;

•	228,571 to Theo Melas-Kyriazi, our Director, and Corde Inc., an entity controlled by Mr. Melas-Kyriazi, our Director.

On April 3, 2014, the Company’s board of managers authorized management to enter into amendments to all of the Company’s then outstanding option agreements to change the exercise price per share of these options to be the lower of $5.25 and the initial public offering price of the Company’s common stock.

             Shares

Common Stock

PRELIMINARY PROSPECTUS

                    , 2014

Jefferies	Stifel

Canaccord Genuity

Through and including                     , 2014 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than estimated underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Securities and Exchange Commission registration fee		$6,440
Financial Industry Regulatory Authority, Inc. filing fee		*
NASDAQ Global Market listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue sky fees and expenses		*
Transfer agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total expenses	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of the Registrant, the Registrant’s executive officers and directors, and indemnification of the underwriters by the Registrant for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

The Registrant maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding common shares, Series A preferred shares, incentive common shares, convertible notes and warrants issued by us within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Also included is the consideration, if any, received by us for such common shares, incentive common shares, Series A preferred shares, convertible notes, warrants and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Common Shares Issuances

From March 16, 2012 to June 30, 2013, we issued and sold 1,720,946 common shares for an aggregate purchase price of $9,034,967 to 30 investors for cash.

No underwriters were involved in the foregoing sales of equity securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to the transactions by an issuer not involving a public offering, to the extent an exemption from such registration was required.

(b) Incentive Common Shares and Options Issuances

From January 19, 2011 through June 30, 2013, we issued 1,761,105 incentive common shares to employees, directors and consultants pursuant to our 2007 Incentive Common Share Plan, as amended (our “2007 Plan”). These incentive common shares were issued as “profits interests” with a distribution threshold of $5.25 per share.

On September 20, 2013, our board of managers substituted each issued and outstanding incentive common share under our 2007 Plan that qualified as a “profits interest” for (i) a number of common shares that do not qualify as “profits interests” and (ii) options to purchase a number of common shares, in each case under our 2007 Plan. As a result of this transaction, we substituted (y) the 3,007,100 issued and outstanding incentive common shares that qualified as “profits interests” for (x) 1,032,747 common shares that do not qualify as “profits interests” and (ii) options to purchase 1,974,353 common shares with an exercise price of $5.25 per share, in each case under our 2007 Plan.

On September 20, 2013, we issued options to purchase 298,000 common shares with an exercise price of $5.25 per share under our 2007 Plan to 17 of our employees and members of our Board.

On October 1, 2013, we issued options to purchase 300,000 common shares with an exercise price of $5.25 per share to two of our officers and options to purchase 1,500 common shares to an employee with an exercise price of $5.25 per share under our 2007 Plan.

On April 3, 2014, our board of managers authorized our management to enter into amendments to all of our outstanding option agreements to change the exercise price per share of these options to be the lower of $5.25 and the initial public offering price of our common stock.

No underwriters were involved in the foregoing sales of equity securities. The incentive common shares, options and common shares issuable upon the exercise of such options described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(c) Notes Issuances

On July 27, 2010, we entered into a convertible note purchase agreement pursuant to which we issued convertible debt securities with an aggregate amount of $4,993,334 to seven of our shareholders.

On November 2, 2012, we entered into convertible note purchase agreements pursuant to which we issued convertible debt securities with an aggregate amount of $2,055,000 to eight of our shareholders.

On November 19, 2012, we issued a convertible note to The Medicines Company, or MDCO, one of our stockholders, in the amount of $2,000,000.

From June 19, 2013 through August 28, 2013, certain of our employees and consultants provided cash advances to the Company and/or deferred certain liabilities of the Company in the aggregate amount of $1,346,034.

On November 12, 2013, we issued promissory notes to certain of our officers and directors, in the aggregate principal amount of $2,123,000. On January 30, 2014, we extended the maturity date of these promissory notes from January 31, 2014 to April 30, 2014. We expect to repay these promissory notes with the proceeds of this offering.

No underwriters were involved in the foregoing issuances of convertible notes. The securities described in this section (c) of Item 15 were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act, to the extent an exemption from such registration was required.

(d) Series A Preferred Shares Issuance

From September 20, 2013 through February 21, 2014, we issued and sold 3,753,334 Series A preferred shares for an aggregate purchase price of $7,689,183 to 32 investors for cash.

On September 20, 2013, the holders of substantially all of our outstanding convertible notes, including those originally issued in the transactions described in paragraph (c) of this Item 15, elected to convert their notes into 2,032,347 Series A preferred shares at a price of $4.20 per share.

On September 20, 2013, the employees and consultants that provided cash advances and/or deferred liabilities of the Company described in paragraph (c) of this Item 15, elected to convert their respective indebtedness into 256,383 Series A preferred shares at a price of $5.25 per share.

No underwriters were involved in the foregoing sales of equity securities. The securities described in this section (d) of Item 15 were issued to investors in reliance upon an exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to the transactions by an issuer not involving a public offering, to the extent an exemption from such registration was required.

(e) Warrant Issuances

On November 28, 2011, we issued 1,428,572 of our common shares to The Medicines Company for $7,500,000. This issuance is included in the issuances of common shares described in paragraph (a) of this Item 15. In connection with this issuance of common shares to The Medicines Company, for no additional consideration, we also issued a warrant to purchase 951,777 of our common shares to The Medicines Company, with an exercise price of $7.88 per share.

From September 20, 2013 through February 21, 2014, in connection with the issuance of Series A preferred shares described in paragraph (d), we issued warrants to purchase an aggregate of 611,703 of our common shares to the purchasers of our Series A preferred shares, with an exercise price of $5.25 per common share.

On November 12, 2013, in connection with the issuance of promissory notes described in paragraph (c) of this Item 15, we issued warrants to purchase an aggregate of 50,000 shares of our common shares to certain of our officers and directors, with an exercise price equal to the initial public offering price per share. In connection with the extension of the maturity date of these notes in January 2014, we issued warrants to purchase an aggregate of an additional 50,000 shares of our common stock to certain of our officers and directors, with an exercise price equal to the initial public offering price per share.

No underwriters were involved in the foregoing warrant issuances. The securities described in this section (e) of Item 15 were issued to the investor in reliance upon an exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act, to the extent an exemption from such registration was required.

All of the securities described in paragraphs (a), (b), (c), (d) and (e) of this Item 15 are deemed restricted securities for purposes of the Securities Act. To the extent such securities are represented by certificates, all such certificates included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

EXHIBIT NUMBER	DESCRIPTION OF THE DOCUMENT

1.1+	Form of Underwriting Agreement.

2.1+	Plan of Conversion.

3.1+	Ninth Amended and Restated Limited Liability Company Agreement of the Registrant.

3.2+	Form of Certificate of Incorporation of the Registrant.

3.3+	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.4+	Form of Bylaws of the Registrant.

4.1#	Convertible Note Purchase Agreement dated as of July 27, 2010, by and among GeNO LLC and the investors thereto.

4.2#	Amendment to Convertible Note Purchase Agreement dated as of July 30, 2012, by and among GeNO LLC and the investors to the Convertible Note Purchase Agreement (as amended) dated as of July 27, 2010.

4.3#	Amendment to Convertible Note Purchase Agreement dated as of November 2, 2012, by and among GeNO LLC and the investors to the Convertible Note Purchase Agreement (as amended) dated as of July 27, 2010.

4.4#	Amendment to Convertible Note Purchase Agreement dated as of January 29, 2013, by and among GeNO LLC and the investors to the Convertible Note Purchase Agreement (as amended) dated as of July 27, 2010.

4.5#	Form of Convertible Promissory Note under the Convertible Note Purchase Agreement (as amended) dated as of July 27, 2010, by and among GeNO LLC and the investors thereto.

4.6#	Convertible Note Purchase Agreement dated as of November 2, 2012, by and among GeNO LLC and the investors thereto.

4.7#	Amendment to Convertible Note Purchase Agreement dated as of January 29, 2013, by and among GeNO LLC and the investors to the Convertible Note Purchase Agreement (as amended) dated as of November 2, 2012.

4.8#	Form of Convertible Promissory Note under the Convertible Note Purchase Agreement (as amended) dated as of November 2, 2012, by and among GeNO LLC and the investors thereto.

4.9#	Letter Agreements dated as of June 19, 2013 and August 12, 2013, by and between GeNO LLC and DHAG Holdings, LLC.

4.10#*	Letter Agreements dated as of June 19, 2013 and August 12, 2013, by and between GeNO LLC and David H. Fine.

EXHIBIT NUMBER	DESCRIPTION OF THE DOCUMENT

4.11#*	Letter Agreements dated as of June 19, 2013 and August 12, 2013, by and between GeNO LLC and Kurt A. Dasse.

4.12#	Promissory Note issued to The Medicines Company dated as of November 19, 2012.

4.13#	Amended and Restated Investor Rights Agreement dated as of November 12, 2013, by and among GeNO LLC, The Medicines Company, David Fine, Pieto LLC and DHAG Holdings, LLC.

4.14#	Warrant to purchase up to 951,777 Common Shares of GeNO LLC issued to The Medicines Company dated as of November 29, 2011.

4.15#*	Promissory Note issued to David H. Fine dated as of November 12, 2013.

4.16#*	Promissory Note issued to JAK Trust dated as of November 12, 2013.

4.17#*	Warrant to purchase up to 25,000 Common Shares of GeNO LLC issued to David H. Fine dated as of November 12, 2013.

4.18#*	Warrant to purchase up to 25,000 Common Shares of GeNO LLC issued to JAK Trust dated as of November 12, 2013.

4.19+	Specimen Certificate evidencing shares of common stock.

5.1+	Opinion of Choate, Hall & Stewart LLP.

10.1#*	Consulting Agreement dated as of June 4, 2012, by and between GeNO LLC and Robert F. Roscigno PhD Consulting, LLC.

10.2#*	Severance Agreement dated as of November 5, 2012, by and between GeNO LLC and Dr. Kurt Dasse.

10.3#*	Severance Agreement dated as of October 7, 2013, by and between GeNO LLC and Anthony Loumidis.

10.4#*	Severance Agreement dated as of October 7, 2013, by and between GeNO LLC and Farzad Parsaie.

10.5#*	Severance Agreement dated as of October 7, 2013, by and between GeNO LLC and Robert F. Roscigno.

10.6#*	2007 Incentive Common Share Plan, as amended to date.

10.7#	Form of Participation Agreement.

10.8#	Form of Option Agreement (fully-vested).

10.9#	Form of Option Agreement (partially-vested subject to a three-year vesting schedule).

10.10#	Form of Option Agreement (for former employees and directors).

10.11#	Form of Option Agreement (subject to a four-year vesting schedule).

10.12+*	2014 Equity Incentive Plan.

10.13+	Form of Incentive Stock Option Agreement under the 2014 Equity Incentive Plan.

10.14+	Form of Non-Qualified Stock Option Agreement for directors under the 2014 Equity Incentive Plan.

10.15+	Form of Non-Qualified Stock Option Agreement for officers under the 2014 Equity Incentive Plan.

10.16+	Form of Restricted Stock Award Agreement under the 2014 Equity Incentive Plan.

10.17#	Form of Warrant to purchase Common Shares

EXHIBIT NUMBER	DESCRIPTION OF THE DOCUMENT

10.18#	Form of Subscription Agreement between GeNO LLC and investors party to either the Convertible Note Purchase Agreement (as amended) dated as of July 27, 2010 or the Convertible Note Purchase Agreement (as amended) dated as of November 2, 2012.

10.19#	Form of Subscription Agreement between GeNO LLC and investors.

10.20#	Form of Indemnification Agreement between GeNO LLC and its directors and executive officers.

10.21+	Form of Employee Stock Purchase Plan.

10.22#	Sublease of Portion of Space Located at 45 First Avenue, Waltham, MA by and between GeNO and Pharos, LLC dated August 31, 2012.

10.23#	Lease Agreement by and between GeNO LLC and Redbill, LLC dated as of October 3, 2013.

10.24+	Form of Amendment to Option Agreement.

23.1	Consent of BDO USA, LLP, An Independent Registered Public Accounting Firm.

23.2+	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (included in signature page).

+	To be filed by amendment.
#	Previously filed.
*	Management contract or compensatory plan

(b) Financial Statement Schedules

None.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on the 8th day of April 2014.

GeNO LLC

By:	/s/ Kurt Dasse, Ph.D.
Kurt Dasse, Ph.D.
President, Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Kurt Dasse, Ph.D.* Kurt Dasse, Ph.D.	President, Chief Executive Officer and Manager (Principal Executive Officer)	April 8, 2014

/s/ Anthony Loumidis* Anthony Loumidis	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 8, 2014

/s/ David H. Fine, Ph.D.* David H. Fine, Ph.D.	Executive Chairman and Chief Scientific Officer	April 8, 2014

/s/ Theo Melas-Kyriazi* Theo Melas-Kyriazi	Manager	April 8, 2014

/s/ Steven Shulman* Steven Shulman	Manager	April 8, 2014

* Pursuant to Power of Attorney

By:	/s/ Kurt Dasse, Ph.D.
Kurt Dasse, Ph.D.
President, Chief Executive Officer and Manager

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF THE DOCUMENT

1.1+	Form of Underwriting Agreement.

2.1+	Plan of Conversion.

3.1+	Ninth Amended and Restated Limited Liability Company Agreement of the Registrant.

3.2+	Form of Certificate of Incorporation of the Registrant.

3.3+	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.4+	Form of Bylaws of the Registrant.

4.1#	Convertible Note Purchase Agreement dated as of July 27, 2010, by and among GeNO LLC and the investors thereto.

4.2#	Amendment to Convertible Note Purchase Agreement dated as of July 30, 2012, by and among GeNO LLC and the investors to the Convertible Note Purchase Agreement (as amended) dated as of July 27, 2010.

4.3#	Amendment to Convertible Note Purchase Agreement dated as of November 2, 2012, by and among GeNO LLC and the investors to the Convertible Note Purchase Agreement (as amended) dated as of July 27, 2010.

4.4#	Amendment to Convertible Note Purchase Agreement dated as of January 29, 2013, by and among GeNO LLC and the investors to the Convertible Note Purchase Agreement (as amended) dated as of July 27, 2010.

4.5#	Form of Convertible Promissory Note under the Convertible Note Purchase Agreement (as amended) dated as of July 27, 2010, by and among GeNO LLC and the investors thereto.

4.6#	Convertible Note Purchase Agreement dated as of November 2, 2012, by and among GeNO LLC and the investors thereto.

4.7#	Amendment to Convertible Note Purchase Agreement dated as of January 29, 2013, by and among GeNO LLC and the investors to the Convertible Note Purchase Agreement (as amended) dated as of November 2, 2012.

4.8#	Form of Convertible Promissory Note under the Convertible Note Purchase Agreement (as amended) dated as of November 2, 2012, by and among GeNO LLC and the investors thereto.

4.9#	Letter Agreements dated as of June 19, 2013 and August 12, 2013, by and between GeNO LLC and DHAG Holdings, LLC.

4.10#*	Letter Agreements dated as of June 19, 2013 and August 12, 2013, by and between GeNO LLC and David H. Fine.

4.11#*	Letter Agreements dated as of June 19, 2013 and August 12, 2013, by and between GeNO LLC and Kurt A. Dasse.

4.12#	Promissory Note issued to The Medicines Company dated as of November 19, 2012.

4.13#	Amended and Restated Investor Rights Agreement dated as of November 12, 2013, by and among GeNO LLC, The Medicines Company, David Fine, Pieto LLC and DHAG Holdings, LLC.

4.14#	Warrant to purchase up to 951,777 Common Shares of GeNO LLC issued to The Medicines Company dated as of November 29, 2011.

4.15#*	Promissory Note issued to David H. Fine dated as of November 12, 2013.

4.16#*	Promissory Note issued to JAK Trust dated as of November 12, 2013.

EXHIBIT NUMBER	DESCRIPTION OF THE DOCUMENT

4.17#*	Warrant to purchase up to 25,000 Common Shares of GeNO LLC issued to David H. Fine dated as of November 12, 2013.

4.18#*	Warrant to purchase up to 25,000 Common Shares of GeNO LLC issued to JAK Trust dated as of November 12, 2013.

4.19+	Specimen Certificate evidencing shares of common stock.

5.1+	Opinion of Choate, Hall & Stewart LLP.

10.1#*	Consulting Agreement dated as of June 4, 2012, by and between GeNO LLC and Robert F. Roscigno PhD Consulting, LLC.

10.2#*	Severance Agreement dated as of November 5, 2012, by and between GeNO LLC and Dr. Kurt Dasse.

10.3#*	Severance Agreement dated as of October 7, 2013, by and between GeNO LLC and Anthony Loumidis.

10.4#*	Severance Agreement dated as of October 7, 2013, by and between GeNO LLC and Farzad Parsaie.

10.5#*	Severance Agreement dated as of October 7, 2013, by and between GeNO LLC and Robert F. Roscigno.

10.6#*	2007 Incentive Common Share Plan, as amended to date.

10.7#	Form of Participation Agreement.

10.8#	Form of Option Agreement (fully-vested).

10.9#	Form of Option Agreement (partially-vested subject to a three-year vesting schedule).

10.10#	Form of Option Agreement (for former employees and directors).

10.11#	Form of Option Agreement (subject to a four-year vesting schedule).

10.12+*	2014 Equity Incentive Plan.

10.13+	Form of Incentive Stock Option Agreement under the 2014 Equity Incentive Plan.

10.14+	Form of Non-Qualified Stock Option Agreement for directors under the 2014 Equity Incentive Plan.

10.15+	Form of Non-Qualified Stock Option Agreement for officers under the 2014 Equity Incentive Plan.

10.16+	Form of Restricted Stock Award Agreement under the 2014 Equity Incentive Plan.

10.17#	Form of Warrant to purchase Common Shares

10.18#	Form of Subscription Agreement between GeNO LLC and investors party to either the Convertible Note Purchase Agreement (as amended) dated as of July 27, 2010 or the Convertible Note Purchase Agreement (as amended) dated as of November 2, 2012.

10.19#	Form of Subscription Agreement between GeNO LLC and investors.

10.20#	Form of Indemnification Agreement between GeNO LLC and its directors and executive officers.

10.21+	Form of Employee Stock Purchase Plan.

10.22#	Sublease of Portion of Space Located at 45 First Avenue, Waltham, MA by and between GeNO and Pharos, LLC dated August 31, 2012.

EXHIBIT NUMBER	DESCRIPTION OF THE DOCUMENT

10.23#	Lease Agreement by and between GeNO LLC and Redbill, LLC dated as of October 3, 2013.

10.24+	Form of Amendment to Option Agreement.

23.1	Consent of BDO USA, LLP, An Independent Registered Public Accounting Firm.

23.2+	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1).

24.1#	Power of Attorney (included in signature page).

+	To be filed by amendment.
#	Previously filed.
*	Management contract or compensatory plan